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SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

CTN MEDIA GROUP, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14-c5(g) and 0-11
	1.	Title of each class of securities to which transaction applies: Common Stock, $.03 par value
	2.	Aggregate number of securities to which transaction applies: N/A
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $15,000,000 (the aggregate purchase price of the assets being sold).
	4.	Proposed maximum aggregate value of transaction: $15,000,000
	5.	Total fee paid: $3,000
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

CTN MEDIA GROUP, INC.
3350 Peachtree Road
Suite 1500
Atlanta, Georgia 30326

INFORMATION STATEMENT

INTRODUCTION

        This Information Statement is being furnished to the stockholders of CTN Media Group, Inc., a Delaware corporation ("CTN" or the "Company"), pursuant to the requirements of Regulation 14C under the Securities Exchange Act of 1934, as amended, in connection with an action taken by written consent of the holder of a majority of the outstanding voting stock of CTN. This Information Statement also constitutes notice of action taken without a meeting as required by Section 228 of the Delaware General Corporation Law.

        The written consent referred to herein contains resolutions consenting to the sale of substantially all of CTN's assets, consisting of its College Television Network (the "Network"), to MTV Networks on Campus Inc., a subsidiary of Viacom International Inc., pursuant to the terms of an Asset Purchase Agreement, dated as of September 20, 2002 (the "Purchase Agreement"), among Viacom, MTV Networks and CTN (the "Asset Sale"). The Purchase Agreement is attached to this Information Statement as Annex A. WE URGE YOU TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

        A special committee (the "Special Committee") of CTN's board of directors consisting solely of independent directors recommended that CTN's board of directors approve and declare the advisability of the Asset Sale, the Purchase Agreement and the Voting Agreement (as defined below). CTN's board of directors, by majority vote, in consideration of the advice of the Special Committee, approved the Asset Sale, the Purchase Agreement and the Voting Agreement and determined that the Asset Sale, the Purchase Agreement and the Voting Agreement, are expedient and in the best interests of, CTN and its stockholders and creditors.

        On September 23, 2002, U-C Holdings, L.L.C. ("Holdings"), as holder of approximately 76.7% of CTN's issued and outstanding common stock and as sole holder of CTN's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, representing approximately 90.8% of the total number of shares of voting stock outstanding, delivered to CTN a written consent approving the Asset Sale and the Purchase Agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on September 23, 2002. This Information Statement is first being mailed or delivered to CTN stockholders on or about October    , 2002.

        The proposed Asset Sale will not be consummated until at least twenty days after the mailing of this Information Statement.

The date of this Information Statement is October    , 2002.

MATERIAL INCORPORATED BY REFERENCE	23
ANNEXES:
A Purchase Agreement
B Voting Agreement

SUMMARY TERM SHEET

        This summary term sheet is intended to give you a summary description of the material aspects of the proposed sale of substantially all of our assets as described in this Information Statement. You should review this Information Statement and the annexes to it so that you can gain a more complete understanding of the proposed transaction.

        The following is a summary of the material terms of the Purchase Agreement and the related transactions. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement and in the attached annexes:

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  CTN will sell substantially all of its assets, consisting of the Network, to MTV Networks, a subsidiary of Viacom. See "The Purchase Agreement" beginning on page 9.

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  CTN will receive a total of $15 million in cash from the Asset Sale, subject to certain proration adjustments as of the closing date. See "The Purchase Agreement—Purchase Price" beginning on page 12.

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  Viacom has agreed to provide CTN with a deposit against the purchase price of up to $1.5 million to fund our operating expenses prior to the closing. The deposit is secured by an irrevocable letter of credit for CTN's account from LaSalle Bank, N.A. The irrevocable letter of credit is secured by a subordinated security interest in our assets and a guaranty from Willis Stein & Partners, L.P. ("Willis Stein"), the managing member of Holdings. Venture capital funds affiliated with Willis Stein have the right to purchase from Viacom its rights relating to advances of the purchase price made by Viacom to CTN for a price equal to the amount of the advances plus accrued interest. See "The Purchase Agreement—Deposit" beginning on page 12.

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  CTN has agreed to indemnify Viacom and MTV Networks from losses resulting from any breach of any representation, warranty, covenant or agreement of CTN contained in the Purchase Agreement or any claim by a third party relating to any such breach, subject to an initial threshold of $225,000 for breaches of representations and warranties. CTN's maximum liability in such event will not exceed $15 million. See "The Purchase Agreement—Survival of Representations and Warranties; Indemnification" beginning on page 18.

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  At the closing, $1.2 million of the purchase price will be placed in an escrow to secure CTN's indemnification obligations under the Purchase Agreement. One half of the escrowed amount, after reserves for any pending claims, will be released six months after the closing and the balance of the escrowed amount will be released one year after the closing, subject to any then pending claims. See "The Purchase Agreement—Ancillary Agreements" beginning on page 19.

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  The Purchase Agreement may be terminated at any time prior to the closing date under certain circumstances by either CTN or Viacom, or by mutual written consent of CTN and Viacom. See "The Purchase Agreement—Termination" beginning on page 17.

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  Unless the Purchase Agreement is terminated pursuant to its terms, the closing of the transactions contemplated in the Purchase Agreement is expected to occur in the fourth quarter of 2002, approximately 20 days after the date of this Information Statement, or as promptly as practicable thereafter after the various conditions set forth in the Purchase Agreement have been satisfied or waived. See "The Purchase Agreement—Closing Conditions" beginning on page 15.

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  Contemporaneously with the execution of the Purchase Agreement, each of Holdings and Willis Stein entered into a Voting Agreement (the "Voting Agreement") with Viacom and MTV Networks, which provides, among other things, that Holdings will vote in favor of the Asset Sale and will not vote in favor of any transaction that will impede or delay the consummation of the Asset Sale. See "The Purchase Agreement—Ancillary Agreements" beginning on page 19.

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  Pursuant to its obligations under the Voting Agreement, Holdings delivered to CTN on September 23, 2002 a written consent adopting and approving the Asset Sale and the Purchase

    Agreement. As a result, the Asset Sale and the Purchase Agreement were adopted and approved by the requisite number of outstanding shares of voting stock of CTN and, accordingly, no other vote of any other stockholder is required to adopt and approve the Asset Sale and the Purchase Agreement.

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  CTN intends to use a portion of the proceeds from the proposed sale of the Network to repay secured indebtedness of $5 million owed by CTN to LaSalle Bank, N.A. Additionally, a portion of the proceeds will be used to repay secured indebtedness and accrued interest to Holdings under its bridge loan facility, estimated to be approximately $6,568,000 as of October 31, 2002. The remainder of the proceeds received by CTN will be used to pay transaction expenses and to repay its remaining obligations to creditors to the extent funds are available to do so. Based on current estimates, CTN does not believe there will be any funds available for distribution to preferred stockholders. CTN's common stockholders will not receive any proceeds from this transaction. See "Use of Proceeds" beginning on page 7.

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  CTN has not yet determined what its strategic direction will be following the consummation of the Asset Sale and is considering the following options: (i) winding down its business and dissolving, or (ii) filing for bankruptcy protection. At this time, CTN cannot predict which (if any) of these options it will pursue. See "The Asset Sale—Plans After the Asset Sale" beginning on page 7.

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  CTN directors affiliated with Willis Stein may be deemed to have a substantial interest in the completion of the Asset Sale and the use of a portion of the proceeds to repay CTN indebtedness to Holdings. In addition, CTN officers may be deemed to have a substantial interest in the completion of the Asset Sale based on the salary, severance and other benefits payable by CTN to such persons. See "The Asset Sale—Interests of Certain Persons" beginning on page 8.

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  Under Delaware law, the corporate actions described in this Information Statement will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares. See "The Asset Sale—No Appraisal Rights" beginning on page 9.

THE COMPANY

        CTN is a targeted media company specializing in reaching young adults. CTN commenced operations in January 1991. As of June 30, 2002, CTN operated properties in network television and online media.

        At the beginning of 2001, CTN operated in television, magazine, newspaper and online sectors. In July 2001, CTN sold Armed Forces Communications, Inc., a New York corporation doing business as Market Place Media ("MPM"), a media placement and promotion specialist in the college, military and minority segments. In April 2001, CTN published its last issue of Link Magazine, at which time the magazine was put on an indefinite hiatus. In April 2001, CTN integrated the Wetair.com website into Collegetelevision.com, and in January 2002, Wetair.com, L.L.C. was merged into CTN. In addition, on July 31, 2001, CTN ceased operations of iD8 Marketing, its Atlanta-based advertising agency. As a result, prior to the completion of the Asset Sale, CTN's remaining properties are College Television Network and its related website Collegetelevision.com.

        The Network is a proprietary commercial satellite television network that operates on college and university campuses across the United States. Its single-channel television system is placed free of charge in campus public venues, including dining facilities and student unions. The Network broadcasts music, news, information and entertainment programming. As of June 30, 2002, the Network was

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installed or contracted for installation in approximately 1,706 locations at approximately 757 colleges and universities. CTN sells advertising on the Network as its sole source of revenue.

        CTN's principal executive offices are located at 3350 Peachtree Road, Suite 1500, Atlanta, Georgia 30326 and our telephone number is 404-256-9630. Atlanta is where most of our administrative functions are handled. CTN maintains sales offices in New York, Chicago and Los Angeles.

APPROVAL OF THE SALE

        The Special Committee recommended that CTN's board of directors approve and declare the advisability of the Asset Sale, the Purchase Agreement and the Voting Agreement. CTN's board of directors, by majority vote, in consideration of the advice of the Special Committee, approved the Asset Sale, the Purchase Agreement and Voting Agreement and determined that the Asset Sale, the Purchase Agreement and the Voting Agreement, are expedient and in the best interests of, CTN and its stockholders and creditors.

        Section 271 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved by stockholders holding a majority of the shares entitled to vote thereon. Pursuant to our Amended and Restated Certificate of Incorporation, in order to effect a sale of all or substantially all of our assets, we must also obtain the prior written consent of (i) a majority of the voting power of the outstanding shares of CTN's common stock and preferred stock (voting as a single class), (ii) the holders of a majority of the outstanding shares of CTN's Series A Convertible Preferred Stock and (iii) the holders of a majority of the outstanding shares of CTN's Series B Convertible Preferred Stock. Each share of common stock is entitled to one vote per share and each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, when voting as separate classes, is entitled to one vote per share.

        As of September 23, 2002, the record date for this transaction, CTN had outstanding approximately (a) 2,514,397 shares of Common Stock, (b) 2,176,664 shares of Series A Convertible Preferred Stock and (c) 266,666 shares of Series B Convertible Preferred Stock, of which Holdings owned (i) 1,929,435 shares of Common Stock, (ii) all of the shares of Series A Convertible Preferred Stock and (iii) all of the shares of Series B Convertible Preferred Stock, representing in the aggregate approximately 90.8% of the total number of shares of voting stock outstanding.

        On September 23, 2002, Holdings executed and delivered to CTN its written consent approving and adopting the Asset Sale and the Purchase Agreement. As a result, the Asset Sale and the Purchase Agreement were approved and adopted by (i) a majority of the shares of CTN's voting stock as required by Section 271 of the DGCL and CTN's Amended and Restated Certificate of Incorporation and (ii) by a majority of the outstanding shares of Series A Convertible Preferred Stock and a majority of the outstanding shares of Series B Convertible Preferred Stock as required by CTN's Amended and Restated Certificate of Incorporation. Accordingly, no vote of any other stockholder is necessary to approve and adopt the Asset Sale and the Purchase Agreement and, therefore, we are not soliciting stockholder votes.

        Subject to the terms and conditions of the Purchase Agreement, it is contemplated that the Asset Sale will be consummated no earlier than twenty (20) days after the mailing of this Information Statement and following satisfaction or waiver of the conditions contained in the Purchase Agreement. See "The Purchase Agreement—Closing Conditions."

        This Information Statement is first being mailed to stockholders on or about October    , 2002.

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THE ASSET SALE

General

        Under the Purchase Agreement, CTN will sell substantially all of its assets, consisting of the Network, to MTV Networks, a subsidiary of Viacom. The purchase price for the purchased assets is $15 million plus the assumption of certain liabilities and subject to certain proration adjustments. See "The Purchase Agreement—Purchase Price."

The Network

        We believe the Network to be the largest college and university private commercial television network in the United States. The Network is transmitted via satellite to many of the nation's largest colleges and universities, including among others: The Ohio State University, the Pennsylvania State University, Arizona State University, New York University, Michigan State University, UCLA, the University of Florida, the University of Washington, Louisiana State University, Georgetown University, Florida State University, the University of Illinois, the University of Maryland, the University of North Carolina, and the University of Arizona.

        The Network's programming of music, news, information and entertainment is viewed on monitors placed in strategic locations throughout the campus site to help ensure exposure and ease of viewership. Each site is equipped with a main processing unit and from one to ten viewing monitors. In order to enhance the flexibility and program diversification of the Network, we utilize a digital video broadcast ("DVB") delivery platform. DVB offers the Network a delivery system that is reliable, cost-efficient and flexible. The DVB delivery platform enables us to expand programming opportunities, as evidenced by the Network's ability to broadcast two distinct channels of programming simultaneously: urban programming and mainstream programming. Through its Transponder Lease Agreement with Public Broadcasting Service, Inc. ("PBS"), we have the capacity to add a third channel for additional Network programming. We also receive customized news and sports programming produced by CNN for the Network through an agreement with Turner Private Networks. The Network airs newscasts twice an hour, with new newscasts being produced twice daily. In 2002, the Network also aired original programming features such as the Gravity Games, Mademoiselle Connections, PC Magazine "First Looks," Pay Dirt, Comic Relief, Backstage Pass and a Network-sponsored Spring Break activity village and events and two concert tours. In 2002, the Network signed agreements with ESPN, The History Channel and Glamour on Campus (replacing Mademoiselle Connections) to broadcast short programming segments.

        The Network's revenue is derived solely from commercial advertising. We presently allot eight minutes of advertising available per hour; however, if sales increase, CTN may increase the amount of advertising up to 16 minutes per hour. We believe the Network is well positioned to offer advertisers a highly targeted and effective way to reach a highly desirable audience: 18 to 24-year-old college and university students with significant disposable income. This demographic group maintains proven attractiveness to national advertisers. The Network's cost per thousand viewers pricing is highly competitive in the industry. National advertisers on the Network during fiscal 2001 included AOL / Time Warner (Warner Bros.); AT&T Corporation; The Andrew Jergens Co. (Biore); Best Buy Company, Inc.; Bristol Meyers Squibb (Clairol); Burger King Corporation; Duckhead Apparel Company, Inc.; Hershey Foods Corporation; Johnson & Johnson; Kellogg Company; K-Swiss, Inc.; Levi Strauss & Co.; New Line Cinema Corporation; Proctor and Gamble Co.; Reebok International; S.C. Johnson & Son Co.; Sony Corporation; Twentieth Century Fox Home Entertainment (News America Group); U.S. Army; Visa International Service Association; The Walt Disney Company; and Wendy's International. Our mix of advertisers on the Network changes from time to time.

        During the current year and the last fiscal year, our strategy regarding the Network has been to expand the number of advertisers on the Network and maintain our existing affiliate base of institutions

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in which the Network is offered. Based on projections from our Fall 2001 Nielsen Media Research study, CTN estimates that the Network reaches 8.2 million college students every week in approximately 1,706 college and university locations.

Background of the Asset Sale

        CTN commenced operations as the College Television Network, Inc. in 1991. Since its inception, CTN has incurred significant operating losses.

        In 1997, Holdings acquired a majority interest in CTN. Including such acquisition, Holdings has invested over $62 million in CTN and has provided an additional $5.915 million of debt financing to CTN as of September 1, 2002. In addition, CTN borrowed approximately $30 million on a secured basis from LaSalle Bank, N.A. and CIBC National Bank. A portion of these funds were used by CTN to acquire MPM for approximately $30 million. A portion of these funds were used to fund operating deficiencies and for capital expenditures related to building the affiliate base of universities in which the Network is installed.

        In October 1997, the Network was installed in approximately 170 universities and had approximately 225 locations at these universities and had total revenue of approximately $2.8 million. In April 2001, at the highest point of its affiliate base, the Network was installed or contracted to be installed in approximately 785 universities and had approximately 1,844 locations. The Network's revenue increased to $13.5 million in 2000. After 2000, the Network's revenue decreased to $8.7 million in 2001 and $4.5 million during the seven months ended July 31, 2002. As of June 30, 2002, the Network was installed or contracted to be installed in 757 universities and had approximately 1,706 locations.

        In September 2000, CTN retained Merrill Lynch to assist it in finding a potential buyer, investor or strategic partner. CTN and Merrill Lynch prepared a detailed offering memorandum for potential suitors. This offering memorandum was distributed to more than 25 persons from November 2000 to January 2001, including Viacom. During this process, there were no offers for CTN as a whole (which included the Network, MPM, Link Magazine, ID8 Marketing and WetAir.com).

        After the process with Merrill Lynch concluded without identifying a potential buyer, investor or strategic partner, CTN attempted to raise funds from various sources, including: (i) CTN stockholders (other than Holdings) who indicated that they may be willing to invest more funds on a preferred basis; (ii) financial institutions who indicated that they might be willing to make loans as subordinated debt, equipment financing or at levels in excess of LaSalle Bank; and (iii) potential strategic partners involved in the media industry. However, after negotiations and due diligence, CTN was unable to consummate any transaction to raise additional funds on reasonably acceptable terms.

        At the beginning of 2001, CTN operated in television, magazine, newspaper and online sectors. In early 2001, CTN decided to focus its operations on the Network, its core business. In April 2001, CTN published its last issue of Link Magazine, which was put on an indefinite hiatus. In July 2001, CTN sold MPM for approximately $28 million and used the proceeds from the sale to repay its indebtedness to CIBC National Bank and a portion of its indebtedness to LaSalle Bank N.A. In addition, on July 31, 2001, CTN ceased operations of iD8 Marketing, its Atlanta-based advertising agency. At the beginning of 2002, CTN's remaining properties were the Network and its related website Collegetelevision.com.

        In November 2001, CTN retained IntraTech Capital, a London-based investment banking firm ("IntraTech"), to assist it in finding an investor or a strategic buyer. Although the primary focus of IntraTech Capital was European investors, IntraTech did have discussions with U.S.-based media companies and U.S. divisions of international media companies. IntraTech also contacted other European, international and U.S. venture capital firms who focused in the media industry to ascertain if they would make an investment in CTN. During this period, CTN entered into discussions with over

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30 media companies and venture capital firms, but received no offers to make investments in or to purchase the Company.

        In February 2002, CTN asked UBS Warburg and RBC Capital Markets to assist it in contacting major media players in the United States to determine if any of them would have an interest in investing in or acquiring the Company. As a result of these inquiries, no interest was expressed by any media company.

        In February 2002, CTN contacted Viacom and shortly thereafter commenced preliminary discussions regarding a sale of the Company. At that time, Viacom began its due diligence investigation of CTN. Between March and September 2002, CTN and its legal representatives met or held discussions with Viacom to negotiate the terms of a potential sale of the Network to Viacom.

        On September 9, 2002, CTN's board of directors established the Special Committee to review and evaluate the proposed sale of the Network to Viacom. Thereafter, the Special Committee reviewed the terms of the proposed sale with CTN and its legal and financial representatives and recommended that CTN's board of directors approve and declare the advisability of the Asset Sale, the Purchase Agreement and the Voting Agreement. CTN's board of directors, by majority vote, in consideration of the advice of the Special Committee, approved the Asset Sale, the Purchase Agreement and Voting Agreement and determined that the Asset Sale, the Purchase Agreement and the Voting Agreement, are fair to, and in the best interests of, CTN and its stockholders and creditors.

        CTN, Viacom and MTV Networks executed the Purchase Agreement on September 20, 2002 and the proposed Asset Sale was publicly announced later that day. In addition, Holdings, Willis Stein, Viacom and MTV Networks executed the Voting Agreement on that date.

Reasons for the Asset Sale

        In reaching its decision to recommend the approval of the Asset Sale and the Purchase Agreement, the Special Committee consulted with its separate legal and financial advisors and considered a number of factors, including the following:

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  Information regarding the financial performance, business operations, capital requirements and future prospects of the Network. The Special Committee reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by Viacom if the Network was not sold. The Special Committee determined that the ability to obtain such value would depend on numerous factors, many of which were speculative or uncertain. These factors included CTN's ability to raise additional financing and whether the Network would be able to generate sufficient revenues in the future to maintain profitability on a consistent basis. In light of these uncertainties, the Special Committee determined that the interests of CTN's stockholders and creditors were better served by the sale of the Network to Viacom.

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  The terms of the Purchase Agreement, including the price, the proposed structure of the transaction, Viacom's financial strength and the fact that financing is not a condition to the Asset Sale.

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  The process engaged in by CTN management and its investment bankers, which included discussions with potential acquirors of the Network or CTN, and the view of the Special Committee that it is unlikely that a superior offer for the Network or CTN would arise and be consummated.

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  Current industry, economic and market conditions in the media industry, including the current slump in advertising spending.

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  CTN's inability after exploring various alternatives to find any acceptable sources of additional financing or strategic partners.

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  The lack of alternatives to the sale of the Network, other than filing for bankruptcy protection, and the Special Committee's belief that the sale of the Network to Viacom represented the highest value CTN could realize from the Network.

        In reaching its decision to approve the Asset Sale, the Purchase Agreement and the ancillary documents, CTN's board of directors consulted with its legal advisors, considered a number of factors, including those considered by the Special Committee, as well as the Special Committee's recommendation that the board approve and declare the advisability of the Asset Sale and the Purchase Agreement.

        The foregoing addresses the material information and factors considered by the Special Committee and the board in their consideration of the Asset Sale, the Purchase Agreement and the ancillary agreements. In view of the variety of factors and the amount of information considered, neither the Special Committee nor the board found it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the Asset Sale, the Purchase Agreement and the ancillary agreements was made after consideration of all of the factors taken as a whole. In addition, individual members of the Special Committee and the board of directors may have given different weights to different factors and may have considered other factors.

Absence of a Fairness Opinion

        Neither the Special Committee nor CTN's board of directors obtained a fairness opinion in connection with the Asset Sale. Nevertheless, the Special Committee and CTN's board of directors believe that the consideration to be received by CTN in the Asset Sale is fair to CTN from a financial point of view. Among other things, notwithstanding extensive efforts to do so, CTN had been unable to locate any other potential buyers of the Network. In addition, at the time of the execution of the Purchase Agreement, CTN was without additional financing to fund its operating expenses and its only other alternatives would have been to shutdown its operations or file for bankruptcy protection. Under either of these alternatives, it is likely that CTN would have realized substantially less value than in the Asset Sale.

Use of Proceeds

        A portion of the proceeds from the proposed Asset Sale will be used by CTN to repay secured indebtedness of $5 million to LaSalle Bank N.A. Additionally, CTN will use a portion of the proceeds to repay secured indebtedness and accrued interest to Holdings under its bridge loan facility, estimated to be approximately $6,568,000 as of October 31, 2002. The remainder of the proceeds received by CTN shall be used to pay creditors and expenses incurred in connection with the Asset Sale to the extent funds are available to do so.

        Based on current estimates, CTN does not believe there will be any funds available for distribution to preferred stockholders. CTN's common stockholders will not receive any proceeds from this transaction. CTN stockholders will retain their equity interest in CTN. The sale will not result in any changes in the rights of CTN's stockholders.

Plans After the Asset Sale

        Upon the completion of the Asset Sale, CTN will have no ongoing business operations. CTN has not yet determined what its strategic direction will be following the consummation of the Asset Sale and is considering the following possible alternatives.

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  Wind Down the Business and Dissolve. CTN may decide to cease all of its operations and seek stockholder approval of a plan of liquidation and dissolution so that we may liquidate all of our remaining assets, pay our known liabilities, distribute any remaining cash on hand and dissolve.

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  Seek Bankruptcy Protection. CTN may elect to seek protection under bankruptcy laws after the closing as a means of liquidating its remaining assets and paying our creditors.

        At this time, CTN cannot predict which (if any) of these options it will pursue. Whichever option CTN ultimately decides to pursue, it anticipates setting aside a portion of the proceeds from the Asset Sale for potential expenses in connection with a wind down of its business.

        CTN's board of directors will have sole authority and discretion with respect to which of the above options or other options it will pursue. Accordingly, except in the case of a distribution as part of a plan of liquidation and dissolution, as required by Delaware law, no additional or subsequent vote of the stockholders will be required to approve any such distribution.

Accounting Treatment

        On the closing date, CTN will remove the Network's assets and assumed liabilities from CTN's consolidated balance sheet and record a gain or loss on the sale of the Network equal to the difference between the net assets disposed of (including related intangibles) and the purchase price received. See "Pro Forma Consolidated Balance Sheet".

Certain Federal Income Tax Consequences

        The following summary of the anticipated federal income tax consequences to CTN of the proposed Asset Sale is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed transactions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these conclusions (possibly with retroactive effect).

        At present, CTN anticipates recognizing a gain for federal income tax purposes on the Asset Sale equal to the difference between the purchase price (less transaction costs) and CTN's tax basis in the assets being sold. The gain will be taxed at CTN's top marginal tax rate. However, CTN anticipates using its prior and any current year net operating losses to offset the gain recognized on the Asset Sale. The Asset Sale may produce tax liability in certain states which may not be offset by CTN's net operating loss carryforwards in those certain states due to recent state statutes limiting the use of such net operating loss carryforwards.

        The Asset Sale will not produce any separate and independent federal income tax consequences to CTN's stockholders.

Interests of Certain Persons

        In addition to paying its secured indebtedness to LaSalle Bank, N.A., CTN intends to use a portion of the proceeds to repay secured indebtedness and accrued interest to Holdings under its bridge loan facility, estimated to be approximately $6,568,000 as of October 31, 2002. CTN intends to use the balance of the proceeds and the net proceeds of any other asset sales and any other funds or assets remaining in CTN to satisfy its obligations to other creditors. If CTN's board thereafter decides to adopt a plan of liquidation and dissolution and such plan is approved by CTN's stockholders as required by Delaware law, any funds remaining after satisfying its obligations to creditors would be paid to Holdings, as the holder of CTN's preferred stock, and then to the holders of CTN's common stock, on a pro rata basis. Based on current estimates, CTN does not believe there will be any funds available for distribution to preferred stockholders. CTN's common stockholders will not receive any proceeds from this transaction. Accordingly Holdings' interest in approving the Asset Sale differs

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significantly from those of other common stockholders because of its bridge loan to CTN and ownership of CTN's preferred stock.

        Concurrently with the execution of the Purchase Agreement, CTN provided a $1,591,125 irrevocable letter of credit from LaSalle Bank, N.A. to Viacom to secure advances made by Viacom to CTN to fund operating expenses in accordance with the terms of the Purchase Agreement. The obligations under this letter of credit were guaranteed by Willis Stein. In addition, in the event the Purchase Agreement is terminated or CTN becomes subject to bankruptcy proceedings, venture capital funds affiliated with Willis Stein have the right to purchase from Viacom its rights relating to advances of the purchase price made by Viacom to CTN pursuant to the Purchase Agreement for a price equal to the amount of the advances plus accrued interest. If and to the extent that either Willis Stein or its affiliated funds are required to make payment under the irrevocable letter of credit and/or elect to purchase the deposit obligations from Viacom, CTN would be obligated to reimburse these parties for such payments, which obligations may be secured by the assets of the Company.

        As described above, CTN intends to use a portion of the proceeds from the sale to repay secured indebtedness and accrued interest to Holdings under its bridge loan facility. The following CTN directors own membership interests of Holdings and may receive distributions from Holdings as a result of CTN's repayment of its bridge loan facility and/or are principals or employees of Willis Stein and may therefore indirectly benefit from the completion of the Asset Sale: Christopher Boehm, Daniel Gill, Hollis Rademacher and Avy Stein.

        CTN is obligated to pay the following officers salary, severance and other benefits as follows: Jason Elkin ($369,444) and Thomas Rocco ($500,000).

No Appraisal Rights

        Under Delaware law, the corporate actions described in this Information Statement will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

THE PURCHASE AGREEMENT

        The following discussion of the material terms and conditions of the Purchase Agreement is qualified in its entirety by reference to the provisions of the Purchase Agreement, which is attached to this Information Statement as Annex A and incorporated herein by reference.

Purchased Assets

        Under the terms of the Purchase Agreement, MTV Networks will purchase from CTN all of its interest in and assets relating to the Network, except for certain excluded assets. The assets to be purchased include, among others:

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  all equipment (excluding the furniture and fixtures in CTN's Atlanta office);

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  all rights under contracts, agreements, leases excluding leases for real property (except the lease to certain premises located in St. Louis, MO), licenses, commitments, sales and purchase orders, and other instruments;

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  specified personal service and employee contracts relating to employees to be hired by MTV Networks after the closing of the Asset Sale ("Transferred Employees");

  •
  all intangible property, including copyrights, patents, trademarks, trade secrets, domain names, computer software and goodwill;

  •
  all insurance proceeds related to the purchased assets;

9

  •
  certain prepaid expenses and deposits, including any deposits under the St. Louis lease described above;

  •
  CTN's program library, books, records, customer lists and sales related materials used in connection with the Network;

  •
  all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets relating to the Network and all licenses and rights in relation thereto;

  •
  all transferable municipal, state and federal franchises, licenses and permits; and

  •
  all of CTN's rights, claims, credits, causes of action or rights to set-off against third parties relating to the purchased assets.

Excluded Assets

        The following assets and properties will be excluded from the assets being purchased:

  •
  rights and obligations of CTN under the stock purchase agreements relating to the purchase of MPM by CTN and the subsequent sale of MPM by CTN;

  •
  specified hosting agreements, program rights agreements, tradeout agreements and employment agreements with certain CTN employees;

  •
  all interest in real property (other than the St. Louis lease described above);

  •
  any intercompany accounts owing by and among, and all agreements between, CTN on the one hand and any of its affiliates on the other hand;

  •
  any assets of any employee plan sponsored by either CTN or any of its affiliates;

  •
  insurance policies relating to the Network and all claims, credits, causes of action thereunder, and all rights to insurance proceeds relating to the excluded assets and excluded liabilities;

  •
  all current assets itemized under miscellaneous receivables as of June 30, 2002;

  •
  all minute books and tax returns;

  •
  all rights of CTN arising under the Purchase Agreement or the ancillary agreements relating thereto and all books, records, files and papers prepared in connection with the Purchase Agreement or the transactions contemplated thereby;

  •
  all cash and cash equivalents;

  •
  CTN's equity interest in and promissory note receivable relating to Omnipod, Inc. and its equity interest in Campus Books, Inc.;

  •
  all accounts receivable; and

  •
  certain other specified agreements and assets.

10

Assumed Liabilities

        MTV Networks agreed to assume the following liabilities:

  •
  liabilities and obligations of CTN under contracts and permits arising with respect to the Network on and after the closing date, except as otherwise excluded;

  •
  all current liabilities for deferred revenue of CTN as of the closing date and certain other specified liabilities and obligations relating to the operation of CTN's business as of the closing date.

Excluded Liabilities

        CTN will retain responsibility for the payment of all of its other liabilities and obligations, including the following:

  •
  any liability or obligation arising prior to the closing, other than deferred revenues;

  •
  any liability or obligation under or with respect to any contract or permit included in the assets purchased by MTV Networks to the extent such liability or obligation was to be discharged prior to the closing;

  •
  any accounts payable and accrued expenses relating to or arising with respect to the Network prior to the closing;

  •
  any liability or obligation for which CTN has already received the partial or full benefit of the asset to which such liability or obligation relates, but only to the extent of such benefit received, other than current liabilities for deferred revenue;

  •
  any liability or obligation for borrowed money, including interest, costs, and fees;

  •
  all capital lease obligations;

  •
  any liability or obligation to the extent relating to or arising out of any of the assets not purchased by MTV Networks;

  •
  any liability or obligation to two specified former stockholders of CTN;

  •
  any intercompany payables;

  •
  any dividends payable as reflected in the balance sheet of CTN and its subsidiaries as of June 30, 2002, and any other amounts of the current and non-current liabilities of the business for dividends payable;

  •
  any environmental liabilities;

  •
  any liability or obligation relating to payroll and related items arising prior to the closing;

  •
  any liability or obligation relating to or arising out of any employee benefit plan other than any liability or obligation relating to personal service or employment contracts relating to transferred employees;

  •
  any liability or obligation relating to or arising out of the lawsuit brought by James Harder against CTN and Holdings and any related actions;

  •
  any tax liability or obligation; and

  •
  any liability or obligation of CTN arising under or relating to the Purchase Agreement or the ancillary agreements or the transactions contemplated thereby.

11

Purchase Price

        The purchase price for the assets being sold pursuant to the Asset Sale is $15 million, payable in cash, plus the assumption of the liabilities to be assumed by MTV Networks as described above. The purchase price is subject to certain proration adjustments as described below.

        The purchase price is subject to adjustment based on the final prorated current assets, final prorated liabilities and final deferred revenue as of the closing. Within sixty (60) days after the closing, MTV Networks is required to prepare and deliver to CTN a settlement statement, exhibiting the proposed pro rata adjustment of assets and liabilities. If CTN agrees to the settlement statement provided by MTV Networks, the purchase price will be adjusted by the amount of the difference between the final prorated assets and liabilities and the amount of the difference between final deferred revenue and collected deferred revenue.

        Any payment owing from MTV Networks to CTN or from CTN to MTV Networks is due within ten (10) business days after the purchase price adjustment has been determined. If CTN delivers a notice of disagreement to the settlement statement, the parties will attempt to resolve the dispute in good faith. If MTV Networks and CTN are unable to resolve their differences, the matter will be submitted to an independent accounting firm for a binding resolution.

Deposit

        Between the date of the Purchase Agreement and the closing, Viacom agreed to fund an aggregate amount up to $1.5 million as a deposit on the purchase price to be paid to CTN. On September 20, 2002, MTV Networks transferred to CTN approximately $450,000 of the $1.5 million. The deposit is subject to the following terms and conditions:

  •
  should the closing occur pursuant to the Purchase Agreement, any amount drawn and outstanding on the deposit as of the closing date, plus interest at 6.75% from the date drawn, will be deducted from the purchase price at closing;

  •
  the deposit may only be used by CTN to fund operating expenses and certain other liabilities specified in the Purchase Agreement. CTN must provide notice no later than five (5) business days and no earlier than two (2) business days prior to the proposed use of the deposit funds and certification indicating that the proposed use conforms to an approved purpose. MTV Networks will be obligated to transfer funds to CTN within one day of receipt of due certification;

  •
  in the event that the Purchase Agreement is terminated, or there is a bankruptcy event, MTV Networks will no longer be obligated to make available to CTN any portion of the deposit, and CTN will be obligated to repay the deposit to Viacom no later than April 30, 2003; and

  •
  to support CTN's repayment obligations, CTN delivered to Viacom an irrevocable standby letter of credit from LaSalle Bank N.A. in favor of Viacom in the amount of approximately $1.6 million. The irrevocable letter of credit is secured by a subordinated security agreement in CTN's assets and a guaranty from Willis Stein.

The Closing

        Subject to the terms of the Purchase Agreement, the closing of the Asset Sale will take place as soon as possible, but in no event later than three business days following satisfaction or waiver of the conditions to the obligations of the parties under the Purchase Agreement or on such other date as the parties mutually agree. It is currently anticipated that the closing will occur in the fourth quarter of 2002.

12

Representations and Warranties

        The Purchase Agreement contains various representations and warranties of CTN regarding the Network and CTN, including, among others, representations and warranties regarding the following:

  •
  the corporate existence, authority and qualification of CTN;

  •
  corporate and governmental authorizations required for CTN to enter into and deliver the Purchase Agreement and the ancillary agreements and perform its obligations thereunder;

  •
  noncontravention of the Asset Sale with governing documents, laws and regulations, and required consents and notifications;

  •
  capitalization and ownership of CTN;

  •
  material contracts;

  •
  intangible property;

  •
  title to purchased assets and liens, sufficiency and condition of purchased assets;

  •
  SEC filings;

  •
  accuracy of certain financial information;

  •
  absence of certain changes or events since December 31, 2001;

  •
  absence of litigation and compliance with laws;

  •
  employees and labor matters;

  •
  employee benefit plans;

  •
  environmental matters;

  •
  insurance; and

  •
  tax matters.

        The Purchase Agreement also contains representations and warranties of Viacom and MTV Networks, including representations and warranties as to their respective corporate existence and authority, corporate and government authorizations, noncontravention of certain specified matters, absence of litigation, and operations of MTV Networks.

        For a description of the survivability of the representations and warranties and related indemnification provisions, see "The Purchase Agreement—Survival of Representations and Warranties; Indemnification."

Operations Pending Closing

        During the period from the date of the Purchase Agreement to the closing, CTN agreed to, among other things:

  •
  operate the Network in the usual and ordinary course consistent with past practices;

  •
  use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its principal officers and key employees and maintain its relationships with its principal customers, suppliers and other third persons with which it has business relations; and

  •
  use its reasonable best efforts to maintain and keep its equipment, properties and other assets in working repair and condition.

13

        CTN also agreed that, from the date of the Purchase Agreement to the closing, it will, except with MTV Networks' prior written consent:

  •
  not enter into any new agreements for program rights or more than twenty contracts for installation of the Network at any educational institution;

  •
  air programming that is of the same substance and style as is consistent with past practice;

  •
  not enter into any new tradeout agreements relating to the Network that will not be fully performed prior to the closing;

  •
  notify MTV Networks of any attempted or actual collective bargaining organizing activity with respect to any network employees and not enter into any collective bargaining agreement applicable to any network employees that provides that it shall be binding upon any "successor" employer of such network employees;

  •
  follow the Network's usual and customary policy concerning the extension of credit for sales of commercial time on the Network and the collection of accounts receivable relating to the Network arising from such extension of credit;

  •
  not make any change in any method of accounting or accounting practice utilized in the preparation of its financial statements, except for any such change required by reason of a concurrent change in generally accepted accounting principles, which, for the avoidance of doubt, shall not result in any change in generally accepted accounting principles;

  •
  not acquire an amount of assets material to the Network, individually or in the aggregate, from any other third party;

  •
  not sell, lease, license or otherwise dispose of any asset or property relating to the Network except pursuant to existing contracts or commitments and as provided in the Purchase Agreement;

  •
  not enter into or agree to enter into any agreement to sell, purchase or encumber any parcel of real property;

  •
  not enter into any agreements or transactions on behalf of the Network with any of its affiliates and not make any distributions of any amounts to any of its affiliates or to any investment bankers, attorneys, accountants, consultants or other agents or advisors to which any amount is owed by or on behalf of CTN or any of its affiliates;

  •
  not (A) hire or terminate any person, (B) increase or otherwise change the rate of compensation that is paid or payable to any person employed by the Network, except pursuant to existing compensation and fringe benefit plans, practices and arrangements that have been furnished or disclosed to MTV Networks prior to the date of the Purchase Agreement, (C) enter into, renew or allow the renewal of or entering into, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for the Network, and (D) increase or otherwise change the rate or nature of severance or other termination benefits that are paid or payable to any person employed by the Network;

  •
  not adopt any employee plan or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of the Network employees or modify the existing plans insofar as they relate to the Network employees;

  •
  not make any capital expenditure;

  •
  not make any cash expenditure greater than $3,000, except as otherwise provided in the Purchase Agreement;

14

  •
  utilize the Deposit only in accordance with the provisions the Purchase Agreement; and

  •
  not enter into any other agreement or contract (except as set forth in the Purchase Agreement) and not change, amend, terminate or otherwise modify any contract in any material respect, except as provided for in the Purchase Agreement.

Pension, Employee and Union Matters

        As of the closing, CTN will terminate all of its Network employees and MTV Networks has agreed to offer employment to such employees, in each case, subject to certain exceptions. For purposes of eligibility and vesting in any of MTV Networks' benefit plans, program or arrangements, MTV Networks agreed that each Transferred Employee will be credited as of the closing date with service equal to the service credited to such employee for such purposes under the comparable plan, program or arrangement of CTN. MTV Networks agreed to assume all written contracts for employment with respect to Network employees as set forth in the Purchase Agreement, except for certain employees. MTV Networks also agreed to provide salary or wages and benefits that in the aggregate are comparable to that provided by CTN immediately prior to the closing, subject to any enrollment periods, exclusions or limitations as are generally applied by MTV Networks and /or the pertinent employee benefit plan. CTN agreed to use its reasonable best efforts to facilitate the transition of the Transferred Employees to employment with MTV Networks as of the closing.

        MTV Networks agreed to cause one or more tax-qualified defined contribution plans established or maintained by MTV Networks to accept rollover contributions from the transferred employees of any account balances distributed to them by the College Television Network 401(k) Plan. MTV Networks' 401(k) Plan will credit transferred employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under CTN's 401(k) Plan.

        CTN agreed to waive in writing prior to the closing date any non-competition or similar restrictions in any employment agreement for Thomas Rocco to allow Mr. Rocco to be employed by MTV Networks or any of its affiliates as an employee or consultant.

Tax Matters

        The parties agreed to divide equally all transfer taxes arising out of or in connection with the transactions effected pursuant to the Purchase Agreement. The party that has the primary responsibility under applicable law for the collection and/or remittance of any particular transfer tax will be required to prepare and file the relevant tax return and notify the other party in writing of the transfer taxes shown on such tax return.

Closing Conditions

        Conditions to Obligations of Viacom, MTV Networks and CTN.    The obligations of Viacom, MTV Networks and CTN to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment or waiver, at or prior to the closing, of certain conditions, including the following:

  •
  no provision of any applicable law and no governmental order shall prohibit the consummation of the closing or make the Asset Sale illegal;

  •
  there will not be pending any action challenging the Purchase Agreement or seeking to materially interfere with the closing by any person before any governmental authority; and

  •
  the Asset Sale and the Purchase Agreement will have been adopted and approved by the requisite affirmative vote or consent of the CTN stockholders, as required by the Exchange Act, the DGCL and CTN's certificate of incorporation.

15

        Conditions to CTN's Obligations.    CTN's obligations to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment or waiver, at or prior to closing, of certain conditions, including the following:

  •
  Viacom and MTV Networks will have performed and complied with in all material respects all of its respective obligations required to be performed by it at or prior to the closing date;

  •
  the representations and warranties of each of Viacom and MTV Networks contained in the Purchase Agreement and in any certificate or other writing delivered by such party pursuant thereto will be true and correct in all material respects as of the closing date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of the Purchase Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date); and

  •
  CTN will have received all of the documents and instruments contemplated to be delivered by Viacom and MTV Networks at the closing pursuant to the Purchase Agreement.

        Conditions to Obligations of Viacom and MTV Networks.    The obligations of Viacom and MTV Networks to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment or waiver, at or prior to the closing, of certain conditions, including the following:

  •
  CTN, Holdings and Willis Stein will have performed and complied with in all material respects all of their respective obligations under the Purchase Agreement and the Voting Agreement, as applicable, prior to the closing date;

  •
  the representations and warranties of CTN, Holdings and Willis Stein contained in the Purchase Agreement and the Voting Agreement, as applicable, and in any certificate or other writing will be true and correct in all material respects as of the closing date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of the Purchase Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date);

  •
  all actions, notifications and filings shall have been made and all consents, authorizations or approvals from any governmental authority will have been received in form and substance reasonably satisfactory to MTV Networks, and no such consent, authorization or approval will have been revoked;

  •
  CTN will have received all material consents, each in form and substance reasonably satisfactory to MTV Networks;

  •
  CTN will have received effective as of the closing, an agreement from LaSalle Bank to release all liens on the assets to be purchased by MTV Networks granted in favor of the administrative agent under the LaSalle credit agreement and related documents upon the receipt of payment of CTN's outstanding indebtedness to LaSalle Bank, N.A., and MTV Networks will have received a payoff letter from LaSalle;

  •
  CTN will have received effective as of the closing, an agreement from Holdings to release all liens on the assets to be purchased by MTV Networks granted in favor of Holdings under its bridge note upon the receipt of funds in an amount equal to the outstanding amount of the bridge note plus accrued interest; and MTV Networks will have received a payoff letter from Holdings;

  •
  The Bank of New York, as escrow agent, and CTN will have entered into an escrow agreement on mutually acceptable terms;

16

  •
  in accordance with a survey to be conducted prior to closing by an independent third party, at least 95% of the colleges that had the Network installed on the date of the Purchase Agreement are installed on the closing date; and

  •
  MTV Networks will have received all the documents and instruments contemplated to be delivered by CTN at the closing pursuant to the Purchase Agreement.

Termination

        The Purchase Agreement may be terminated at any time prior to the closing as follows:

  •
  by the mutual written consent of CTN, MTV Networks and Viacom;

  •
  by CTN or MTV Networks, if the closing has not occurred on or before December 31, 2002, or such later date provided for in the Purchase Agreement. The right to terminate the Purchase Agreement will be suspended as to any party whose breach, misrepresentation or failure to fulfill any material obligation under the Purchase Agreement has been the cause of, or has resulted in, the failure of the closing to occur prior to the date provided above;

  •
  by CTN or MTV Networks, if there is any law that restrains or prohibits consummation of the Asset Sale or if a final, nonappealable governmental order is issued restraining or otherwise prohibiting consummation of the Asset Sale;

  •
  by CTN, upon a material breach of any representation, warranty, covenant or agreement on the part of either MTV Networks or Viacom set forth in the Purchase Agreement, or if any representation or warranty of either MTV Networks or Viacom has become untrue, unless such breach or untruth can be cured prior to closing and after receipt of notice thereof MTV Networks or Viacom, as the case may be, proceeds in good faith to cure such breach or untruth as promptly as practicable;

  •
  by MTV Networks, upon a material breach of any representation, warranty, covenant or agreement on the part of CTN, Holdings or Willis Stein set forth in the Purchase Agreement or the Voting Agreement, as applicable, or if any representation or warranty of CTN, Holdings or Willis Stein has become untrue, unless such breach or untruth can be cured prior to closing and after receipt of notice thereof CTN or Holdings, as applicable, proceeds in good faith to cure such breach or untruth as promptly as practicable;

  •
  by MTV Networks, if CTN or Holdings has breached any of its respective obligations under the Purchase Agreement relating to stockholder approval of the Purchase Agreement or certain provisions of the Voting Agreement or if CTN's stockholders fail to approve the Purchase Agreement and the transactions contemplated thereby, whether by vote or written consent, as contemplated by the Purchase Agreement;

  •
  by MTV Networks, upon the occurrence of any casualty loss, damage or destruction material to the operation of the Network as specified in the Purchase Agreement;

  •
  by MTV Networks, upon the filing of an insolvency proceeding by CTN or CTN having taken any corporate action to authorize such action; or

  •
  by MTV Networks, if fewer than 95% of colleges that have the Network installed on the date of the Purchase Agreement are installed on the closing date.

        If the Purchase Agreement is terminated as provided above, there will be no liability on the part of either party except as described below. If termination results from fraud or from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, (ii) failure to perform a covenant of the Purchase Agreement or (iii) breach by any party of any

17

representation or warranty or agreement contained in the Purchase Agreement, such party will be fully liable for any and all losses incurred or suffered by any other party as a result of such failure or breach.

Survival of Representation and Warranties; Indemnification

        All representations and warranties of the parties contained in or made pursuant to the Purchase Agreement will survive the closing for a period of one year following the closing date, provided that:

  •
  any and all covenants and agreements shall survive until the second anniversary of the closing date other than any covenants and agreements that by their terms extend beyond such period shall survive in accordance with their terms;

  •
  representations and warranties (A) made by CTN relating to corporate existence, corporate authorization, capitalization and ownership, title to assets and liens, sufficiency of assets, employee and labor matters, employee benefit plans, environmental matters, taxes and brokers, (B) made by Viacom and MTV Networks regarding corporate existence, corporate authorizations and brokers and (C) made by any party regarding pension, employee and union matters and tax matters will survive until the second anniversary of the closing date; and

  •
  the parties' obligations regarding proration and the purchase price adjustment will survive until the earlier of the completion of the adjustment contemplated in the Purchase Agreement and the second anniversary of the closing date.

        Viacom will indemnify, defend and hold CTN and its affiliates and their respective employees, officers and directors harmless from any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind which result from:

  •
  the breach of any representation or warranty of Viacom or MTV Networks in the Purchase Agreement (without regard to any materiality or material adverse effect qualification contained in any representation or warranty) or in any instrument or certificate delivered by MTV Networks or Viacom at the closing;

  •
  the breach by Viacom or MTV Networks of any of its covenants, agreements, undertakings, liabilities or obligations under the Purchase Agreement or the ancillary agreements;

  •
  the liabilities assumed by MTV Networks; and

  •
  the conduct or operation by MTV Networks of the purchased assets to the extent arising from and after the closing, except to the extent indemnified by CTN.

        Viacom is not required to indemnify and hold harmless CTN or the other indemnified parties under the Purchase Agreement with respect to claims that relate to a breach of a representation or warranty, unless such party has asserted a claim within the applicable survival period until the aggregate amount of the losses resulting from any such single Viacom or MTV Networks breach or set of such breaches exceeds $225,000, up to a maximum of $15 million.

        CTN will indemnify and hold Viacom, MTV Networks, each of their affiliates and respective employees, officers and directors harmless from any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind that result from:

  •
  the breach of any representation or warranty of CTN or Holdings in the Purchase Agreement, the Voting Agreement or in any instrument or certificate delivered by CTN at the closing (without regard to any materiality or material adverse effect qualification contained in any representation or warranty);

18

  •
  any breach by CTN, Holdings or Willis Stein to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under the Purchase Agreement, the Voting Agreement, or the other ancillary agreements;

  •
  the assets and liabilities not purchased or assumed by MTV Networks;

  •
  taxes of CTN for periods or portions thereof ending on or before the closing date; and

  •
  the operation of the Network to the extent arising before the closing other than with respect to any liabilities assumed by MTV Networks.

        CTN is not required to indemnify and hold harmless MTV Networks or any other indemnified parties under the Purchase Agreement with respect to claims that relate to a breach of a representation or warranty, unless such party has asserted a claim in accordance within the applicable survival period until the aggregate amount of any losses resulting from any single CTN warranty breach or set of related CTN warranty breaches exceeds $225,000, up to a maximum of $15 million.

Expenses

        Except as otherwise agreed by the parties, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Purchase Agreement, the ancillary agreements and transactions contemplated by such agreements shall be paid by the party incurring such costs and expenses, whether or not the closing has occurred.

Ancillary Agreements

        Escrow Agreement.    On the closing date, CTN, Viacom and MTV Networks will enter into an Escrow Agreement which provides for the deposit of $1.2 million of the purchase price into an escrow with The Bank of New York. The escrowed amount will be held by the escrow agent to secure CTN's indemnification obligations under the Purchase Agreement described above.

        One-half of the initial escrowed amount after reserves for all pending claims will be released from the escrow six months after the closing date. The remaining balance of the escrowed funds, less any reserves for then pending claims, will be released on the first anniversary of the closing. After that date, any remaining unresolved claim reserves will be released only upon (i) written instructions jointly executed by MTV and CTN or (ii) the final nonappealable judgment of a court having jurisdiction over the matters relating to the claim.

        Voting Agreement.    As a condition to Viacom and MTV Networks entering into the Purchase Agreement, contemporaneously with the execution of the Purchase Agreement, each of Holdings and Willis Stein, as managing member of Holdings, entered into a Voting Agreement with Viacom and MTV Networks (a copy of which is included with this Information Statement as Annex B) that provides, among other things, that Holdings will vote all of its shares of capital stock of CTN in favor of the transactions contemplated by the Purchase Agreement. In connection with its obligations under the Voting Agreement, on September 23, 2002, Holdings delivered to CTN a written consent adopting and approving the Asset Sale and the Purchase Agreement.

19

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

        The following unaudited pro forma consolidated balance sheet is provided in this Information Statement to present CTN's unaudited consolidated balance sheet as of June 30, 2002 as if the Asset Sale had been completed on June 30, 2002. The unaudited pro forma consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position of CTN that would have been achieved if the sale of the Network had been consummated as of June 30, 2002, nor is it necessarily indicative of the future financial position of CTN.

        The pro forma balance sheet data is unaudited and was derived from CTN's unaudited balance sheet as of June 30, 2002 and was prepared as if the transaction had occurred as of June 30, 2002. See the notes to the unaudited pro forma balance sheet included below.

        A pro forma consolidated income statement has not been included as this statement is not considered meaningful since CTN conducted no operations other than the Network during 2002.

        In the opinion of CTN's management, all adjustments necessary to present fairly such unaudited pro forma consolidated balance sheet have been made based on the terms and structure of the Asset Sale.

        The unaudited pro forma consolidated balance sheet has been derived from and should be read in conjunction with CTN's audited historical consolidated financial statements and notes thereto as of December 31, 2001, filed with the Securities and Exchange Commission on Form 10-K and CTN's unaudited condensed consolidated historical financial statements and notes thereto for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on Form 10-Q.

20

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2002

DESCRIPTION	Historical	Disposition Adjustments		Debt Repayment Adjustments	Total
Current Assets:
Cash and Cash Equivalents	253,338	13,800,000	(1)	(11,027,777) (2)	3,025,561
Accounts Receivable, Net of Allowance	1,721,428	(156,602)	(3)		1,564,826
Prepaid Insurance	114,955				114,955
Prepaid Misc. Expenses	92,353	(44,000)	(4)		48,353
Other Current Assets	86,292	—			86,292

Total Current Assets	2,268,366	13,599,398		(11,027,777)	4,839,987
Investments	50,000	—			50,000
Property and Equipment, net	8,127,431	(8,004,292)	(5)		123,139
Other Assets
Promissory Note Receivable	150,000	—			150,000
Closing Costs, Net	21,395	—			21,395
Security Deposits	281,495	(65,400)	(6)		216,095
Escrow Receivable		1,200,000	(7)		1,200,000

Total Assets	10,898,686	6,729,706		(11,027,777)	6,600,615

Current Liabilities:
Accounts Payable	792,794				792,794
Accrued Expenses
401K Payables	5,715				5,715
Accrued Payroll & Payroll Taxes	91,761				91,761
Accrued Vacation	71,485				71,485
Accrued Expenses	720,157	500,000	(8)	(462,777) (2)	757,380
Dividends Payable	442,778	—			442,778
Deferred Revenue	156,602	(156,602)	(3)		—
Current Portion of Long-term Debt	10,565,000	—		(10,565,000) (2)	—
Accrued Severance	204,477	765,000	(9)		969,477

Total Current Liabilities	13,050,769	1,108,398		(11,027,777)	3,131,390
Accrued Severance	176,030	—		—	176,030

Total Liabilities	13,226,800	1,108,398		(11,027,777)	3,307,421

Equity:
Common Stock	75,436	—		—	75,436
Preferred Stock	42,533,874	—		—	42,533,874
Additional Paid in Capital	40,574,406	—		—	40,574,406
Accumulated Deficit	(85,511,829)	5,621,308	(10)		(79,890,521)

Total Stockholders' Equity (deficit)	(2,328,113)	5,621,308		—	3,293,195

Total Liabilities & Stockholders' Equity (deficit)	10,898,686	6,729,706		(11,027,777)	6,600,615

(1)
Adjustment reflects the receipt of $15.0 million less $1.2 million of proceeds placed in escrow as described in the Purchase Agreement. See footnote (7).

21

(2)
Adjustment reflects the required re-payment of the indebtedness and related accrued interest due to LaSalle Bank, N.A. and U-C Holdings, L.L.C.

(3)
Adjustment reflects the offset for amounts owed to MTV for the assumption of deferred revenue against accounts receivable per the Purchase Agreement.

(4)
Adjustment reflects the disposition of prepaid expenses except for the Turner prepaid expense which is an excluded asset under the Purchase Agreement.

(5)
Adjustment reflects the disposition of all fixed assets of the Company with the exception of the Excluded Assets which include the Furniture and Fixtures and Telephone system located in the Atlanta facility.

(6)
Adjustment reflects the disposition of the security deposit related to transponder use agreement with Public Broadcasting Service, Inc. All other security deposits relate to leases of real property are excluded assets per the Purchase Agreement.

(7)
Adjustment reflects $1.2 million in Escrow Receivable under the Purchase Agreement. See footnote (1).

(8)
Adjustment reflects the estimated deal transaction costs incurred by CTN to complete the Purchase Agreement and related transaction.

(9)
Adjustment reflects the severance obligations for Mr. Rocco (a director and officer) and Mr. Gatti.

(10)
Represents the estimated gain resulting from the Purchase Agreement

22

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy the reports, proxy statements and other information filed by us with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and as well as the Commission's Regional Offices. You may also call the Commission at 1-800-SEC-0330 for more information about the public reference room, how to obtain copies of documents by mail or how to access documents electronically on the Commission's Web site at (http://www.sec.gov).

MATERIAL INCORPORATED BY REFERENCE

        The following documents filed by CTN with the Commission under the Exchange Act are incorporated in this Information Statement by reference: (a) CTN's Annual Report on Form 10-K for the fiscal year ended December 31, 2001; (b) CTN's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; (c) CTN's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002; (d) CTN's Schedule 14A filed with the SEC on April 23, 2002; and (e) CTN's Form 8-Ks filed with the SEC on August 27, 2002, September 13, 2002 and September 26, 2002.

        All documents filed by CTN pursuant to Section 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the closing shall be deemed to be incorporated by reference into this Information Statement and to be a part of this Information Statement from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of this Information Statement.

        This Information Statement incorporates by reference certain documents which are not presented herein or delivered herewith. Upon request, CTN will provide, without charge, to each person, including any beneficial owner, to whom this Information Statement is delivered, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to CTN Media Group, Inc., 3350 Peachtree Road NE, Suite 1500, Atlanta, Georgia 30326, Attention: Patrick G. Doran, Chief Financial Officer and Secretary; telephone number (404) 256-4444.

By Order of the Board of Directors
Atlanta, Georgia October , 2002

23

Annex A

ASSET PURCHASE AGREEMENT

dated as of September 20, 2002

among

MTV NETWORKS ON CAMPUS
(a subsidiary of Viacom International Inc.),

VIACOM INTERNATIONAL INC.

and

CTN MEDIA GROUP, INC.

i

EXHIBITS
Assumption Agreement	A
Bill of Sale	B
Lease Assignment and Assumption Agreement	C
Trademark Assignment	D
Escrow Agreement	E
Irrevocable Letter of Credit	F
Action by Written Consent of the Majority Stockholder	G
Press Releases	H
Responsible Property Transfer Law Certification	I
Industrial Site Recovery Act Certification	J

ASSET PURCHASE AGREEMENT

        AGREEMENT ("Agreement") dated as of September 20, 2002 among Viacom International Inc., a Delaware corporation ("Parent"), MTV Networks on Campus Inc., a Delaware corporation and a subsidiary of Parent ("Buyer"), and CTN Media Group, Inc., a Delaware corporation ("Seller").

W I T N E S S E T H :

        WHEREAS, Seller is solely engaged in the business (the "Business") of operating a commercial satellite television network delivered to educational institutions in the United States and operates and owns all of the assets used in the operation of the College Television Network (the "Network");

        WHEREAS, U-C Holdings, L.L.C., a Delaware limited liability company (the "Majority Stockholder"), legally and beneficially owns, as of the date of this Agreement, approximately 90.8% of the issued and outstanding common stock, $0.03 par value ("Seller Common Stock"), of Seller on a fully diluted basis;.

        WHEREAS, the Special Committee (i) has determined that the transactions contemplated by this Agreement are expedient and in the best interests of Seller and its Stockholders, (ii) has determined that this Agreement and the transactions contemplated by this Agreement should be approved and declared advisable and (iii) has resolved to recommend that the Board of Directors of Seller approve and declare the advisability of this Agreement and the transactions contemplated by this Agreement;

        WHEREAS, the Board of Directors of Seller by majority vote, in consideration of the advice of the Special Committee, (a) has determined that the transactions contemplated by this Agreement are expedient and in the best interests of Seller and its Stockholders and has approved this Agreement and the transactions contemplated by this Agreement, (b) has resolved to recommend that the Stockholders approve the transactions contemplated by this Agreement and adopt this Agreement and (c) has taken all actions necessary to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of the Delaware Law and from any other antitakeover or similar statute or regulation that applies or purports to apply to this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to Parent and Buyer to enter into this Agreement, Parent, Buyer and the Majority Stockholder have entered into the Voting Agreement pursuant to which the Majority Stockholder has agreed to (i) grant written consent with respect to all of the shares of Seller Common Stock and shares of Seller Preferred Stock beneficially owned by it in favor of the adoption of this Agreement and approval of the transactions contemplated hereby (the "Majority Stockholder Written Consent") or (ii) vote all of such shares in favor of such approval and adoption at any annual or special meeting of the Stockholders at which a proposal relating to such approval and adoption shall be submitted to a vote of the Stockholders, in each case in accordance with the constituent documents of Seller;

        WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, substantially all of the property and assets of the Business and, in connection therewith, Buyer is willing to assume certain specified liabilities of Seller related to the Business, all upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, Buyer and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01.    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

        "Accounting Firm" means (a) KPMG LLP, (b) if KPMG LLP shall decline or is unable to act or is not, at the time of submission by Seller to Buyer of the Notice of Disagreement, independent of Buyer and Seller, to another independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for Buyer, Seller or any of their respective Affiliates) mutually acceptable to Buyer and Seller or (c) if Buyer and Seller are unable to agree upon such a firm, then the regular independent auditors for Buyer and Seller shall mutually agree upon a third independent certified public accounting firm, in which event, "Accounting Firm" shall mean such third firm; provided that in the case of (b) or (c), the Accounting Firm shall be agreed to no later than the date the Notice of Disagreement is delivered by Seller to Buyer.

        "Accounts Payable" means all accounts payable, accrued expenses and all other liabilities or obligations to make payments, in each case arising out of expenses incurred in the conduct of the Business prior to the Effective Time.

        "Accounts Receivable" means all accounts receivable and all rights to receive payments under any notes, bonds and other evidences of Indebtedness and all other rights to receive payments, in each case arising out of sales occurring in the conduct of the Business prior to the Effective Time.

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.

        "Ancillary Agreements" means, collectively, the Assumption Agreement, the Bill of Sale, the Trademark Assignment, the Lease Assignment and Assumption Agreement, the Escrow Agreement, the Voting Agreement, such other documents or instruments required to be entered into and delivered under this Agreement and such other agreements to effectuate the transactions contemplated hereby and thereby.

        "Assumption Agreement" means the Assumption Agreement to be executed by Buyer and Seller on the Closing Date in substantially the form attached as Exhibit A hereto.

        "Balance Sheet" means the audited balance sheet of Seller and its Subsidiaries as of the Balance Sheet Date.

        "Balance Sheet Date" means December 31, 2001.

        A "Bankruptcy Event" means any instance where (a) Seller shall make a general assignment for the benefit of creditors, (b) Seller shall file or any Person shall file against Seller any proceeding (i) seeking to adjudicate Seller a bankrupt or insolvent, (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Seller or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, (iii) seeking an entry of an order for relief of bankruptcy or (iv) seeking an entry of an order for the appointment of a receiver, trustee or other similar official for Seller or for any substantial part of its property and, in the case of any such proceeding instituted against Seller (but not instituted by Seller) that is being diligently contested by Seller in good faith, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur, or (c) Seller shall take any corporate action to authorize any of the actions set forth above in clause (b), except to the extent any such action would take place after the Closing or the termination of this Agreement.

        "Bill of Sale" means the Bill of Sale and Assignment to be executed by Buyer and Seller on the Closing Date in substantially the form attached as Exhibit B hereto.

        "Bridge Note" means the Subordinated Bridge Note Purchase Agreement dated November 26, 2001 between Seller and U-C Holdings, L.L.C, as amended, and any related agreements.

        "Bridge Note Amount" means the entire amount owing to the Majority Shareholder pursuant to the Bridge Note necessary to pay off in full the obligations outstanding thereunder, which amount is equal to $5.915 million plus accrued and unpaid interest (such interest is estimated to be approximately $600,000 as of the date of this Agreement).

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

        "Capital Lease Obligation" means any liability or obligation of Seller as lessee under leases relating to the Business that have been or should have been recorded as capital leases in accordance with GAAP.

        "CERCLA" means The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "College Affiliate Database" means the CTN affiliate access database by which Seller keeps track of its relationships with each College.

        "Colleges" means those educational institutions which Seller or the Business considers an "affiliate" and is referred to in the College Affiliate Database.

        "Confidentiality Agreement" means the confidentiality agreement between Viacom Inc. and Seller dated as of March 4, 2002.

        "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled" and "Controlling" shall have a correlative meaning.

        "Copyrights" means all copyrights, copyright applications, registrations and similar rights used by the Business (other than those included in the Excluded Assets), including those registered copyrights and copyright applications identified on Schedule 3.07(e)(1).

        "Crawford Agreement" means the Agreement dated as of July 24, 1998 between College Television Network, Inc. and Crawford Communications, Inc.

        "Crawford Facility" means such facility or facilities as Crawford Communications, Inc., a Georgia corporation, may own, use or operate in connection with the Business pursuant to the Crawford Agreement.

        "Delaware Law" means the General Corporation Law of the State of Delaware.

        "Deferred Revenue" means the amount of the current liabilities of the Business for deferred revenue as of the Effective Time, where such amount is calculated in accordance with the accounting policies and practices consistent with those used in the preparation of the amounts set forth in the line items "Deferred revenue" under "Current Liabilities" on the Balance Sheet.

        "Deposit Letter Agreement" means that certain Letter Agreement dated as of the date of this Agreement among Seller, Parent and Willis Stein & Partners II, L.P.

        "Domain Names" means all internet domain name registrations and similar rights used in connection with the Business, including those identified on Schedule 3.07(e)(3).

        "Effective Time" means 12:01 A.M. local New York City time, on the Closing Date.

        "Employee Plan" means any (a) employee benefit plan, arrangement or policy subject to ERISA, including any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement, (b) any stock option, stock purchase or equity-based compensation plan, (c) any bonus, commission or incentive arrangement and (d) any other employee-related plan, program or arrangement, including any employment, severance or termination agreements, policies or arrangements that are not covered by ERISA, in each case maintained or contributed to by Seller or any of its Affiliates for the benefit of any current or former Network Employee.

        "Environmental Laws" means any applicable statute, ordinance, rule, regulation, decision, judgment, decree, permit or license, in each case, in effect on the date of this Agreement or the Closing Date, as applicable, whether local, state, or federal relating to: (a) Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the indoor or outdoor environment.

        "Environmental Liabilities" means any and all liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of Seller's business and assets), the Business, any activities or operations (including offsite disposal) occurring or conducted at the Real Property or any other property now or previously owned, leased or operated by the Business or Seller in connection with the Business (as currently or previously conducted), whether accrued, contingent, absolute, determined, determinable or otherwise, that (a) arise under or relate to any Environmental Law and (b) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.20(a).

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Network, the Business or the business of Seller as currently conducted.

        "Equipment" means all machinery, equipment, satellite dishes, television monitors, computers, servers, furniture, fixtures, furnishings, parts, blank films and tapes and other items of tangible personal property (other than those included in the Excluded Assets), whether at the Crawford Facility, any of the Colleges, the St. Louis warehouse, or any other location, that is owned or leased by Seller and used or held or intended for use in the Business, including those items listed on Schedule 1.01(a).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means, as to any Person any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

        "Escrow Agent" means the Bank of New York, a New York banking corporation.

        "Escrow Amount" means $1,200,000.

        "Escrow Fund" means the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

        "ESPN Agreement" means the License Agreement dated as of December 1, 2001 by and between Seller and ESPN Enterprises, Inc.

        "Excluded Program Rights Agreements" means (1) the Turner Programming Agreement, (2) the ESPN Agreement and (3) the Agreement between Seller and The History Channel as of February 19, 2002.

        "GAAP" means United States generally accepted accounting principles as in effect on the Balance Sheet Date, consistently applied.

        "Governmental Authority" means any federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Material" means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, including polychlorinated biphenyls (PCBs), asbestos, radioactive materials and wastes, and petroleum products (including crude oil and any fraction thereof), defined or regulated under Section 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., or any similar federal, state or local Environmental Laws.

        "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities and (g) all obligations under direct or indirect guaranties in respect of indebtedness of others.

        "Installed" means any College being characterized in the College Affiliate Database as having, as of the date of this Agreement, the Network "installed" (having the Network installed at least at one location), it being understood that a College will not be deemed to be Installed if it is characterized in the College Affiliate Database as having a "contract signed" (Colleges waiting on either the Network or Equipment to be installed and not having at least one location with the Network already installed), "De-install Pending" (Colleges waiting on the removal of the Network or Equipment from all of such College's locations) or "temporarily de-installed" (Colleges with the Network temporarily de-installed at all locations) or characterized in a fashion similar thereto. "Installation" shall have a correlative meaning.

        "Intangible Property" means: (a) the Copyrights; (b) the Patents; (c) the Trademarks; (d) the Trade Secrets; (e) all Domain Names; (f) all computer software; and (g) all goodwill, if any, associated therewith.

        "IRS" means the Internal Revenue Service.

        "June 30 Balance Sheet" means the balance sheet of Seller and its Subsidiaries as at June 30, 2002 included in Seller's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2002.

        "Knowledge of Seller" means the knowledge of Tom Rocco, President of Seller, Patrick Doran, Chief Financial Officer of Seller, Carlo DiMarco, Senior Vice President/Affiliate Relations and Operations of Seller, and Jessica Boyd, Director of Human Resources of Seller, in each case after reasonable inquiry.

        "LaSalle Amount" means the entire amount owing to LaSalle Bank pursuant to the LaSalle Credit Agreement necessary to pay off in full the obligations outstanding thereunder, which amount is equal to $5 million plus accrued and unpaid interest (such interest is estimated to be approximately $16,000 as of the date of this Agreement).

        "LaSalle Bank" means LaSalle Bank, N.A., a national banking association.

        "LaSalle Credit Agreement" means the $5,000,000 Amended and Restated Credit Agreement dated as of August 14, 2001 between Seller and LaSalle Bank, amended by the Consent, Waiver and First Amendment dated November 26, 2001 between Seller (Borrower) and LaSalle Bank (Lender), as each may be further amended, modified, renewed, refunded, replaced or refinanced from time to time.

        "Law" means any United States (federal, state, local) or non-United States statute, law, ordinance, regulation, rule, code, order, judgment, injunction or decree.

        "Lease Assignment and Assumption Agreement" means the Lease Assignment and Assumption Agreement to be executed by Buyer and Seller on the Closing Date in substantially the form attached as Exhibit C hereto.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

        "Material Adverse Effect" means a material adverse effect on: (a) the condition (financial or otherwise), business, assets, or results of operations of the Business; provided, however, that any material adverse effect primarily attributable to (i) any change or development generally applicable to the advertising-supported cable network industry or (ii) general economic conditions shall not constitute a Material Adverse Effect; (b) the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller or (c) the ability of Seller to perform its obligations under this Agreement or any Ancillary Agreement. In furtherance and not in limitation of the foregoing, it shall be a Material Adverse Effect if, at any time after the date of this Agreement and prior to the Effective Time, fewer than 95% of the Colleges that are Installed as of the date of this Agreement are Installed.

        "Material Consents" means the consents to the assignment of each of the agreements set forth on Schedule 10.03(e).

        "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

        "NAIA Agreement" means the Agreement dated as of January 22, 1998 by and between the National Association of Intercollegiate Athletics and College Television Network, Inc. and the Payment Agreement executed on May 31, 2002 by the National Association of Intercollegiate Athletics, Seller, f/k/a College Television Network, Inc., and the Majority Shareholder.

        "Network Employees" means the full-time, part-time and per-diem employees employed by the Seller in the Business.

        "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Office Spaces" means those office premises leased by Seller at the following locations: 32 East 57th Street, New York, New York; 3350 Peachtree Road, N.W., Atlanta, Georgia; 213 W. Institute Place, Chicago, Illinois; and 2041 Rosecrans Avenue, El Segundo, California.

        "Patents" means all patents, patent applications, registrations and similar rights used by the Business, including those patents, patent registrations and patent applications identified on Schedule 1.01(b).

        "Permitted Liens" means, as to any property or asset: (a) Liens disclosed on the Balance Sheet; (b) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable or being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Balance Sheet); (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice amounts not yet due; (d) Liens incurred or deposits made in the ordinary course of the Business and on a basis consistent with past practices in connection with workers' compensation, unemployment insurance or other types of social security; (e) Liens, other than a Lien securing a monetary obligation, not materially interfering with such property or asset as currently used in the Business and (f) in the case of any leased asset, (A) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor and (B) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith.

        "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Program Library" means any and all copies or clips of all music videos, any third-party produced content (except such content to the extent subject to any of the Excluded Program Rights Agreements), and any content produced by or for the Business, including content produced with respect to the Business's on-campus events, in each case that has aired or was contemplated for airing on the Network.

        "Program Rights" means all rights of Seller or the Business presently existing to transmit television programming or shows, music videos or clips thereof and programming produced by or for the Business.

        "Real Property" means all real property owned, leased, subleased or licensed by Seller or any Affiliate of Seller used or held for use in the conduct of the Business, and all buildings, towers, improvements and fixtures owned, leased, subleased or licensed thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto.

        "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        "SEC" means the Securities and Exchange Commission.

        "Special Committee" means the special committee of the Board of Directors of Seller consisting solely of directors independent of Seller or its Affiliates.

        "St. Louis Lease" means that certain Commercial Lease dated January 7, 2002 by and between Seller and the Enco Group, Inc. d/b/a Park Warehouse Service of St. Louis, Mo. for premises located at 3937 Park Avenue, St. Louis, Missouri.

        "Stockholders" means holders of shares of Seller Common Stock or shares of Seller Preferred Stock.

        "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock or equivalent interest having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or such partnership, joint venture or limited liability company (irrespective of whether at the time capital stock or equivale nt interest of any other class or classes of such corporation or such partnership, joint venture or limited liability company shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such corporation, partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or Controlled by such Person.

        "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

        "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

        "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

        "Trademark Assignment" means the Trademark Assignment to be executed by Seller on the Closing Date in substantially the form attached as Exhibit D hereto.

        "Trademarks" means all of those trade names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Seller relating to the Business, including those identified on Schedule 3.07(e)(2) and the goodwill appurtenant thereto.

        "Tradeout Agreement" means any contract, agreement or commitment, oral or written, other than film and program barter agreements, pursuant to which Seller or the Business has agreed to sell or trade air time or production services of the Network in consideration for any property or service in lieu of or in addition to cash.

        "Trade Secrets" means all proprietary information of Seller necessary to the operation of the Business (other than as included in the Excluded Assets) that is not generally known and is used or useful in the Business, as to which reasonable best efforts have been made to prevent unauthorized disclosure and that provides a competitive advantage to those who know or use it.

        "Transfer Taxes" means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

        "Turner Programming Agreement" means the Programming and Services Agreement dated as of January 1, 1998 between College Television Network, Inc. (formerly known as UC Television Network Corp.) and Turner Private Networks Inc.

        "Voting Agreement" means the Voting Agreement effective as of the date of this Agreement among Parent, Buyer, the Majority Stockholder and Willis Stein & Partners, L.P.

        "WARN Act" means the Workers Adjustment and Retraining Notification Act, as amended.

        "Willis Stein" means Willis Stein & Partners L.P.

        SECTION 1.02.    Other Defined Terms.    The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Advertising Agreements	3.06(a)(i)
Agreement	Preamble
Assumed Liabilities	2.03
Audited Financial Statements	3.13(a)
Board Recommendation	5.08(b)
Business	Recitals
Buyer	Preamble
Buyer Representative	2.12(a)
Buyer's 401(k) Plan	8.03
Buyer Indemnified Parties	12.03(a)
Buyer Warranty Breach	12.02(a)(i)
Closing	2.07
Closing Date	2.07
Closing Date Deduction Amount	2.07(a)
Collection Period	2.13(a)
College Contacts	2.12(a)
College Surveyor	2.12(a)
College Question One	2.12(c)
Contracts	2.01(b)
Deposit	2.11
Escrow Agreement	2.10
Estimated Deferred Revenue Amount	2.08(a)
Excluded Assets	2.02
Excluded Liabilities	2.04
Filed SEC Documents	3.12(a)
Final Adjustment Payment Date	2.09(b)
Final Deferred Revenue	2.09(a)(ii)
Final Prorated Assets	2.09(a)(i)
Final Prorated Liabilities	2.09(a)(i)
Financial Statements	3.13(a)
Indemnified Party	12.04(a)
Indemnifying Party	12.04(a)
Irrevocable Letter of Credit	2.11(g)
LOC Expiration Date	2.11(g)(i)(A)
Leased Premises	3.08(a)
Lockbox Accounts	2.01(j)
Losses	2.02(a)
Majority Stockholder	Recitals
Maturity Date	2.11(f)
Non-Scheduled Amount Certification	2.11(e)(i)
Notice of Disagreement	2.08(c)

Permits	2.01(d)
Previously Validated Colleges	2.12(a)
Primary College Contact	2.12(a)
Prorated Assets	2.08(b)
Prorated Liabilities	2.08(b)
Purchased Assets	2.01
Purchase Price	2.06(a)
Record Date	3.02(c)
Repayment Amount	2.11(a)
Required Announcement	7.04
Scheduled Amount Certification	2.11(b)
Secondary College Contact	2.12(a)
Seller	Preamble
Seller Common Stock	Recitals
Seller's 401(k) Plan	8.03
Seller Indemnified Parties	12.02(a)
Seller Information Statement	3.21
Seller Preferred Stock	3.05(a)
Seller Representative	2.12(a)
Seller Series A Preferred Stock	3.05(a)
Seller Series B Preferred Stock	3.05(a)
Seller Warranty Breach	12.03(a)(i)
Termination Date	11.01(b)(i)
Third Party Claim	12.04(a)
Transferred Employees	8.01(a)
Unaudited Financial Statements	3.13(a)

        SECTION 1.03.    Terms Generally.    (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Ancillary Agreements, Disclosure Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified and (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified.

ARTICLE II

PURCHASE AND SALE

        SECTION 2.01.    Purchase and Sale.    Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller's right, title and interest in, to and under the assets, contracts, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held, belonging to or used in the Business by Seller as the same shall exist on the date of this Agreement, including all assets shown on the Balance Sheet and not disposed of in accordance with Section 5.01(b)(viii), and all assets of the Business hereafter acquired by Seller, but excluding the Excluded Assets (the "Purchased Assets"), and including all right, title and interest of Seller in, to and under:

          (a)  all Equipment (excluding the furniture, fixtures and other assets in the Atlanta Office Space as set forth on Schedule 2.01(a));

          (b)  except as set forth herein, all rights under all contracts, agreements, leases other than leases for Real Property (except the St. Louis Lease), licenses, commitments, sales and purchase orders and other instruments, whether oral or written, relating to the Business, including the items listed on Schedule 3.06(a) (collectively, the "Contracts");

          (c)  only those personal service or employment Contracts relating to the Transferred Employees as set forth on Schedule 2.01(c);

          (d)  all transferable municipal, state and federal franchises, licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including the items listed on Schedule 2.01(d) (the "Permits");

          (e)  all Intangible Property;

          (f)    all internet web sites and related agreements, content and databases, as and to the extent relating to the Business, including those set forth on Schedule 2.01(f);

          (g)  the Nielsen Media Research agreement for Fall 2002 traffic measurement;

          (h)  all rights to insurance proceeds relating to the Purchased Assets, including in accordance with Section 5.07, other than such proceeds relating to the Harder litigation referred to in Section 2.04(o) below;

          (i)    all prepaid expenses and deposits, including any deposits under the St. Louis Lease and including ad valorem taxes, leases and rentals except as set forth in Sections 2.02(e) and 2.02(f) below;

          (j)    the lock box accounts utilized in connection with Seller's collection of Accounts Receivables (the "Lockbox Accounts");

          (k)  all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers' and vendors' warranties, in each case to the extent Buyer incurs Losses (as defined below) relating thereto;

          (l)    the Program Library and all books, records, files and papers, whether in hard copy or computer format, used in the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers (including the database of technical subcontractors), lists of present and former customers, personnel and employment records for Transferred Employees (to the extent permitted by Law), and any information relating to any Tax imposed on the Purchased Assets;

          (m)  all management and other systems (including computers and peripheral equipment), databases, computer software (including the custom IRD authorization/de-authorization software and the custom "Webster" local messaging system), computer disks and similar assets, related to the Business and all licenses and rights in relation thereto; and

          (n)  all goodwill associated with the Business or the Purchased Assets.

        SECTION 2.02.    Excluded Assets.    Notwithstanding anything in Section 2.01 to the contrary, Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

          (a)  rights and obligations arising under the Stock Purchase Agreement dated July 16, 1999 between College Television Network, Inc., Armed Forces Communications, Inc. d/b/a Market Place Media and Colleen Gordon and Kevin West) and related agreements;

          (b)  rights and obligations arising under the Stock Purchase Agreement dated June 1, 2002 between College Television Network, Inc., Armed Forces Communications, Inc. d/b/a Market Place Media and MPM Holdings, Inc., as amended, and related agreements;

          (c)  the Access Service Agreement and Service Order between Seller and Verio and any other contract, agreement or commitment Seller has with Verio.

          (d)  the Letter Agreement dated July 13, 1998 between Seller and Bell Atlantic regarding internet access;

          (e)  the Excluded Program Rights Agreements and all prepaid expenses relating to the Turner Programming Agreement;

          (f)    all interest in the Real Property, including (i) the deposits and prepaid expenses relating to the Real Property, (ii) the furniture, fixtures and other assets identified on Schedule 2.01(a), and (iii) the leases for the Office Spaces and all deposits thereunder, but not including the St. Louis Lease and the deposits and prepaid expenses relating thereto;

          (g)  any intercompany accounts owing by and among, and all agreements between, Seller on the one hand and any Affiliate of Seller on the other hand, including those identified on Schedule 2.02(g);

          (h)  all Tradeout Agreements;

          (i)    (A) the Employment Agreement between Seller and Stuart Klitenic dated as of August 6, 1997, as amended, (B) the Employment Agreement between Seller and Steven Bonvissuto dated as of December 1, 2000, (C) the Amended and Restated Employment Agreement between Seller and Thomas A. Rocco dated as of May 8, 2002, (D) the Employment Agreement between Seller and Thomas Gatti dated as of May 27, 2002, (E) the Employment Agreement between Seller and James Nieves dated as of January 12, 1998, as it may have been amended or modified, including the Amendment dated as of January 11, 2001, and (F) the Payment Agreement and General Release between Seller and Neil Dickson dated as of April 15, 2002, in each case as set forth on Schedule 2.02(i);

          (j)    any assets of any Employee Plan sponsored by Seller or any of its Affiliates, including any amounts due to such Employee Plan from Seller or any of its Affiliates;

          (k)  insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder except as provided in Sections 2.01(h) and 5.07 and all rights to insurance proceeds relating to the Excluded Assets and Excluded Liabilities;

          (l)    all current assets that would be classified as a current asset in accordance with GAAP that are itemized under the category "Miscellaneous Receivables" on the working papers, trial balances and reports of Seller relating to the unaudited interim balance sheet of Seller and its Subsidiaries as at June 30, 2002 and unaudited interim statements of income and cash flow for the period then ended in an amount equal to $86,291.94;

          (m)  all minute books and the Tax Returns of Seller;

          (n)  all rights of Seller arising under this Agreement or the Ancillary Agreements;

          (o)  all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby;

          (p)  all of Seller's cash and cash equivalents on hand and in banks (other than the insurance proceeds that are Purchased Assets as set forth in Section 2.01(h) above);

          (q)  the equity interest in and the promissory note receivable relating to Omnipod, Inc. and the equity interest in Campus Books, Inc., in each case held by Seller;

          (r)  the loan closing costs identified in the line item "Closing Costs; Accumulated Amortization—Loan Closing Costs" on the working papers, trial balances and reports of Seller relating to the unaudited interim balance sheet of Seller and its Subsidiaries as at June 30, 2002 and unaudited interim statements of income and cash flow for the period then ended in an amount equal to $21,395;

          (s)  all Accounts Receivables;

          (t)    the SESAC internet license agreement relating to www.collegetelevision.com;

          (u)  the Engagement Letter Agreement dated as of May 22, 2002 between PricewaterhouseCoopers LLP and Seller;

          (v)  any and all agreements, whether verbal or written, Seller may have with Pepper Dance Productions relating to "Paydirt", including the agreement made as of August 20, 2002;

          (w)  any and all agreements, whether verbal or written, Seller may have with MediaMark Research Inc.;

          (x)  any and all agreements, whether verbal or written, Seller may have with ASCAP;

          (y)  any and all agreements, whether verbal or written, Seller may have with Stephen Roberts or the S. Roberts Company;

          (z)  the Consulting and Equity Purchase Agreement dated as of March 26, 1999 between Seller and Sergio Zyman;

          (aa) the Leasing and Commission Agreement dated as of November 9, 2001 between Cushman & Wakefield of Georgia, Inc. and Seller relating to the sublease by Cushman & Wakefield of the Atlanta Office Space; and

          (bb) any asset sold or otherwise disposed of in accordance with Section 5.01(b)(viii).

        SECTION 2.03.    Assumed Liabilities.    Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume only the following liabilities (the "Assumed Liabilities"):

          (a)  the liabilities and obligations of Seller under the Contracts and Permits to the extent arising with respect to the Business on and after the Effective Time, except those Contracts and Permits, if any, included in the Excluded Assets;

          (b)  all Deferred Revenue; and

          (c)  any liability or obligation of Seller related to the Business as of the Effective Time to the extent of the amount of credit directly related to that liability or obligation received by Buyer pursuant to Sections 2.08 and 2.09.

        SECTION 2.04.    Excluded Liabilities.    Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of Seller's businesses and assets) of whatever nature, whether presently in existence or arising hereafter.

All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"), and, notwithstanding anything to the contrary in Section 2.03, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

          (a)  any liability or obligation relating to or arising out of the period prior to the Effective Time (other than Deferred Revenue);

          (b)  any liability or obligation relating to or in connection with ASCAP, BMI or SESCAC or other collecting societies;

          (c)  any liability or obligation under or with respect to any Contract or Permit to the extent required by the terms thereof to be discharged on or prior to the Effective Time;

          (d)  any Accounts Payable and accrued expenses relating to or arising with respect to the Business prior to the Effective Time;

          (e)  any liability or obligation for which Seller has already received the partial or full benefit of the asset to which such liability or obligation relates, but only to the extent of such benefit received, other than Deferred Revenue;

          (f)    any liability or obligation for borrowed money, including interest, costs and fees, including those arising out of the transactions contemplated by the LaSalle Credit Agreement or the Bridge Note;

          (g)  all Capital Lease Obligations;

          (h)  any liability or obligation to the extent relating to or arising out of any of the Excluded Assets;

          (i)    any liability or obligation to two former stockholders of Seller, Larry Abrams and Wendl Thomis;

          (j)    any intercompany payables;

          (k)  any amount set forth in the line item "Dividends Payable" under "Current Liabilities" and in the line item "Long-term dividend payable" on the June 30 Balance Sheet and any other amounts of the current and noncurrent liabilities of the Business for dividends payable, where such amounts are calculated in accordance with the accounting policies and practices consistent with those used in the preparation of the amounts set forth in such line items;

          (l)    any Environmental Liabilities;

          (m)  any liability or obligation relating to payroll, payroll taxes, vacation, bonuses, commissions and other employee-related benefits, including any severance liability or obligation to the extent relating to or arising out of the period prior to the Effective Time;

          (n)  any liability or obligation relating to or arising out of any Employee Plan other than any liability or obligation relating to the matters set forth in Section 2.01(c).

          (o)  any liability or obligation relating to or arising out of the lawsuit brought by James Harder and filed on March 22, 2001 in the United States District Court for the Northern District of Illinois, Eastern Division, against Seller and the Majority Stockholder and any related Actions;

          (p)  any Tax liability or obligation (except as expressly provided in Section 9.02); and

          (q)  any liability or delegation of Seller arising under or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

        SECTION 2.05.    Assignment of Contracts and Rights.    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder. Seller will use its reasonable best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller shall (A) provide to Buyer the rights and benefits of such Purchased Asset and, if so provided, Buyer shall assume the corresponding obligations thereunder in accordance with this Agreement, or (B) Seller shall enforce for the benefit of Buyer, with Buyer assuming Seller's obligations and reasonable expenses, any and all rights of Seller against a third party thereto; provided that the parties agree that, upon Buyer's written notice to Seller, such Purchased Asset will be deemed an Excluded Asset hereunder if Buyer determines in its discretion that such enforcement is too costly. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder.

        SECTION 2.06.    Purchase Price.    The purchase price for the purchase of the Purchased Assets is $15 million payable in cash (the "Purchase Price") plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 2.07 and 2.11 and shall be subject to adjustment as provided in Sections 2.08 and 2.09.

        SECTION 2.07.    Closing.    The closing (the "Closing") of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 1:00 P.M. (New York City time) as soon as possible, but in no event later than three Business Days, following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article X, at the offices of Buyer, 1515 Broadway, New York, New York, or at such other time or place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Within two (2) Business Days prior to the Closing Date, Seller shall, and shall cause LaSalle Bank and the Majority Stockholder to, notify Buyer in writing of the exact amount of the LaSalle Amount and the Bridge Note Amount, respectively, as of the Closing. At the Closing:

          (a)  (i) Parent shall, on behalf of Buyer, deliver to Seller the Purchase Price minus the sum of (A) the Escrow Amount, (B) the LaSalle Amount, (C) the Bridge Note Amount and (D) the amount of the Deposit drawn and outstanding as of the Closing Date plus interest thereon calculated using the Deposit Interest Rate from the date(s) of the draw-down by Seller of such amount to the Closing Date (such sum, the "Closing Date Deduction Amount"), in immediately available funds by wire transfer to an account of Seller, by notice to Buyer, received no later than one (1) Business Day prior to the Closing Date; (ii) Parent shall, on behalf of Buyer, deliver to LaSalle Bank the LaSalle Amount in immediately available funds by wire transfer to an account that Seller shall cause LaSalle Bank to designate, by written notice to Buyer, received no later than one (1) Business Day prior to the Closing Date; and (iii) Parent shall, on behalf of Buyer, deliver to the Majority Stockholder the Bridge Note Amount in immediately available funds by wire transfer to an account that Seller shall cause the Majority Shareholder to designate, by written notice to Buyer, received no later than one (1) Business Day prior to the Closing Date.

          (b)  Parent shall, on behalf of Buyer, deliver to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds to the account designated therefor in the Escrow Agreement.

          (c)  Buyer and Seller shall enter into each Ancillary Agreement to which it is to be a party, and Seller shall deliver to Buyer such deeds, consents, assignments, releases of Liens other than

  Permitted Liens and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets. Buyer shall have the right to designate an Affiliate of Buyer or any other person described in Section 13.06 to accept title to any Purchased Asset.

          (d)  Seller shall deliver to Buyer valid signature cards for each Lockbox Account and/or such other documents reasonably requested by Buyer to transfer ownership and control of the Lockbox Accounts to Buyer.

          (e)  Seller shall deliver to Buyer a good standing certificate for Seller from the Secretary of State of the State of Delaware and from the Secretary of State in each other jurisdiction in which the operation of its business in such jurisdiction requires Seller to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing Date.

          (f)    Buyer and Seller shall deliver, as the case may be, the opinion, certificates and other documents required to be delivered pursuant to Sections 10.02 and 10.03.

          (g)  Seller shall deliver to Buyer a receipt for the Purchase Price minus the Closing Date Deduction Amount, and Seller shall cause LaSalle Bank and the Majority Stockholder to deliver to Buyer a receipt for the LaSalle Amount and the Bridge Note Amount, respectively.

        SECTION 2.08.    Proration.

          (a)    Delivery of Schedule of Estimated Deferred Revenue Amount.    At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a schedule of the Estimated Deferred Revenue Amount. "Estimated Deferred Revenue Amount" means the amount of the current liabilities of the Business for deferred revenue as of the last day in the latest full month preceding the Closing Date, where such amount is calculated in accordance with the accounting policies and practices consistent with those used in the preparation of the amount set forth in the line item "Deferred revenue" on the Balance Sheet and in accordance with GAAP.

          (b)    Delivery of Settlement Statement.

              (i)  All Purchased Assets that would be classified as a current asset in accordance with GAAP (the "Prorated Assets") and all Assumed Liabilities (except Deferred Revenue, which is addressed separately in this Section 2.08) and all excluded vacation liabilities of Seller, including related fringe benefits (the "Prorated Liabilities") (other than Assumed Liabilities and Purchased Assets that are the subject of Section 5.07) shall be prorated, in each case between Buyer and Seller as of the Effective Time. Such Prorated Assets and Prorated Liabilities relating to the period prior to the Effective Time shall be for the account of Seller and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly and shall take into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs.

            (ii)  In accordance with this Section 2.08: (A) Buyer shall be required to pay to Seller the amount of any Prorated Asset to the extent Buyer will receive a benefit on or after the Effective Time, provided that such amount should not have been recognized as an expense in accordance with GAAP prior to the Effective Time; (B) Seller shall be required to pay to Buyer the amount of any Prorated Liabilities assumed by Buyer to the extent they arise with respect to the Business prior to the Effective Time; and (C) Seller shall be required to pay to Buyer the amount of any Deferred Revenue assumed by Buyer to the extent the obligations relating thereto arise with respect to the Business on or after the Effective Time for which

    Seller received a benefit prior to the Effective Time (it being understood that Buyer shall be paid for purposes of this clause (C) in the manner set forth in Section 2.09(a)(ii) below).

            (iii)  Prorations relating to the Prorated Assets and Prorated Liabilities shall include all ad valorem and other property taxes, utility expenses, liabilities and obligations under Contracts, rents and similar prepaid and deferred items and all other expenses and obligations, such as prepayments and fringe employee benefits, attributable to the Business that straddle the period before and after the Effective Time. To the extent not known, real estate and personal property taxes shall be apportioned on the basis of Taxes assessed for the preceding year, with a reapportionment as soon as the new Tax rate and valuation can be ascertained even if such is ascertained after the Final Settlement Statement is so determined.

            (iv)  For the avoidance of doubt, if amounts relating to Prorated Assets were prepaid by Seller prior to the Effective Time and Buyer will receive a benefit on or after the Effective Time with respect to such amounts, then Seller shall receive a credit for such amounts equal to such benefits. If Seller was entitled to receive a benefit as to any Prorated Asset prior to the Effective Time and such amounts will be paid by Buyer after the Effective Time, Buyer will receive a credit for such amounts equal to such benefits.

            (v)  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed pro rata adjustment of assets and liabilities (the "Settlement Statement") setting forth in the manner described in clauses (i) through (iv) of this Section 2.08(b):

              (A)  the Prorated Assets and Prorated Liabilities, together with a schedule setting forth, in reasonable detail, the components thereof; and

              (B)  the Deferred Revenue.

          (c)    Seller Review Period.    During the thirty (30) calendar day period following Buyer's delivery of the Settlement Statement to Seller: (A) Seller and its independent auditors, if any, at Seller's sole cost and expense, shall be permitted to review (i) the working papers, trial balances and reports of Buyer and its independent auditors, if any, relating to the Settlement Statement, (ii) the books and records of Buyer relating to the Settlement Statement and (iii) any supporting schedules, analyses and other documentation relating to the Settlement Statement; and (B) Buyer shall provide or cause to be provided reasonable access upon reasonable advance notice and during normal business hours to such employees of Seller and its independent auditors, if any, as Seller reasonably believes is necessary or desirable in connection with its review of the Settlement Statement.

          (d)    Notice of Disagreement.    If Seller disagrees with Buyer's calculation of Prorated Assets, Prorated Liabilities or Deferred Revenue delivered pursuant to Section 2.08(a), Seller may, within thirty (30) days after delivery of the Settlement Statement, give written notice of its disagreement with the Settlement Statement (the "Notice of Disagreement") to Buyer. If no Notice of Disagreement is delivered within such time period, the Settlement Statement and Buyer's calculation of Prorated Assets, Prorated Liabilities or Deferred Revenue shall be deemed final and binding on the parties hereto. The Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only be based on the Settlement Statement not being calculated in accordance with this Section 2.08. Seller shall be deemed to have agreed with all other items and amounts contained in the Settlement Statement and the calculation of Prorated Assets, Prorated Liabilities or Deferred Revenue to the extent not affected by the items or amounts in dispute.

          (e)    Buyer Review Period.    During the thirty (30) calendar day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Buyer and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, (A) Buyer and its independent auditors, if any, at Buyer's sole cost and expense, shall be permitted to review (i) the working papers, trial balances and reports of Seller and its independent auditors, if any, relating to the Notice of Disagreement, (ii) the books and records of Seller relating to the Notice of Disagreement and (iii) any supporting schedules, analyses and other documentation relating to the Notice of Disagreement; and (B) Seller shall provide or cause to be provided reasonable access, upon reasonable advance notice and during normal business hours to such employees of Buyer and its independent auditors, if any, as Buyer reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

          (f)    Arbitration.    If, at the end of such thirty (30) calendar day period, Buyer and Seller shall not have resolved such differences or mutually agreed in writing to extend the resolution period, Buyer and Seller shall thereafter promptly submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Buyer and Seller shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters disputed within thirty (30) calendar days following submission of such matters to the Accounting Firm. Buyer and Seller agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including fees and expenses of the Accounting Firm pursuant to this Section 2.08) shall be borne by Buyer and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which such proportional allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the matters submitted. The fees and expenses (if any) of Buyer's independent auditors and attorneys incurred in connection with their review of any Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Seller's independent auditors and attorneys incurred in connection with their review of the Settlement Statement and preparation and review of any Notice of Disagreement shall be borne by Seller.

        SECTION 2.09.    Purchase Price Adjustment.

          (a)  (i) If Final Prorated Liabilities for Buyer's account exceed Final Prorated Assets for Buyer's account, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(b), the amount of such excess. If Final Prorated Assets for Buyer's account exceed Final Prorated Liabilities for Buyer's account, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(b), the amount of such excess. "Final Prorated Assets" and "Final Prorated Liabilities" means, as the case may be, the Prorated Assets and Prorated Liabilities (x) as shown in Buyer's calculation delivered pursuant to Section 2.08(b), if no Notice of Disagreement with respect thereto is duly delivered by Seller to Buyer pursuant to Section 2.08(d); or (y) if a Notice of Disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.08(e) or (B) in the absence of such agreement, as determined by the Accounting Firm pursuant to Section 2.08(f).

          (ii)  (A) If Final Deferred Revenue exceeds the Collected Deferred Revenue Amount, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(b), the amount of such excess to the extent Buyer was unable to offset such excess from its collection of Accounts Receivables pursuant to the second sentence of Section 2.13(b) below; (B) if the Collected Deferred Revenue Amount exceeds Final Deferred Revenue, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(b), the amount of such excess. "Final Deferred Revenue" means the Deferred Revenue (i) as shown in Buyer's calculation delivered pursuant to Section 2.08(b), if no Notice of Disagreement with respect thereto is duly delivered by Seller to Buyer pursuant to

  Section 2.08(d); or (ii) if a Notice of Disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.08(e) or (B) in the absence of such agreement, as determined by the Accounting Firm pursuant to Section 2.08(f). "Collected Deferred Revenue Amount" means the amount of money offset by Buyer from its collection of Accounts Receivable pursuant to the second sentence of Section 2.13(b) below.

          Neither party shall be entitled to offset any payments owing pursuant to Section 2.09(a)(i) from any payment owing pursuant to Section 2.09(a)(ii) or vice versa.

          (b)  Any payment owing from Buyer to Seller or Seller to Buyer pursuant to this Section 2.09 shall be made at a mutually convenient time and place within ten (10) Business Days (the "Final Adjustment Payment Date") after the Final Prorated Assets, Final Prorated Liabilities and Final Deferred Revenue have been determined, (i) in the case of any payment owing pursuant to Section 2.09(a)(i) or Section 2.09(a)(ii)(B), by wire transfer in immediately available funds to the account of Buyer if payment is owed by Seller or to the account of Seller if payment is owed by Buyer designated by such receiving party, by notice to the other, received no later than one (1) Business Day prior to the Final Adjustment Payment Date, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment, which interest shall be calculated daily on the basis of a year of 360 days and the actual number of days elapsed, and (ii) in the case of any amount owing to Buyer pursuant to Section 2.09(a)(ii)(A), by wire transfer in the manner and with interest as set forth in clause (i) of this Section 2.09(b) to the extent Buyer is unable to offset such amount from its collection of Accounts Receivable pursuant to the second sentence of Section 2.13(b) below.

          (c)  Notwithstanding the foregoing, in the event that Seller delivers a Notice of Disagreement and either Seller or Buyer shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Notice of Disagreement, then Seller or Buyer, as applicable, shall within ten (10) Business Days of the receipt of the Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Seller or Buyer to the other, as the case may be, pending resolution of the Notice of Disagreement together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment. Such interest shall be calculated daily on the basis of a year of 360 days and the actual number of days elapsed.

          (d)  At Buyer's option, in the event of a downward adjustment to the Purchase Price pursuant to Section 2.09(a), Buyer shall deliver written notice to the Escrow Agent and Seller specifying the amount of such downward adjustment of the Purchase Price, and the Escrow Agent shall, within three Business Days of receipt thereof and in accordance with the terms of the Escrow Agreement, pay such amount to Buyer out of the Escrow Fund by wire transfer in immediately available funds. In the event that the Escrow Fund is insufficient to cover the amount of such downward adjustment, then the Escrow Agent shall distribute the entire Escrow Fund to Buyer as provided above and Seller shall pay, on or prior to the same date as the Escrow Agent distributes the Escrow Fund to Buyer, an amount to Buyer, by wire transfer in immediately available funds, equal to the amount of such deficiency.

        SECTION 2.10.    Escrow.    Prior to the Closing Date, Seller, Parent and Buyer shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit E (the "Escrow Agreement").

        SECTION 2.11.    Deposit.    Parent, on behalf of Buyer, irrevocably and unconditionally agrees to fund to Seller, as of the date of this Agreement, as a deposit on the Purchase Price to be paid by

Parent, on behalf of Buyer, at Closing, an aggregate amount no greater than $1.5 million (the "Deposit") subject to the following terms and conditions:

          (a)    Deduction at Closing.    Should the Closing occur pursuant to this Agreement, any amount drawn and outstanding on the Deposit as of the Closing Date plus interest thereon at a rate equal to 6.75% from the date(s) such amount(s) are drawn to the date of actual payment(s), which interest shall be calculated daily on the basis of a year of 360 days and the actual number of days elapsed (such principal amount drawn and outstanding plus interest, the "Repayment Amount"), shall be deducted from the Purchase Price upon the Closing in accordance with Section 2.07 of this Agreement. Should the Closing occur, Parent and Buyer are released from any obligation pursuant to this Section 2.11.

          (b)    Approved Purposes.    The Deposit, and any portion thereof, may be used solely for the purposes and the amounts set forth on Schedule 2.11(b) and not any other purpose without the prior written approval of Buyer. Without limiting the generality of the foregoing, no portion of the Deposit may be used to pay any amounts owing (i) pursuant to any of the Excluded Liabilities, (ii) to the Majority Stockholder or any other Affiliate of Seller, (iii) to any member of Seller's Board of Directors or (iv) to any investment bankers, attorneys, accountants, consultants or other agents or advisors of Seller or any of its Affiliates, whether or not in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except to the extent set forth on Schedule 2.11(b). The parties agree that notwithstanding that Schedule 2.11(b) identifies a total amount greater than $1.5 million, neither Buyer nor Parent is obligated in any way or for any reason to increase the Deposit above $1.5 million.

          (c)    Amount Immediately Available.    As an initial draw on the Deposit, on the date of this Agreement, Parent, on behalf of Buyer, shall wire transfer to Seller $444,727 in immediately available funds to an account of Seller designated by Seller to be used solely for the purpose(s) and amount(s) set forth on Schedule 2.11(b) in the column labeled "Signing". Seller represents to Parent and Buyer that it does not have, as of the date of this Agreement, sufficient monies in its possession, including monies from accounts receivable collections, to satisfy such obligations.

          (d)    Pre-Scheduled Amounts.    After the initial draw pursuant to Section 2.11(c) above, each time Seller wishes to draw any portion of the Deposit for the purpose(s) and amount(s) set forth on Schedule 2.11(b), Seller must first provide to Buyer, no earlier than five (5) Business Days and no later than two (2) Business Days prior to the date Seller desires to draw for such purpose(s) and such amount(s), a written statement (the "Scheduled Amount Certification"), certified by the Chief Financial Officer of Seller as to the accuracy thereof, that (i) such amount(s) are due and payable on the date set forth next to such amount(s), (ii) Seller does not reasonably believe it will have sufficient monies in its possession, including monies from projected accounts receivable collections, to satisfy such obligations and (iii) Seller shall use the Deposit drawn solely to pay such amount(s). Upon the receipt of a Scheduled Amount Certification, Parent, on behalf of Buyer, shall be obligated within one (1) Business Day thereof to wire transfer in immediately available funds to an account of Seller designated by Seller the amount of the Deposit drawn pursuant to such Scheduled Amount Certification.

          (e)    Other Amounts.

              (i)  Each time Seller wishes to draw any portion of the Deposit to pay any amount or for a purpose not set forth on Schedule 2.11(b), Seller must first provide to Buyer a written statement (the "Non-Scheduled Amount Certification"), certified by the Chief Financial Officer or other senior executive officer of Seller as to the accuracy thereof, setting forth (i) in specific detail the obligation(s) for which Seller requests such amount, the dollar value of such amount, the date such obligation(s) are due and payable and reasonable supporting documentation therefor, (ii) that Seller does not reasonably believe it will have sufficient monies in its possession, including monies from projected accounts receivable collections, to satisfy such obligations and (iii) that Seller shall use the Deposit drawn solely to pay such obligation(s).

            (ii)  Buyer shall have no more than three (3) Business Days to review each Non-Scheduled Amount Certification. During such period: (i) Buyer and its independent auditors, if any, shall be permitted to review any financial statements, working papers, trial balances, reports, books and records and any other supporting schedules, analyses and other documentation of Seller relating to such Non-Scheduled Amount Certification; and (ii) Seller shall provide or cause to be provided full access to such employees of Seller and its independent auditors, if any, as Buyer reasonably believes is necessary or desirable in connection with its review of such Non-Scheduled Amount Certification. After such review period, to the extent Buyer does not dispute any particular amount(s) or purpose(s) set forth on such Non-Scheduled Amounts Certification, Parent, on behalf of Buyer, shall remit within one (1) Business Day to Seller, by wire transfer in immediately available funds to an account of Seller designated by Seller, such undisputed amount(s).

            (iii)  To the extent any item or amount set forth in any Non-Scheduled Amount Certification is related to the ongoing operations of the Business (other than for any purpose prohibited by clauses (ii) through (iv) set forth in Section 2.11(b) to the extent not related to the transactions contemplated by this Agreement), Buyer will reasonably approve such item or amount. To the extent any item or amount set forth in any Non-Scheduled Amount Certification is not related to the ongoing operations of the Business, Buyer may disagree with such item or amount (including whether any item or amount satisfies the criteria set forth in Section 2.11(b) above) in its sole discretion. In the event of a disagreement, Buyer and Seller shall use their commercially reasonable efforts to resolve promptly any such dispute, and Seller shall have reasonable access to such of Buyer's employees and/or such other information as Seller reasonably believes is necessary or desirable in connection with its review of Buyer's disagreement. Upon the resolution thereof, Parent, on behalf of Buyer, shall remit within one (1) Business Day to Seller, by wire transfer in immediately available funds to an account of Seller designated by Seller, the amount of the Deposit drawn pursuant to such Non-Scheduled Amounts Certification agreed to by Buyer and Seller and not already distributed to Seller pursuant to clause (ii) of this Section 2.11(e).

          (f)    Re-Payment of Deposit.    In the event that (i) this Agreement is terminated in accordance with its terms or (ii) there is a Bankruptcy Event, neither Parent nor Buyer shall be obligated to make available to Seller any portion of the Deposit, and Seller shall pay or cause to be paid the Repayment Amount to Parent no later than April 30, 2003 (the "Maturity Date") by wire transfer in immediately available funds to an account designated by Parent, provided that in no event shall the thirty (30) day cure period set forth in clause (b)(iv) of the definition of "Bankruptcy Event" or any other event operate to delay the Maturity Date beyond April 30, 2003.

          (g)    Irrevocable Letter of Credit.

              (i)  (A) Seller hereby delivers to Parent, on behalf of Buyer, on the date hereof an unconditional and irrevocable standby letter of credit (the "Irrevocable Letter of Credit") attached hereto as Exhibit F in favor of Parent, on behalf of Buyer, in the total amount of $1,591,125 from LaSalle Bank supporting the re-payment obligations of Seller of the Repayment Amount and that expires on August 15, 2003, unless extended to August 29, 2003 by the parties to allow Parent, on behalf of Buyer, to comply with any notice from LaSalle Bank that a demand by Parent for payment does not satisfy the terms and conditions of the Irrevocable Letter of Credit, and in the case of such extension, August 29, 2003 (such date, as may be extended, the "LOC Expiration Date"). (B) Seller hereby consents to and agrees that if (x) Parent in good faith presents on or before August 15, 2003 to LaSalle Bank a demand for payment that Parent believes in good faith complies with the terms and conditions for payment under the Irrevocable Letter of Credit, (y) Parent receives a notice from LaSalle Bank that Parent's demand for payment does not satisfy the terms and conditions of the Irrevocable Letter of Credit and (z) Parent does not believe that it has a reasonable period of time to cure such defect, Parent may notify LaSalle Bank that Parent and Seller agree that the expiration date of the Irrevocable Letter of Credit must be extended from August 15, 2003 to August 29, 2003.

            (ii)  In the event that payment of the Repayment Amount is triggered by Section 2.11(f) above and Seller has not paid or caused to be paid to Parent or Buyer the Repayment Amount on or before April 30, 2003, beginning on May 1, 2003 Parent or Buyer may draw against the Irrevocable Letter of Credit in accordance with the terms thereof up to the amount of the Repayment Amount.

            (iii)  In the event that Parent, on behalf of Buyer, has been paid all or any portion of the Repayment Amount prior to the Maturity Date, the parties agree that the Irrevocable Letter of Credit nevertheless shall not terminate until the LOC Expiration Date.

            (iv)  Upon the Closing, (A) Parent, on behalf of Buyer, and Seller will send a joint notice to LaSalle Bank notifying it that the transactions contemplated by this Agreement have closed and the Irrevocable Letter of Credit may be cancelled and (B) Parent will surrender the original of the Irrevocable Letter of Credit to LaSalle Bank.

            (v)  All fees and expenses arising in connection with the Irrevocable Letter of Credit shall be paid or caused to be paid by Seller.

        SECTION 2.12.    Pre-Closing Audit of Colleges.

          (a)  Buyer and Seller will designate a mutually acceptable third party surveyor (the "College Surveyor") to provide an independent, objective calculation of the number of Colleges that are Installed. As soon as practicable after the date of this Agreement, the College Surveyor will be provided with a copy of Schedule 2.12(a)(i), which identifies the Colleges that are Installed at the date of this Agreement, including such Colleges that Buyer has visited prior to the date of this Agreement (the "Previously Validated Colleges", which are set forth on Schedule 2.12(a)(ii)). Schedule 2.12(a)(iii) includes the name, title, telephone number and e-mail address of each of a representative of Buyer (the "Buyer Representative"), a representative of Seller (the "Seller Representative"), the contact person at each College with which Seller primarily communicates (the "Primary College Contact") and a secondary contact person (the "Secondary College Contact" and, with the Primary College Contact, the "College Contacts") at each College and will be updated no earlier than five (5) Business Days prior to being provided to the College Surveyor.

          (b)  Beginning no earlier than the date the Seller Information Statement (as hereinafter defined) is filed with the SEC, the College Surveyor will contact, by phone and e-mail (with a copy to the Buyer Representative and the Seller Representative of any outgoing or incoming e-mails), the Primary College Contact at each College, and, if such Primary College Contact does not respond to such phone call(s) and/or e-mail(s) within one (1) Business Day, the College Surveyor shall contact by phone and e-mail (with a copy to the Buyer Representative and the Seller Representative of any outgoing or incoming e-mails) the Secondary College Contact at such College. The College Surveyor shall call each of the Previously Validated Colleges after all other Colleges on Schedule 2.12(a)(i) have been contacted. For purposes of this Section 2.12, the College Surveyor shall not make, and Seller shall not cause the College Surveyor to make, any communication with any of the Colleges without a representative of Buyer (the "Buyer Representative") and a representative of Seller (the "Seller Representative") being a party to all such communications, whether by phone, e-mail (as a copy) or otherwise and no response shall be valid in the absence of such Representatives (whether by phone or e-mail).

          (c)  When the College Surveyor contacts the appropriate College Contact, the College Surveyor will ask such College Contact to respond in the affirmative or negative to the following question: "Is the College Television Network currently installed at a location on your campus?" ("College Question One") The College Surveyor shall record such College Contact's response(s) along with the name and title of the College Contact providing the information. If a College indicates a negative response to College Question One, the College Surveyor shall notify Seller and Buyer, and Seller and Buyer shall jointly determine whether to call such College Contact together to verify both the response and whether such College is Installed, provided that the response received on such joint call shall not be valid unless Buyer is reasonably satisfied. The response of such College on such joint call shall be the final determination as to whether such College is Installed.

          (d)  If both the Primary College Contact and the Secondary College Contact are contacted as set forth above, and no response from either has been duly received, the Seller employee primarily responsible for such College Contact's College shall contact the Primary College Contact directly by phone and email. Upon direct contact, such Seller employee shall ask such College Contact College Question One and record such College Contact's response. As long as a Buyer Representative is a party to all communications with such College, such response shall be the final determination as to whether such College is Installed.

          (e)  If the Seller employee is unable to make direct contact with such College Contact within two (2) Business Days of his/her initial try, Buyer and Seller shall jointly determine whether a mutually acceptable third Person (the cost and expense of which shall be borne equally by Buyer and Seller) or each of the Buyer Representative (at Buyer's cost and expense) and the Seller Representative (at Seller's cost and expense) shall physically visit such College together to determine whether such College is Installed; provided, however, that Buyer and Seller agree that such a physical visit shall not occur if by such time, the number of Installed Colleges is verified in accordance with this Section 2.12 to be more than 95% of the number of Colleges Installed on the date of this Agreement,. In the event of a physical visit, the determination made (whether by such third Person or jointly by Buyer and Seller) as to such College's Installation shall be final.

          (f)    Seller represents and warrants that it has not indicated, and from and after the date of this Agreement, Seller agrees that it shall not indicate, to any College how such College should respond to the questions posed or to be posed pursuant to this Section 2.12.

          (g)  Each party shall be responsible for fifty percent (50%) of the fees and expenses of the College Surveyor for the services to be provided pursuant to this Section 2.12.

          (h)  After the conclusion of the survey conducted pursuant to this Section 2.12 and within three (3) Business Days of the Closing Date, the College Surveyor shall compile and provide to Buyer and Seller simultaneously the results of such survey. The number of Colleges deemed to be Installed at the time of Closing will be equal to the sum of (i) the number of Colleges listed on Schedule 2.12(a)(i) and (ii) the number of Previously Validated Colleges that each responded affirmatively to College Question One.

        SECTION 2.13.    Collection of Accounts Receivable.

          (a)  Effective as of the Closing, Seller hereby designates Buyer as its agent solely for purposes of collecting on behalf of Seller the Accounts Receivable. Seller shall deliver to Buyer on the Closing Date a complete and detailed statement of the Accounts Receivable. Buyer shall use reasonable best efforts to collect the Accounts Receivable during the period (the "Collection Period") beginning at the Effective Time and ending on the last day of the sixth full calendar month following the Closing Date consistent with Buyer's practices for collection of its accounts receivables; provided, however, that such efforts shall not include hiring attorneys, additional personnel or collection agencies (or other third parties) to collect such Accounts Receivable. Any payment received by Buyer at any time following the Effective Time (i) from a customer of the Business after the Effective Time that was also a customer of the Business prior to the Effective Time and that is obligated with respect to any Accounts Receivable and (ii) that is not designated as a payment of a particular invoice or invoices or as a security deposit or other prepayment, shall be presumptively applied to the accounts receivable for such customer outstanding for the longest amount of time and, if such accounts receivable shall be an Accounts Receivable, remitted to Seller in accordance with Section 2.13(b); provided further, however, that if, prior to the Effective Time, Seller or, after the Effective Time, Seller or Buyer received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then Buyer shall apply any payments from such customer to such customer's oldest, non-disputed accounts receivable, whether or not an Accounts Receivable. Except as otherwise provided herein, Buyer shall incur no liability to Seller for any collected or uncollected Accounts Receivable. During the Collection Period, neither Seller nor any of its agents, without the consent of Buyer, shall make any solicitation of any customers owing the Accounts Receivable for collection purposes.

          (b)  On or before the tenth (10th) Business Day following the end of each calendar week in the Collection Period, Buyer shall deposit into an account identified by Seller at the time of Closing the amounts collected during the preceding week of the Collection Period with respect to the Accounts Receivable. Buyer shall not offset against any amounts collected pursuant to this Section 2.13 and otherwise payable to Seller other than an amount equal to the Estimated Deferred Revenue Amount or the Final Deferred Revenue, whichever is higher, it being understood that, once the Final Deferred Revenue amount is determined pursuant to Sections 2.08 and 2.09, if Buyer has retained an amount greater than an amount equal to the Final Deferred Revenue, Buyer shall pay Seller such excess in accordance with Sections 2.08 and 2.09 above. Buyer shall furnish Seller with a complete and detailed statement of the amounts collected during such calendar week and in any prior calendar weeks during the Collection Period with respect to the Accounts Receivable and a complete and detailed schedule of the amount remaining outstanding under each particular account. Seller shall be entitled during the sixty-day period following the Collection Period to inspect and/or audit the books and records maintained by Buyer pursuant to this Section 2.13 and shall have reasonable access to Buyer's employees in connection with its review, in each case at its own expense, during normal business hours and upon reasonable advance written notice.

          (c)  Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 2.13, except that Buyer shall pay over to Seller any amounts subsequently paid to it that are designated as payment of any Accounts Receivable. Following the Collection Period, upon notice to Buyer at least five (5) Business Days prior thereto, Seller may pursue collections of all the Accounts Receivable, and Buyer shall at Seller's expense deliver to Seller all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise reasonably cooperate with Seller for the purpose of collecting any outstanding Accounts Receivable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Parent and Buyer as follows:

        SECTION 3.01.    Corporate Existence and Power.    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except for such licenses, authorizations, permits, consents and approvals the absence of which would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of its organizational documents as currently in effect.

        SECTION 3.02.    Corporate Authorization.

          (a)  The execution and delivery by Seller of this Agreement and each Ancillary Agreement, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's powers and have been duly authorized by all requisite corporate action on the part of Seller, other than the adoption of this Agreement by the affirmative vote or consent of a majority of (i) the voting power of the outstanding shares of Seller Common Stock and shares of Seller Preferred Stock entitled to vote thereon (voting together as a single class), (ii) the outstanding shares of Seller Series A Preferred Stock and (iii) the outstanding shares of Seller Series B Preferred Stock.

          (b)  This Agreement has been, and at the Closing each Ancillary Agreement to which Seller will be a party will be, duly executed and delivered by Seller. This Agreement (assuming due authorization, execution and delivery by Parent and Buyer) constitutes, and each Ancillary Agreement will constitute when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (c)  (i) the Special Committee has been duly authorized and constituted, (ii) the Special Committee, at a meeting thereof duly called and held (A) determined that the transactions contemplated by this Agreement are expedient and in the best interests of Seller and its Stockholders, (B) determined that this Agreement and the transactions contemplated by this Agreement should be approved and declared advisable and (C) resolved to recommend that the Board of Directors of Seller approve and declare the advisability of this Agreement and the transactions contemplated by this Agreement, and (iii) the Board of Directors of Seller, at a meeting thereof duly called and held, by majority vote, in consideration of the advice of the Special Committee, (A) determined that the transactions contemplated by this Agreement are expedient and in the best interests of Seller and its Stockholders, (B) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (C) resolved to recommend that the Stockholders approve the transactions contemplated by this Agreement and adopt this Agreement and (D) established September 23, 2002 as the record date (the "Record Date") for the taking of all action necessary to seek approval of the transactions contemplated by this Agreement and adoption of this Agreement by the requisite vote of the Stockholders.

        SECTION 3.03.    Governmental Authorization.    The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller shall be party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the 1934 Act and (b) any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        SECTION 3.04.    Noncontravention.

          (a)  Except as set forth in Schedule 3.04, the execution, delivery and performance of this Agreement do not, and the execution, delivery and performance of each Ancillary Agreement by

  Seller will not, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, conflict with or violate any Law or Governmental Order applicable to Seller or the Business, (iii) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Seller or to a loss of any benefit relating to the Business to which Seller is entitled under, any provision of any agreement or other instrument binding upon the Business or Seller or by which any of the assets thereof is or may be bound or (iv) result in the creation or imposition of any Lien on any asset of Seller or the Business other than Permitted Liens, except, in the cases of clauses (i), (ii) and (iii), for any such violations, consents, actions, defaults, rights or losses as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b)  None of the restrictions on business combinations contained in any antitakeover or similar statute or regulation (including the provisions of Section 203 of the Delaware Law, as to which the Board of Directors of Seller has taken all action necessary to exempt the transactions contemplated hereby therefrom) applies or purports to apply to the Voting Agreement, this Agreement or the transactions contemplated hereby or thereby.

          (c)  Seller has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

        SECTION 3.05.    Ownership of Equity.

          (a)  The authorized capital stock of Seller consists of 50,000,000 shares of Seller Common Stock, 10,023,334 shares of undesignated preferred stock, 2,510,000 shares of Series A Preferred Stock, par value $.001 per share (the "Seller Series A Preferred Stock"), and 266,666 shares of Series B Preferred Stock, par value $.001 per share (the "Seller Series B Preferred Stock, and together with Seller Series A Preferred Stock, the "Seller Preferred Stock").

          (b)  The Majority Stockholder owns a majority of the Seller Common Stock and all of the Seller Preferred Stock, all of which have been validly issued and are fully paid and nonassessable, and has sufficient voting power to approve each of the transactions contemplated by this Agreement and the Ancillary Agreements for purposes of the requirements of the 1934 Act and Delaware Law.

        SECTION 3.06.    Contracts.

          (a)  Except for the Contracts disclosed on Schedule 3.06(a), with respect to the Business, Seller is not a party to or bound by:

              (i)  (A) any agreement for the sale of advertising or other purposes for cash ("Advertising Agreements") and (B) any agreement with any College other than any College set forth on Schedule 2.12(a)(i);

            (ii)  any agreement with a term of more than three (3) months from the date of this Agreement;

            (iii)  as of the date of this Agreement, any agreement involving payments or receipts over the remaining term of such agreement (other than Advertising Agreements) of (A) $15,000 or more with respect to any single agreement or (B) $100,000 or more in the aggregate for all agreements not required to be disclosed under clause (a)(iii)(A) of this Section 3.06;

            (iv)  any agreement for Program Rights;

            (v)  any agreement involving the purchase, sale or lease of real property other than the St. Louis Lease and the leases for each of the Office Spaces;

            (vi)  any lease, sublease or similar agreement under which Seller is a lessor or sublessor of, or makes available for use to any third party, any portion of the Real Property or any premises otherwise occupied by Seller;

          (vii)  any lease for personal property providing for annual rentals of $30,000 or more;

          (viii)  any agreement for the purchase or license of, or provision by Seller of, materials, supplies, goods, equipment or other assets providing for payments by Seller of $15,000 or more;

            (ix)  any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

            (x)  any partnership, joint venture or other similar agreement or arrangement;

            (xi)  any agreement that is a Capital Lease Obligation;

          (xii)  any agreement pursuant to which Seller has, directly or indirectly, made any loan, extension of credit or capital contribution to, or investment in, any third party;

          (xiii)  any agreement relating to Indebtedness of Seller or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (xiv)  any agreement for any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any asset or property of the Business;

          (xv)  any agency, dealer, sales representative, marketing or other similar agreement;

          (xvi)  any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

        (xvii)  any agreement for any guarantee or indemnification obligation that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

        (xviii)  any agreement with or for the benefit of any Affiliate of Seller or any stockholder thereof;

          (xix)  any agreement involving compensation to any employee or consultant;

          (xx)  any agreement involving any labor agreement or collective bargaining agreement; or

          (xxi)  any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business.

          (b)  Except as disclosed on Schedule 3.06(b), no material default (with the lapse of time or giving of a notice or both) on the part of Seller and, to the Knowledge of Seller, any other party thereto, exists under any of the Contracts identified on Schedule 3.06(a)(iii) and Seller has not received any notice of termination, cancellation, breach or default under any such Contract.

          (c)  Except as disclosed on Schedule 3.06(c), each Contract included as a Purchased Asset is in full force and effect and constitutes the legal and binding obligation of, and is legally enforceable against, Seller in accordance with its terms and, to the Knowledge of Seller, is legally enforceable against the other parties thereto. Each Contract identified on Schedule 3.06(a)(iii) shall continue in full force and effect without penalty or other adverse consequence.

          (d)  Seller has previously furnished to Buyer prior to the date of this Agreement true and complete copies of all written Contracts listed on Schedule 3.06(a), including all amendments, modifications and supplements thereto, and any assignments thereof, and Schedule 3.06(d) contains complete and accurate summaries of the material provisions of all oral and pending Contracts.

          (e)  There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to the Leased Premises that are owed by Seller or any of its Affiliates.

          (f)    Seller represents that the amounts set forth on Schedule 2.11(b) are due and payable on or before the dates set forth thereon to the creditors named thereon.

        SECTION 3.07.    Intangible Property.

          (a)  There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened by any third party pertaining to or challenging Seller's right to use any of the Intangible Property or that any Intangible Property or any services provided, processes used or products manufactured, produced or used or sold by Seller do or may conflict with, or infringe or otherwise violate the rights of third parties.

          (b)  Except as set forth on Schedule 3.07(b), there is no trademark, trade name, domain name, patent or copyright that Seller is using in the Business without license to do so, including licenses from ASCAP, BMI, SESAC or other collecting society licenses.

          (c)  Except for any Intangible Property included in the Excluded Assets, the Intangible Property includes all Copyrights, Patents and Trademarks necessary for or used in the Business.

          (d)  Except as set forth on Schedule 3.07(d), all material Intangible Property has been duly applied for or registered in, filed with or issued by, as applicable, the appropriate Governmental Authority where such registration, filing or issuance is necessary for the Business, and all such filings, registrations and issuances are valid and in good standing.

          (e)  All material Copyrights, Trademarks and Domain Names that are registered or filed are described, listed or set forth on Schedule 3.07(e)(1), 3.07(e)(2) and 3.07(e)(3), respectively, all of which are transferable to Buyer without the consent of any third party, including any Governmental Authority, and, other than the "CTN" and "College Television" Trademarks pursuant to the agreements set forth on Schedule 3.07(e)(2), none of such Intangible Property has been licensed to any third party. None of the Patents is material to the Business.

          (f)    None of the Intangible Property is the subject of a judicial or administrative finding, opinion or office action or has been adjudged invalid, unenforceable or unregistrable in whole or in part. Each Intangible Property owned by Seller is valid and enforceable.

        SECTION 3.08.    Real Property.

          (a)  Seller has previously furnished to Buyer a true and complete copy of the St. Louis Lease, including all amendments, modifications and supplements thereto, and any assignments thereof. The rental and other fees set forth in the St. Louis Lease are the actual amounts being paid, and there are no separate agreements or understandings with respect to the same. Seller enjoys peaceful and quiet possession of the premises leased or licensed under the St. Louis Lease (the "Leased Premises").

          (b)  To the Knowledge of Seller, there are no condemnation proceedings, eminent domain proceedings, lawsuits or legal proceedings of any kind pending or, to the best Knowledge of Seller, threatened, in connection with the Leased Premises.

          (c)  The Leased Premises are occupied under a valid and current occupancy permit or the like. There are no facts known to Seller that would prevent any portion of the Leased Premises from being occupied by Buyer after the Closing in substantially the same manner as before or as currently contemplated.

          (d)  Seller has paid, or shall have paid prior to Closing, all amounts owing to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Leased Premises. There are no construction, architect, engineering and other agreements relating to uncompleted construction projects entered into by Seller in connection with the Leased Premises. All contributions required to have been paid by a landlord or Seller in connection with the construction of, installation of equipment on, or modification to, the Leased Premises have been paid.

          (e)  Except as set forth on Schedule 3.08(e), there are no parties in possession of any portion of the Leased Premises other than Seller, whether as lessees, sublessees, licensees, or tenants at will.

        SECTION 3.09.    Title to Purchased Assets; Liens.    Except as set forth on Schedule 3.09(a)(1), Seller has good, valid and marketable title to or valid leasehold interests in all of the Purchased Assets, free and clear of any and all Liens (other than Permitted Liens and Liens that will be discharged by Seller on or prior to the Closing Date). Except as set forth on Schedule 3.09(a)(2), Seller has complete and unrestricted power and unqualified right to sell, transfer, convey and deliver the Purchased Assets to Buyer without penalty or other adverse consequences. At the Closing, Buyer will have acquired valid title to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens (other than Permitted Liens) and without incurring any penalty or other adverse consequence.

        SECTION 3.10.    Sufficiency of Assets.    The Purchased Assets constitute all of the property, assets and rights (other than the Excluded Assets) forming a part of, used, held or intended to be used in the Business and constitute all of the properties, assets and rights necessary for the continued operation of the Business as currently conducted.

        SECTION 3.11.    Condition of Equipment.    The Equipment, in the aggregate in all material respects, is in working condition and repair, ordinary wear and tear excepted, and is not in need of imminent repair or replacement, and those items of Equipment constituting transmitting equipment are operating in accordance with their intended use. All operating systems and computer software are (A) operating satisfactorily for the task to which they are being applied and in accordance with all vendor warranties and vendor-supplied user documentation, (B) reasonably capable of handling existing and currently contemplated work volumes and (C) not in imminent need of material upgrade, enhancement, repair or replacement.

        SECTION 3.12.    SEC Filings.

          (a)  Seller has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1999, and has heretofore furnished to Buyer, in the form filed with the SEC, (i) its annual reports on Form 10-K for the fiscal years ended December 31, 1999, 2000 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2002 and June 30, 2002, (iii) all of its proxy or information statements relating to meetings of, or actions taken without a meeting by, Seller's Stockholders (whether annual or special) held since December 31, 2000 and (iv) all of its other forms, reports, statements, schedules and registration statements filed by Seller with the SEC since December 31, 2000 (collectively, the "Filed SEC Documents").

          (b)  As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Filed SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        SECTION 3.13.    Financial Information.

          (a)  True and complete copies of the audited balance sheets as at December 31, 1999, 2000 and 2001 and the related audited statements of income and cash flows for each of the years ended December 31, 2000 and 2001 of Seller and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Seller's independent accountants (collectively, the "Audited Financial Statements"), and the unaudited interim balance sheet as at June 30, 2002 and July 31, 2002, the related unaudited interim consolidated statement of income for the six month and seventh month periods ending on such dates and the related unaudited interim consolidated statement of cash flows for the six month period ending on June 30, 2002 of Seller (collectively, the "Unaudited Financial Statements" and with the Audited Financial Statements, the "Financial Statements"), together with all related schedules thereto, are all attached as Schedule 3.13(a).

          (b)  The Financial Statements (A) are in accordance with the books and records of Seller and its Subsidiaries, (B) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, it being understood that the Unaudited Financial Statements do not contain footnotes), (C) fairly present in all material respects the financial condition of Seller and its Subsidiaries as at the dates indicated and the results of its operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the Unaudited Financial Statements) and (D) do not reflect any (i) unusual or infrequently occurring items or (ii) related party transactions, in each case, except as set forth on Schedule 3.13(b).

          (c)  The books and records of Seller and its Subsidiaries (A) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP except as set forth on Schedule 3.13(c) and (B) are in all material respects complete and correct.

          (d)  Seller has previously furnished to Buyer a true and complete copy of the 2002 and 2003 annual budgets received by Buyer on April 2, 2002 for the Business setting forth in reasonable detail all monthly budgeted expenditures for the Business for such periods, including all budgeted capital expenditures, as set forth in full on Schedule 3.13(d). The amounts set forth therein were prepared as of April 2002, and Seller makes no representation as to the achievability of such amounts.

        SECTION 3.14.    Intercompany Accounts.    Schedule 3.14(a) contains a complete statement of all intercompany balances as of the Balance Sheet Date between Seller and its Affiliates. Except as disclosed in Schedule 3.14(b), since the Balance Sheet Date, there has not been any accrual of liability or other transaction by or between Seller or the Business and any Affiliate of Seller.

        SECTION 3.15.    Absence of Certain Changes or Events.

          (a)  Except as disclosed in Schedule 3.15(a), since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice.

          (b)  Since the Balance Sheet Date, except as set forth in Schedule 3.15(b) or as contemplated by this Agreement, there has not been:

              (i)  any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

            (ii)  any incurrence, assumption or guarantee by Seller of any Indebtedness with respect to the Business;

            (iii)  any making of any loan, advance or capital contributions to or investment in any Person by Seller;

            (iv)  any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Business having a replacement cost of more than $10,000 for any single loss or $100,000 for all such losses;

            (v)  (A) through the date of this Agreement (i) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or Purchased Assets (including the acquisition or disposition of any assets) other than in the ordinary course of business consistent with past practices or (ii) any amendment, termination or relinquishment by Seller of any Contract or other right; and (B) after the date of this Agreement and through the Closing Date (x) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or Purchased Assets (including the acquisition or disposition of any assets) other than in the ordinary course of business consistent with past practices or (y) any amendment, termination or relinquishment by Seller of any Contract or other right, in each case other than with respect to the Excluded Assets and Excluded Liabilities, to the extent the Purchased Assets are not or could not reasonably be expected to be adversely affected thereby and the Assumed Liabilities are not or could not reasonably be expected to be increased thereby;

            (vi)  the creation or other incurrence by Seller of any Lien on any Purchased Asset other than Permitted Liens;

          (vii)  any (A) establishment of any bonus, insurance, employment, severance, deferred compensation, pension, retirement, profit sharing, stock option (including any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any officer of Seller or Network Employee, or (C) increase or change to the rate or nature of the compensation (including wages, salaries and bonuses) that is paid or payable or to become payable to any Person employed by the Business, except in each case, as may be required by Law or existing contracts or applicable collective bargaining agreements, copies of which have previously been furnished to Buyer, other than such increases or changes that in the aggregate do not exceed $30,000;

          (viii)  any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Network Employee, which Network Employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any Network Employee;

            (ix)  any change in any method of accounting or accounting practice by Seller with respect to the Business except for any such change after the date hereof required by reason of a concurrent change in U.S. generally accepted accounting principles;

            (x)  any change in the method or practice of compiling data for, entering data into or maintaining the College Affiliate Database.

            (xi)  (A) through the date of this Agreement, any failure to pay any creditor any material amount owed to such creditor when due; and (B) after the date of this Agreement and through the Closing Date, any failure to pay any creditor any material amount owed to such creditor when due other than with respect to the Excluded Assets and Excluded Liabilities, to the extent the Purchased Assets are not or could not reasonably be expected to be adversely affected thereby and the Assumed Liabilities are not or could not reasonably be expected to be increased thereby; or

          (xii)  any agreement or commitment to do anything set forth in this Section 3.15(b).

        SECTION 3.16.    Absence of Litigation.    Except as set forth on Schedule 3.16, there is no Action (or any basis therefor) pending or, to the Knowledge of Seller, threatened against, affecting or relating to the Business, any Purchased Asset or Seller or any of its properties or assets before any Governmental Authority. Seller is not, and none of its properties or assets is, under or subject to any Governmental Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

        SECTION 3.17.    Compliance with Laws.

          (a)  Seller is not in material violation of, and has not since January 1, 2001 materially violated, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any Law or Governmental Order applicable to Seller, the Purchased Assets or the Business.

          (b)  Schedule 3.17(b) sets forth a brief description of each Governmental Order applicable to Seller as it may relate to the Business, the Business or any Purchased Asset.

        SECTION 3.18.    Employees; Labor Matters.

          (a)  Schedule 3.18(a) sets forth a true and complete list, dated as of a date no more than five (5) days prior to the date of this Agreement, of all individuals employed by the Business, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), department, title, location, whether covered by a collective bargaining agreement and whether full-time, part-time or per-diem.

          (b)  The Network Employees are not covered or bound by any labor agreement or collective bargaining agreement, and no collective bargaining agreement or other labor agreement is currently being discussed or negotiated with respect to the Network Employees. Seller is in material compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such compliance the failure of which or the engagement of which would not have or would not reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of Seller, threatened against Seller before the National Labor Relations Board or any comparable state agency. No strike, work stoppage or other labor dispute relating to the Business is pending or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, there is no activity involving any Network Employee seeking to certify a collective bargaining unit or engaging in any other organizational activity.

        SECTION 3.19.    Employee Benefit Plans.

          (a)  Schedule 3.19(a) identifies each Employee Plan. Seller has previously furnished to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Seller has provided Buyer with complete age, salary, service and related data as of September 16, 2002 for all employees covered under any Employee Plan.

          (b)  None of Seller and any of its ERISA Affiliates currently maintains or has ever maintained or contributed to any Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. The assets of Seller are not now, nor will they after the passage of time be, subject to any Lien imposed under Code Section 412(n) by reason of a failure of Seller to make timely installments or other payments required under Code Section 412.

          (c)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Seller has previously provided Buyer with the most recent determination letter of the IRS relating to each such Employee Plan. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

          (d)  Seller does not have any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Seller, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Seller from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Business other than limitations imposed under the terms of a collective bargaining agreement.

          (e)  All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent retained by Seller. There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

          (f)    There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (g)  Except as disclosed on Schedule 3.19(g), no employee or former employee of the Business will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

        SECTION 3.20.    Environmental Matters.

          (a)  Except as disclosed on Schedule 3.20(a):

              (i)  no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or Action or review is pending or, to the Knowledge of Seller, threatened by any Governmental Authority or other Person with respect to any matters relating to Seller or the Business and relating to or arising out of any Environmental Law;

            (ii)  there are no liabilities of or relating to Seller or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to the Knowledge of Seller, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

            (iii)  (A) to the Knowledge of Seller, no Hazardous Material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under the Leased Premises or any property now or previously leased by the Business or Seller; and (B) no Hazardous Material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned by the Business or Seller;

            (iv)  (A) to the Knowledge of Seller, no Hazardous Material has been Released at, on or under any property now or previously leased by Seller or the Business; and (B) no Hazardous Material has been Released at, on or under any property now or previously owned by Seller or the Business;

            (v)  (A) to the Knowledge of Seller, no property now or previously leased by Seller or the Business is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or local list of sites requiring investigation or clean-up; and (B) no property now or previously owned by Seller or the Business nor any property to which Seller or the Business has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material is listed or, to the Knowledge of Seller, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or local list of sites requiring investigation or clean-up;

            (vi)  both the Business and Seller are in material compliance with all Environmental Laws and have obtained and are in material compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

          (vii)  all property that is or has previously been occupied by Seller or the Business is or was, respectively, either owned or leased by Seller or the Business.

          (b)  There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to the Business or any property or facility now or previously owned or leased by the Business that has not been previously delivered to Buyer.

          (c)  With respect to any facility or real property that is owned, leased or operated by Seller and that is located in the State of Connecticut, none is subject to the Connecticut Responsible Property Transfer Law, IC 13-7-22.5 et seq.

          (d)  With respect to any facility or real property that is owned, leased or operated by Seller and that is located in the State of New Jersey, none is subject to the New Jersey Industrial Site Recovery Act, NJSA 13:1K-6 et seq.

        SECTION 3.21.    Seller Information Statement.    The information statement or the proxy statement, as applicable, of Seller to be filed with the SEC in connection with this Agreement and the transactions contemplated hereby (the "Seller Information Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Seller Information Statement or any amendment or supplement thereto is first mailed to the Stockholders, and at the Effective Time, the Seller Information Statement, as

supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.21 will not apply to information supplied in writing by Parent or Buyer concerning Parent or Buyer specifically for inclusion in the Seller Information Statement.

        SECTION 3.22.    Insurance.    Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the business, operations, employees, officers or directors of Seller or the Business. There is no claim by or on behalf of Seller or the Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.22, after the Closing Seller and the Business shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

        SECTION 3.23.    Taxes.    (a) Seller has timely filed or been included in, or, except as disclosed in Schedule 3.23, will timely file or be included in, all material Tax Returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending on or before the Closing Date other than pursuant to valid extensions; (b) all material Taxes that are due with respect to Seller have been paid except to the extent such Taxes are being contested in good faith; (c) no deficiency for any material amount of Tax has been asserted or assessed by a Tax authority against Seller or for which Seller may be liable; (d) there are no judicial proceedings with respect to material Taxes due from Seller; and (e) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

        SECTION 3.24.    Brokers.    There is no broker, finder, investment banker or other intermediary who or that has been retained by or is authorized to act on behalf of Seller who or that might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

        As to Sections 4.01, 4.02, 4.03, 4.04, 4.06 and 4.08, Buyer and Parent jointly and severally represent and warrant to Seller, and as to the remaining sections, Buyer represents and warrants to Seller, in each case, as follows:

        SECTION 4.01.    Corporate Existence and Power.    Each of Parent and Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any such licenses, authorizations, permits, consents and approvals the absence of which would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer and Parent to perform its respective obligations under this Agreement or the Ancillary Agreements.

        SECTION 4.02.    Corporate Authorization.

          (a)  The execution and delivery of this Agreement and the Ancillary Agreements by Parent and Buyer, the performance by Parent and Buyer of their respective obligations hereunder and thereunder and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby are within such party's corporate powers and have been duly authorized by all requisite corporate action on the part of Parent and Buyer, respectively.

          (b)  This Agreement has been, and at the Closing each Ancillary Agreement to which Parent or Buyer will be a party will be, duly executed and delivered by Buyer and Parent, as the case may be. This Agreement (assuming due authorization, execution and delivery by Seller) constitutes, and each Ancillary Agreement to which Parent or Buyer will be a party will constitute when executed and delivered by such party, the legal, valid and binding obligation of such party.

        SECTION 4.03.    Governmental Authorization.    The execution, delivery and performance of this Agreement by Parent and Buyer and each Ancillary Agreement to which Parent or Buyer shall be a party and the consummation of the transactions contemplated hereby and thereby by such party require no action by or in respect of, or filing with or notification to, any Governmental Authority other than any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement or the Ancillary Agreements.

        SECTION 4.04.    Noncontravention.    The execution, delivery and performance of this Agreement do not, and the execution, delivery and performance of each Ancillary Agreement by Parent and Buyer will not, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with (i) as to Parent, the Amended Certificate of Incorporation or By-laws of Parent and (ii) as to Buyer, the Certificate of Incorporation or By-laws of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any Law or Governmental Order applicable to Parent or Buyer, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Parent or Buyer or to a loss of any benefit to which Parent or Buyer is entitled under, any provision of any agreement or other instrument binding upon Parent or Buyer or by which any of the assets of Parent or Buyer is or may be bound or (d) result in the creation or imposition of any Lien on any asset of Parent or Buyer other than Permitted Liens, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement or the Ancillary Agreements.

        SECTION 4.05.    Absence of Litigation.    There are no Actions pending or, to the knowledge of Parent or Buyer, threatened against Parent or Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

        SECTION 4.06.    Seller Information Statement.    None of the information provided in writing by Parent or Buyer concerning Parent or Buyer specifically for inclusion in the Seller Information Statement or any amendment or supplement thereto, at the time the Seller Information Statement or any amendment or supplement thereto when filed, when first mailed to the Stockholders and at the Effective Time will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        SECTION 4.07.    Operations of Buyer.    Buyer is a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements and has engaged in no business activity other than in connection with the performance of its obligations hereunder.

        SECTION 4.08.    Brokers.    There is no broker, finder, investment banker or other intermediary who or that has been retained by or is authorized to act on behalf of Parent or Buyer who or that might be entitled to any fee or commission from either Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V

COVENANTS OF SELLER

        SECTION 5.01.    Operations Pending Closing.

          (a)  Seller hereby covenants and agrees that, from the date of this Agreement and prior to the Closing, unless otherwise expressly contemplated by this Agreement, Seller shall:

              (i)  operate the Business in the usual and ordinary course consistent with past practices (other than with respect to the Excluded Assets and Excluded Liabilities, to the extent the Purchased Assets are not or could not reasonably be expected to be adversely affected thereby and the Assumed Liabilities are not or could not reasonably be expected to be increased thereby);

            (ii)  use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its principal officers and key employees and maintain its relationships with its principal customers, suppliers and other third Persons with which it has business relations; and

            (iii)  use its reasonable best efforts to maintain and keep its Equipment, properties and other assets in working repair and condition as at present, ordinary wear and tear excepted, and replace with a substantially equivalent asset of substantially equivalent quality or utility any of the Equipment, properties and other assets that shall be worn out, lost, stolen or destroyed.

          (b)  Without limiting the generality of the matters set forth in Section 5.01(a), from the date of this Agreement and prior to the Closing, Seller shall and shall cause the Business to, except with Buyer's prior written consent:

              (i)  not enter into any new agreements for Program Rights or more than twenty (20) Contracts for the Installation of the Network at any College;

            (ii)  (A) air Programming that is of the same substance and style as is consistent with past practice (it being understood that Seller may not be able to air Programming pursuant to the ESPN Agreement if such agreement is terminated by ESPN Enterprises, Inc. prior to the Closing Date) and (B) not make payments on Program Rights agreements and other agreements except in accordance with this Agreement;

            (iii)  not enter into any new Tradeout Agreement relating to the Business that will not be fully performed prior to the Closing without Buyer's prior written consent;

            (iv)  (A) promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to any Network Employees and (B) not enter into or permit any Person to enter into any collective bargaining agreement applicable to any Network Employees that provides that it shall be binding upon any "successor" employer of such Network Employees;

            (v)  follow the Business' usual and customary policy with respect to (A) extending credit for sales of commercial time on the Network and (B) collecting accounts receivable relating to the Business arising from such extension of credit;

            (vi)  not make any change in any method of accounting or accounting practice utilized in the preparation of the Financial Statements, except for any such change required by reason of a concurrent change in generally accepted accounting principles, which, for the avoidance of doubt, shall not result in any change in GAAP;

          (vii)  not acquire an amount of assets material to the Business, individually or in the aggregate, from any other Person;

          (viii)  not sell, lease, license or otherwise dispose of any asset or property relating to the Business except pursuant to existing contracts or commitments and as provided in Section 5.10(a); provided that Buyer's consent shall not be unreasonably withheld to the extent such sale, lease, license or other disposition relates to the Excluded Assets and Excluded Liabilities, to the extent the Purchased Assets are not or could not reasonably be expected to be adversely affected thereby and the Assumed Liabilities are not or could not reasonably be expected to be increased thereby; provided further that such consent is not required for the sale, lease, license or other disposal of the Atlanta Office Space and the furniture, fixtures and other assets set forth on Schedule 2.01(a);

            (ix)  not enter into or agree to enter into any agreement to sell, purchase or encumber any parcel of real property;

            (x)  not enter into any agreements or transactions on behalf of the Business with any Affiliate of Seller and not make any distributions of any amounts to any Affiliate of Seller or to any investment bankers, attorneys, accountants, consultants or other agents or advisors to which any amount is owed by or on behalf of Seller or any of its Affiliates;

            (xi)  (A) not hire or terminate any Person; (B) not increase or otherwise change the rate or nature of, or prepay, the compensation (including wages, salaries, commissions and bonuses) that is paid or payable to any Person employed by the Business, except pursuant to existing compensation and fringe benefit plans, practices and arrangements that have been furnished (in the case of such plans) or disclosed (in the case of such practices and arrangements) to Buyer prior to the date of this Agreement; (C) not enter into, renew or allow the renewal of or entering into, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for the Business; and (D) not increase or otherwise change the rate or nature of severance or other termination benefits that are paid or payable to any Person employed by the Business.

          (xii)  not adopt any Employee Plan or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of the Network Employees or modify the existing Plans insofar as they relate to the Network Employees;

          (xiii)  not make any capital expenditure;

          (xiv)  except as set forth on Schedule 5.01(b)(xiv) or Schedule 2.11(b), not make any cash expenditure greater than $3,000 without Buyer's prior written consent;

          (xv)  utilize the Deposit only in accordance with the provisions of Section 2.11 of this Agreement;

          (xvi)  not do any of the things that would constitute a breach of Section 3.15(b);

        (xvii)  (A) not enter into any agreement or Contract (except as set forth herein) and (B) not change, amend, terminate or otherwise modify any Contract in any material respect except for those Contracts either that terminate or expire prior to the Effective Time by their own terms or that are Excluded Assets, to the extent the Purchased Assets are not or could not reasonably be expected to be adversely affected thereby and the Assumed Liabilities are not or could not reasonably be expected to be increased thereby; and

        (xviii)  except as set forth on Schedule 5.01(b)(xviii), not agree, commit or arrange to do any of the things set forth in clauses (b)(ii)(B), (iii), (iv)(B) or (vi) through (xvii) of this Section 5.01(b);

        SECTION 5.02.    Access to Information.

          (a)  From the date hereof until the Closing Date, upon reasonable notice, Seller shall cause each of its Affiliates, officers, directors, employees, agents, representatives, accountants, counsel and financial advisors to (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours to the offices, properties, books and records of the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may from time to time reasonably request and (iii) instruct the officers, directors, employees, agents, representatives, accountants, counsel and financial advisors of Seller or any of its Affiliates to cooperate with Buyer in its investigation of the Business; provided, however, that any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to unreasonably interfere with the Business and shall be subject to the terms of the Confidentiality Agreement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by either Seller or the Majority Stockholder hereunder or the Voting Agreement, respectively.

          (b)  On and after the Closing Date, Seller and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Buyer, Buyer's Affiliates and the Business.

          (c)  On and after the Closing Date, Seller will, for a period of seven (7) years after the Closing Date (i) retain the books of account, financial and other records (including accountants' work papers) of Seller that relate to the Business and the Purchased Assets for periods prior to the Closing in a manner reasonably consistent with prior practice of Seller or send such books and records to Buyer, who shall retain such books and records for such period and (ii) afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the businesses or operations of Seller.

        SECTION 5.03.    Phase I Report.    For the thirty-day period beginning on the date hereof, Seller shall cooperate with Buyer so that Buyer can promptly obtain (at Buyer's expense) a Phase I Environmental Site Assessment Report prepared consistent with ASTM Standard 1527-00 concerning the Leased Premises from an environmental engineering firm acceptable to Buyer that shall confirm, in a manner reasonably satisfactory to Buyer, the non-existence of any Hazardous Materials on or about the Leased Premises or any violation of Environmental Laws. Any audit report beyond a Phase I Report shall be conducted by Buyer only with the prior written consent of Seller.

        SECTION 5.04.    Financial Reports.

          (a)  Within thirty (30) days after the end of each month following the date of this Agreement until the Closing Date, Seller shall furnish Buyer with a copy of the monthly unaudited financial reports for the Business (including balance sheet and income statement) for each such month and the fiscal year to the end of such month, including a comparison to the appropriate prior year period, provided that Seller shall furnish Buyer with quarterly financial reports within forty-five (45) days following the end of the relevant quarter. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.13(b) concerning "Unaudited Financial Statements" and shall be deemed to be "Unaudited Financial Statements" for all purposes of such Section.

          (b)  Between the date of this Agreement and the Closing Date, Seller shall deliver to Buyer the pacing reports relating to the Business no later than two (2) Business Days after each such pacing report is prepared.

        SECTION 5.05.    Employees.    Seller shall deliver to Buyer an updated list, dated as of a date no more than ten (10) days prior to the Closing Date, of all Network Employees, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on leave and reason therefor), location, department, title, whether covered by a collective bargaining agreement and whether full-time, part-time or per-diem.

        SECTION 5.06.    Estoppel Certificate.    Seller shall use reasonable best efforts to obtain and deliver promptly to Buyer prior to the Closing Date an estoppel certificate, in a form acceptable to Buyer, executed by the landlord under the St. Louis Lease.

        SECTION 5.07.    Risk of Loss.

          (a)  Upon the occurrence prior to the Closing of any casualty loss, damage or destruction material to the operation of the Business to the extent such lost, damaged or destructed item is included as a Purchased Asset, it being understood that loss of or damage or destruction to, a location at which the Network is Installed will not be deemed material in the aggregate unless more than thirty-six (36) such locations are lost or have suffered damage or destruction, Seller shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. Seller shall use its reasonable best efforts to commence promptly and thereafter to proceed diligently to repair or replace any such lost, damaged or destroyed property, whether such loss, damage or destruction occurs prior to, on or after the date of this Agreement but prior to the Closing Date, such efforts to include the payment of any applicable insurance policy deductibles. However, in the event that such repair or replacement is not fully completed prior to the Closing Date, or the loss, damage or destruction causes the Network to fail to transmit for forty-eight (48) consecutive hours or more, then Buyer may elect to (i) consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall assign to Buyer the portion of the insurance proceeds, if any, not previously expended by Seller to repair or replace the damaged or destroyed property, (ii) terminate this Agreement, or (iii) delay the Closing Date until up to fifteen (15) calendar days after Seller gives written notice to Buyer of completion of the repair or replacement of the damaged or destroyed property, provided that if Seller is unable through its reasonable best efforts to complete such repair or replacement within sixty (60) days after the casualty, Buyer may then terminate this Agreement.

          (b)  If the Closing does occur as contemplated under Section 5.07(a)(i), the Purchase Price shall not be adjusted upward by reason of such assignment of the insurance proceeds to Buyer.

        SECTION 5.08.    Stockholder Approval.

          (a)  In accordance with the Delaware Law and Seller's certificate of incorporation and bylaws, Seller shall take all action necessary to seek approval of the transactions contemplated by this Agreement and adoption of this Agreement by the requisite vote of the Stockholders, immediately after the Record Date, by submitting to the Majority Stockholder an Action by Written Consent in the form attached hereto as Exhibit G.

          (b)  (i) The Board of Directors of Seller shall recommend by majority vote that the Majority Stockholder vote in favor of the approval of the transactions contemplated by this Agreement and the adoption of this Agreement (the "Board Recommendation"); and (ii) the Board of Directors of Seller shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the Board Recommendation.

          (c)  Notwithstanding anything to the contrary contained in this Agreement, the obligation of Seller to take all action necessary to seek approval of the transactions contemplated by this Agreement and the adoption of this Agreement by the requisite vote of the Stockholders as provided in this Section 5.08 shall not be limited or otherwise affected by any change, event, occurrence, development or state of circumstances or facts, including any withdrawal, amendment or modification of the Board Recommendation. Seller shall not submit, or propose to submit, to the vote of its Stockholders any agreement or transaction other than this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

        SECTION 5.09.    Seller Information Statement.

          (a)  Seller shall (i) promptly, after execution of this Agreement, but in no event later than ten (10) Business Days after the date of this Agreement, prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its Stockholders as promptly as practicable but in no event later than two (2) Business Days after receiving clearance by the SEC the Seller Information Statement notifying the Stockholders of the approval of the transactions contemplated by this Agreement and adoption of this Agreement by the Majority Stockholder Written Consent and (ii) prior to filing with the SEC, provide Parent and Buyer a reasonable opportunity to review and comment on the Seller Information Statement, as may be amended or supplemented from time to time, which comments shall not be unreasonably delayed so as to cause Seller to be unable to comply with the time deadline set forth in this Section 5.09(a) so long as Buyer is provided a reasonable opportunity for review.

          (b)  Seller shall advise Parent and Buyer, promptly after it receives notice thereof (but in no event later than one (1) Business Day thereafter), that the SEC has requested any amendment or supplement to the Seller Information Statement or any additional information relating thereto, or has otherwise provided any comments thereto, or that the SEC has cleared the Seller Information Statement and provide to Parent, Buyer and their counsel any copies of correspondence received from the SEC. Seller shall not file any amendment or supplement to the Seller Information Statement or other correspondence related thereto without the prior approval of Parent or Buyer as to any information contained therein that may reflect upon the transactions contemplated hereby, Parent, Buyer, any of their Affiliates or the businesses of Parent, Buyer or any of their Affiliates (such approval not to be unreasonably withheld or delayed so long as Parent or Buyer is provided a reasonable opportunity for review and Seller engages in good faith discussions with respect thereto).

          (c)  If, at any time prior to the Effective Time, any event or circumstance relating to Seller or the Business, or their respective officers or directors, should be discovered by Seller, which, pursuant to the 1934 Act, should be set forth in an amendment or a supplement to the Seller Information Statement, Seller shall promptly inform Parent and Buyer thereof but in no event later than one (1) Business Day after the discovery thereof.

          (d)  To the extent required by the 1934 Act, the Seller Information Statement shall include the Board Recommendation.

        SECTION 5.10.    Transition Services.

          (a)  As to each of the Office Spaces other than the New York Office Space, for a period of 120 days after the Closing Date, at Buyer's option, Seller shall provide or cause to be provided, to the extent approved by the respective lessor, to Buyer full access to each of the Office Spaces in the manner the Business currently enjoys such access for a monthly rental amount equal to $45,218.40, in the case of the Atlanta Office Space, and $2,721.87, in the case of the Chicago Office Space, in each case (A) unless Seller obtains a sublease or can terminate such lease for such Office Space, in which case Buyer shall vacate upon thirty (30) days' written notice and (B) as such monthly rental amounts may be prorated in the event Buyer vacates such premise(s) before the end of any month.

          (b)  As to the New York Office Space, for a period beginning on the Closing Date and ending on the earlier of (i) the date Buyer elects to vacate such premises (upon thirty (30) days' notice) and (ii) 120 days after the Closing Date, at Buyer's option, Seller shall provide or cause to be provided to Buyer full access to such Office Space in the manner the Business currently enjoys such access for a monthly rental amount equal to $23,932.07, as may be prorated in the event Buyer vacates such premises before the end of any month.

        SECTION 5.11.    Excluded Liabilities.    On and after the Effective Time, Seller shall pay and discharge the Excluded Liabilities as and when they become due and payable (taking into account any terms or conditions that Seller may renegotiate with respect thereto other than with respect to any Contract with a College).

        SECTION 5.12.    Use of Program Library Content.    Seller shall not, on or after the date of this Agreement, sell, transfer, dispose, license or otherwise allow any third Person to air any content with respect to which Seller has exclusive rights included in the Program Library.

        SECTION 5.13.    Extensions of or Amendments to Contracts.    Seller shall use its reasonable best efforts to extend in writing the term of each of the Crawford Agreement and the Transponder Use Agreement dated April 30, 1998 between Seller and Public Broadcasting Service through December 31, 2003. Seller shall use its reasonable best efforts to amend the Agreement between Seller and Time Warner Cable of New York City dated as of April 10, 2001 to provide that Time Warner consents to the assignment thereof to Buyer effective as of the Closing.

ARTICLE VI

COVENANTS OF PARENT AND BUYER

        SECTION 6.01.    Access to Information.    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Effective Time, for a period of seven years after the Closing Date, upon reasonable notice, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books and records relating to the Business in connection exclusively with any period ending on or before the Closing Date and to employees of Buyer to the extent reasonably necessary to establish facts related to such period; provided that any such access shall not unreasonably interfere with the conduct of the businesses or operations of Parent or Buyer.

        SECTION 6.02.    Seller Information Statement.    Each of Parent and Buyer shall furnish such information concerning Parent and Buyer, respectively, as Seller may reasonably request in connection with the preparation and clearance by the SEC of the Seller Information Statement.

ARTICLE VII

COVENANTS OF PARENT, BUYER AND SELLER

        SECTION 7.01.    Commercially Reasonable Efforts; Further Assurances.

          (a)  Subject to the terms and conditions of this Agreement, Parent, Buyer and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that notwithstanding anything to the contrary contained in this Agreement, none of Parent, Buyer and any of its or their Affiliates or stockholders, directors or officers shall be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of, or limit the ownership or operations of all or any portion of its businesses, assets or operations or any assets or business to be acquired hereunder.

          (b)  Parent, Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

        SECTION 7.02.    Certain Filings; Further Actions.    (a) Parent, Buyer and Seller shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and (b) Seller shall use its reasonable best efforts in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts and in seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that, in each case, none of Parent, Buyer and Seller shall be required to pay consideration to obtain any such consent, approval or waiver, and Seller shall not agree to or permit the amendment of any Contract relating to the Business in order to obtain any consent or approval.

        SECTION 7.03.    Control Prior to Closing.    The parties acknowledge and agree that, for the purposes of any applicable Law, this Agreement, including the covenants in Article V, are not intended to and shall not be construed to transfer control of the Business from Seller to Buyer prior to the Effective Time.

        SECTION 7.04.    Public Announcements.    The parties shall agree on the terms of the press releases that announce the transactions contemplated hereby, which shall be substantially in the form attached hereto as Exhibit H, and thereafter Seller agrees not to issue, and to cause its Affiliates not to issue, any press release or make any public announcement with respect to this Agreement or the transactions contemplated hereby, including any press releases or public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange (a "Required Announcement"), without Parent's prior consent; provided, however, that as to any Required Announcement, Parent agrees, so long as it is provided a reasonable opportunity for review and Seller and its Affiliates engage in good faith discussions with respect thereto, that it shall provide its consent in a timely fashion.

        SECTION 7.05.    Notices of Certain Events.    Each party hereto shall promptly notify each other party hereto of:

          (a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (c)  in the case of Seller, any Action commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement; and

          (d)  in the case of Parent and Buyer, any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relates to the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

PENSION, EMPLOYEE AND UNION MATTERS

        SECTION 8.01.    Employment.

          (a)  Immediately prior to the Effective Time, Seller shall terminate all Network Employees, except those employees whose employment Contracts are set forth in Schedule 2.01(c), in accordance with applicable Laws and, before the Closing, shall provide any required notices in a timely manner in connection therewith. Seller shall indemnify and hold Buyer harmless from and against all costs and liabilities resulting from the termination of such Network Employees.

          (b)  As of the Effective Time, Buyer shall offer employment to any Network Employee unless such Network Employee has committed a wrongful act and may, at its option, offer employment to any of Stuart Klitenic, Steven Bonvissuto, Thomas Rocco, Thomas Gatti and James Nieves. For the purposes hereof, all such Employees who accept Buyer's offer of employment are hereinafter referred to as the "Transferred Employees". For purposes of eligibility and vesting in any of Buyer's benefit plans, program or arrangements for which a Transferred Employee may be eligible, Buyer agrees that each Transferred Employee shall be credited as of the Closing Date with service equal to the service credited to such employee for such purposes under the comparable plan, program or arrangement of Seller. Notwithstanding the foregoing, Buyer shall assume all written Contracts for employment with respect to Network Employees that are set forth on Schedule 2.01(c), other than any Contract relating to Stuart Klitenic, Steven Bonvissuto, Thomas Rocco, Thomas Gatti and James Nieves. Buyer shall provide salary or wages and benefits that in the aggregate are comparable to that provided by Seller immediately prior to the Effective Time, subject to any enrollment periods, exclusions or limitations as are generally applied by Buyer and/or the pertinent employee benefit plan.

          (c)  Seller agrees to use reasonable best efforts to facilitate the transition of the Transferred Employees to employment with Buyer as of the Effective Time. Such reasonable efforts shall include affording Buyer reasonable opportunities prior to the Closing Date to (i) review employment records (other than medical and individual performance or evaluation records), as permitted by Law, of the Transferred Employees, (ii) discuss the terms and conditions of employment with Buyer to take effect as of the Closing Date and (iii) present information and distribute to the Transferred Employees forms and documents relating to employment with Buyer.

          (d)  Except as prohibited by Law, after the Closing, Seller shall promptly deliver to Buyer originals or copies of all personnel files and records (including medical records, if any, but excluding benefit plan records) related to the Transferred Employees, and Seller shall have reasonable continuing access to such files and records thereafter.

          (e)  Seller agrees to waive in writing prior to the Closing Date any non-competition or similar restrictions in any employment agreement for Thomas Rocco to allow Mr. Rocco to be employed by Buyer or any of its Affiliates as an employee or consultant.

        SECTION 8.02.    Savings Plan.    Buyer shall cause one or more tax-qualified defined contribution plans established or maintained by Buyer ("Buyer's 401(k) Plan") to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the College Television Network 401k ("Seller's 401(k) Plan"). The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. Buyer's 401(k) Plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under Seller's 401(k) Plan.

        SECTION 8.03.    Employee Welfare Plans.    Seller shall be responsible for: (x) claims for medical and dental benefits, disability benefits, life insurance benefits and workers compensation that are incurred prior to the Effective Time; and (y) claims related to "COBRA" coverage attributable to "qualifying events" occurring prior to the Effective Time, in each case with respect to any Transferred Employees and their beneficiaries and dependents. Buyer shall be solely responsible for: (i) medical and dental benefits, disability benefits, life insurance benefits and workers compensation benefits for claims incurred from and after the Effective Time; and (ii) claims relating to "COBRA" coverage attributable to "qualifying events" occurring from and after the Effective Time, in each case with respect to any Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose. A life insurance or workers compensation claim shall be considered incurred prior to a particular date if the event giving rise to the claim occurs prior to such date. A disability claim shall be deemed to be incurred when the employee is declared disabled under the terms of the applicable disability plan. Transferred Employees shall be given credit under Buyer's welfare plans for deductibles and out-of-pocket expenses incurred while employed by Seller in the relevant plan year.

        SECTION 8.04.    Vacation.    Buyer will assume all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Closing Date to the extent such accrued vacation does not exceed the vacation to which such Transferred Employee would be entitled under the terms of Buyer's vacation policy as currently in effect, giving credit under Buyer's vacation policy for service with Seller, and shall permit Transferred Employees to use their vacation entitlement accrued as of the Closing Date until six (6) months from the Closing Date or the end of the calendar year during which the Closing occurs, whichever is later. Any additional unpaid accrued vacation to which any Transferred Employee is entitled shall be retired in consideration of payment thereof by Seller to such Transferred Employee on the Closing Date. Service with both Seller and Buyer shall be taken into account in determining Transferred Employees' vacation entitlement under Buyer's vacation policy after the Closing Date.

        SECTION 8.05.    Severance Liability.    Seller agrees to pay and be responsible for all liability, cost or expense for severance and like costs under Seller's severance pay plans, policies or arrangements that arise from or relate to the termination of employment of any Network Employee by Seller prior to and including the Effective Time. Buyer agrees to pay and be responsible for all liability, cost or expense for severance under Buyer's severance pay plans, policies or arrangements that arise from or relate to the termination of any Transferred Employee by Buyer after the Effective Time. Buyer agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, and regulations thereunder, that are attributable to actions taken by Buyer on or after the Effective Time.

        SECTION 8.06.    Non-Solicitation by Seller.

          (a)  Seller agrees that for a period of one (1) year after the Closing Date, it will not, and will cause its Affiliates and each of its and their officers, directors and employees not to, directly or indirectly, solicit for employment or employ, either as an employee or a consultant, any employee of the Business who was a Network Employee as of the Closing Date, unless such person has been terminated by Buyer; provided that nothing contained in this Section 8.07(a) shall prohibit Seller or any of its officers, directors or employees from (i) general solicitation of employees over any medium not specifically targeted toward the Business or the Transferred Employees, including without limitation, newspaper, television, radio and similar forms of mass media or (ii) employing Patrick Doran, either as an employee or consultant, for twenty (20%) of his time.

          (b)  The parties acknowledge and agree that the restrictions contained in Section 8.07(a) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any of its Affiliates of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such Person from such breach or threatened breach (without the necessity of proving the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

ARTICLE IX

TAX MATTERS

        SECTION 9.01.    Bulk Sales.    Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law. Seller hereby agrees to indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Losses (as defined below) arising out of or relating to claims asserted against Buyer pursuant to any applicable bulk sales law with respect to the Purchased Assets.

        SECTION 9.02.    Transfer Taxes.    All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be divided equally between Buyer and Seller. The party that has the primary responsibility under applicable law for the collection and/or remittance of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. The other party shall pay the first party an amount equal to one-half of such Transfer Taxes in immediately available funds no later than the date that is the later of (a) five (5) Business Days after the date of such notice or (b) two (2) Business Days prior to the due date for such Transfer Taxes. The first party shall promptly remit the Transfer Taxes to the proper Governmental Authority.

ARTICLE X

CONDITIONS TO CLOSING

        SECTION 10.01.    Conditions to Obligations of Parent, Buyer and Seller.    The obligations of Parent, Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a)  No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing or make the transactions contemplated by this Agreement illegal.

          (b)  There shall not be pending any Action challenging this Agreement or the transactions contemplated hereby or seeking to restrain, alter, prohibit or otherwise materially interfere with the Closing by any Person before any Governmental Authority.

          (c)  This Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements shall have been approved and adopted by the requisite affirmative vote or consent of the Stockholders required by the 1934 Act, Delaware Law and Seller's certificate of incorporation.

        SECTION 10.02.    Conditions to Obligations of Seller.    The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

          (a)  (i) Each of Parent and Buyer shall have performed and complied with in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of each of Parent and Buyer contained in this Agreement and in any certificate or other writing delivered by such party pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true and correct and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date); and (iii) Seller shall have received a certificate signed by a senior executive officer of each of Parent and Buyer to the foregoing effect.

          (b)  Seller shall have received, in form and substance reasonably satisfactory to Seller, (i) a true and complete copy, certified by the Secretary or Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and (ii) a certificate of the Secretary or Assistant Secretary of each of Parent and Buyer certifying the names and signatures of the officers of such party authorized to sign this Agreement, the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder and thereunder.

          (c)  Seller shall have received all of the documents and instruments contemplated to be delivered by Parent and Buyer pursuant to Section 2.07.

        SECTION 10.03.    Conditions to Obligations of Parent and Buyer.    The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

          (a)  (i) Seller, as to this Agreement, and each of the Majority Stockholder and Willis Stein, as to the Voting Agreement, shall have performed and complied with in all material respects all of their respective obligations thereunder required to be performed by such Person at or prior to the Closing Date; (ii)(A) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto or thereto, (B) the representations and warranties of the Majority Stockholder or Willis Stein contained in the Voting Agreement and in any certificate or other writing delivered by the Majority Stockholder and Willis Stein pursuant thereto, in each case, (x) that are qualified by materiality or Material Adverse Effect shall be true and correct and (y) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date); and (iii) Buyer shall have received a certificate signed by a senior executive officer of each of Seller, the Majority Stockholder and Willis Stein to the foregoing effect, solely to the extent the foregoing relates to such Person as described above.

          (b)  All actions, notifications and filings shall have been made and all consents, authorizations or approvals from any Governmental Authority referred to in Section 3.03 shall have been received in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

          (c)  Parent and Buyer shall have received an opinion of Lord, Bissell and Brook, counsel to Seller, dated the Closing Date and such other appropriate counsel, in form and substance reasonably satisfactory to Buyer, with respect to the matters relating to Seller specified in Sections 3.01, 3.02, 3.03, 3.04 and 3.05.

          (d)  Parent and Buyer shall have received, in form and substance reasonably satisfactory to Parent and Buyer, (i) a true and complete copy, certified by the Secretary or Assistant Secretary of each of Seller and the Majority Stockholder, of the resolutions duly and validly adopted by the Board of Directors of such party evidencing its authorization of the execution and delivery of this

  Agreement and the Voting Agreement, respectively, and consummation of the transactions contemplated hereby and thereby and (ii) a certificate of the Secretary or Assistant Secretary of each of Seller and the Majority Stockholder certifying the names and signatures of the officers of such party authorized to sign, as to Seller, this Agreement and the Ancillary Agreements to which it is a party, as to the Majority Stockholder, the Voting Agreement, and the other documents to be delivered hereunder and thereunder.

          (e)  Seller shall have received all Material Consents, each in form and substance reasonably satisfactory to Buyer.

          (f)    (A) Seller shall have received, in a form reasonably satisfactory to Buyer, effective as of the Effective Time, an agreement from LaSalle Bank to release all Liens on the Purchased Assets granted in favor of the administrative agent under the LaSalle Credit Agreement and related documents upon the receipt of funds in an amount equal to the LaSalle Amount; and (B) Buyer shall have received copies of all pay-off letters for all existing secured Indebtedness of Seller or the Business.

          (g)  (A) Seller shall have received, in a form reasonably satisfactory to Buyer, effective as of the Effective Time, an agreement from the Majority Stockholder to release all Liens on the Purchased Assets granted in favor of the Majority Stockholder under the Bridge Note upon the receipt of funds in an amount equal to the Bridge Note Amount; and (B) Buyer shall have received copies of all pay-off letters for all existing secured Indebtedness of Seller or the Business.

          (h)  The Escrow Agent and Seller shall have entered into the Escrow Agreement.

          (i)    In accordance with the survey conducted pursuant to Section 2.12 of this Agreement, at least 95% of the Colleges Installed on the date of this Agreement are Installed on the Closing Date.

          (j)    Buyer shall have received, in respect of each facility or Real Property owned, leased or operated by Seller with respect to the Purchased Assets and located in the State of Connecticut or the State of New Jersey, a Responsible Property Transfer Law Certification and an Industrial Site Recovery Act Certification from Seller, each of which shall be in the form attached hereto as Exhibits I and J, respectively, and neither of which shall impose upon Buyer any obligations or liabilities to which Buyer shall not have consented in writing prior to the Closing.

          (k)  Buyer shall have received (A) Trademark Assignments for each of the Trademarks listed on Schedule 3.07(e)(2) other than "Link—the Interactive College Magazine" documenting, in separate Trademark Assignment forms, the accurate chain of title from the currently named registrant as set forth on such Schedule to Seller (if not already Seller), or any other party in the chain of title, to LaSalle Bank to Buyer and (B) any other documents Buyer may reasonably request to to give effect to and record the assignment of such Trademarks to Buyer.

          (l)    Seller shall have obtained the consent of the landlord to the New York Office Space for the purpose set forth in Section 5.10(b) of this Agreement.

          (m)  Buyer shall have received all the documents and instruments contemplated to be delivered by Seller pursuant to Section 2.07.

ARTICLE XI

TERMINATION

        SECTION 11.01.    Termination.    This Agreement may be terminated at any time prior to the Closing as follows:

          (a)  by the mutual written consent of Seller, Buyer and Parent;

          (b)  by Seller or Buyer:

              (i)  if the Closing shall not have occurred on or before December 31, 2002 (the "Termination Date") or such other date contemplated by Section 5.07 of this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.01(b)(i) shall be suspended as to any party whose breach, misrepresentation or failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Termination Date; or

            (ii)  if there shall be any Law that restrains or prohibits consummation of the transactions contemplated hereby or if a final, nonappealable Governmental Order is issued restraining or otherwise prohibiting consummation of the transactions contemplated hereby;

          (c)  by Seller upon a breach of any representation, warranty, covenant or agreement on the part of either Buyer or Parent set forth in this Agreement, or if any representation or warranty of either Buyer or Parent shall have become untrue, in either case such that the condition set forth in Section 10.02(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof Buyer or Parent, as the case may be, proceeds in good faith to cure such breach or untruth as promptly as practicable;

          (d)  (A) by Buyer upon a breach of any representation, warranty, covenant or agreement (x) on the part of Seller set forth in this Agreement or (y) on the part of the Majority Stockholder or Willis Stein set forth in the Voting Agreement, or (B) if any representation or warranty of Seller, the Majority Stockholder or Willis Stein shall have become untrue, in each case such that the condition set forth in Section 10.03(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof Seller or the Majority Stockholder, as applicable, proceeds in good faith to cure such breach or untruth as promptly as practicable;

          (e)  by Buyer if Seller or the Majority Stockholder shall have breached any of its respective obligations under Sections 5.08 or 5.09 of this Agreement or Sections 1.01 and 1.02 of the Voting Agreement or if the Stockholders fail to approve this Agreement and the transactions contemplated hereby, whether by vote or written consent, as contemplated by Section 5.08 of this Agreement.

          (f)    by Buyer as set forth in Section 5.07(a).

          (g)  by Buyer upon the filing of an insolvency proceeding by Seller or Seller having taken any corporate action to authorize such action.

          (h)  by Buyer if, in accordance with the survey conducted pursuant to Section 2.12 of this Agreement, fewer than 95% of Colleges Installed on the date of this Agreement are Installed on the Closing Date.

        Notwithstanding the foregoing, no party may terminate this Agreement pursuant to clause (c) or (d) of this Section 11.01 if any representation or warranty of the party seeking to terminate is materially inaccurate or breached or such party has failed to comply with or satisfy, in all material respects, its covenants and agreements made hereunder.

        The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to each other party.

        SECTION 11.02.    Effect of Termination.    If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement except as provided in Section 13.01; provided that if such termination shall result from fraud or from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses (as defined below) incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 2.11(f) and (g), this Section 11.02, Article XIII and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 11.01.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

        SECTION 12.01.    Survival.    The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date; provided that (i) any and all covenants and agreements shall survive until the second anniversary of the Closing Date except that any covenants and agreements that by their terms extend beyond such period shall survive in accordance with their terms, (ii) the representations and warranties in Sections 3.01, 3.02, 3.05, 3.09, 3.10, 3.18, 3.19, 3.20, 3.23, 3.24, 4.01, 4.02 and 4.08 and the representations and warranties contained in Articles VIII and IX shall survive until the second anniversary of the Closing Date; and (iii) Sections 2.08 and 2.09 shall survive until the earlier of (A) the adjustment contemplated therein has been completed and (B) the second anniversary of the Closing Date. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given by the party seeking indemnification to the party against whom such indemnity may be sought prior to such time in accordance with Section 12.04 below.

        SECTION 12.02.    Indemnification By Parent.

          (a)  Parent shall indemnify against and hold Seller, its Affiliates and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") harmless from, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

              (i)  any failure of any representation or warranty of Parent or Buyer (whether made in or pursuant to this Agreement or in any instrument or certificate delivered by Buyer at the Closing in accordance herewith) to be true when made and at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), in each case, determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty (each such misrepresentation or breach of warranty, or such failure of any representation or warranty to be true, a "Buyer Warranty Breach");

            (ii)  any failure by Parent or Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Ancillary Agreements;

            (iii)  the Assumed Liabilities; and

            (iv)  the conduct or operation of the Purchased Assets by Buyer to the extent arising from and after the Effective Time, except to the extent indemnified by Seller under Section 12.03.

          (b)  Notwithstanding any other provision to the contrary, Parent shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 12.02(a)(i): (A) unless such Seller Indemnified Party has asserted a claim in accordance with Section 12.04 below with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of the Seller Indemnified Parties' Losses resulting from any single Buyer Warranty Breach or set of related Buyer Warranty Breaches exceeds $225,000; provided, however, that the cumulative indemnification obligation of Buyer under this Article XII shall in no event exceed $15 million. Except with respect to fraud or willful breach, the rights and remedies of the Seller Indemnified Parties for a Loss relating to a Buyer Warranty Breach shall be limited as set forth in this Article XII.

        SECTION 12.03.    Indemnification By Seller.

          (a)  Seller shall indemnify against and hold Parent, Buyer, each of their Affiliates and respective employees, officers and directors (collectively, the "Buyer Indemnified Parties") harmless from, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

              (i)  any failure of any representation or warranty of Seller or the Majority Stockholder (whether made in or pursuant to this Agreement, the Voting Agreement or in any instrument or certificate delivered by Seller at the Closing in accordance herewith) to be true when made and at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), in each case, determined without regard to any materiality or Material Adverse Effect qualification contained in any representation or warranty (other than Section 3.15(b)(i)) (each such misrepresentation or breach of warranty, or such failure of any representation or warranty to be true, a "Seller Warranty Breach");

            (ii)  any failure by Seller, the Majority Stockholder or Willis Stein to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Ancillary Agreements;

            (iii)  the Excluded Assets;

            (iv)  the Excluded Liabilities;

            (v)  Taxes of Seller for periods or portions thereof ending on or before the Closing Date; and

            (vi)  the Business or the operation of the Network to the extent arising before the Effective Time other than any Assumed Liability.

          (b)  Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a)(i): (A) unless such Buyer Indemnified Party has asserted a claim in accordance with Section 12.04 below with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of the Buyer Indemnified Parties' Losses resulting from any single Seller Warranty Breach or set of related Seller Warranty Breaches exceeds $225,000; provided, however, that the cumulative indemnification obligation of Seller under this Article XII shall in no event exceed $15 million. Except with respect to fraud or willful breach, the rights and remedies of the Buyer Indemnified Parties for a Loss relating to a Seller Warranty Breach shall be limited, for all purposes as set forth in this Article XII.

        SECTION 12.04.    Notification of Claims.

          (a)  A party entitled to be indemnified pursuant to Section 12.02 or 12.03 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was materially damaged as a result of such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

          (b)  If the Indemnified Party shall notify the Indemnifying Party of any action, claim or demand pursuant to Section 12.04(a), and if such claim or demand relates to a claim or demand asserted by a third party (such action, claim or demand, a "Third Party Claim") against the Indemnified Party that the Indemnifying Party acknowledges in writing is a claim or demand for which it is obligated to indemnify or hold harmless the Indemnified Party under Section 12.02 or 12.03, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such Third Party Claim asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any such Third Party Claim at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 12.04(a), of its election to defend in good faith any such Third Party Claim. So long as the Indemnifying Party is defending in good faith any such Third Party Claim, the Indemnified Party shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents, at the expense of the Indemnifying Party, all records and other material in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in contesting any such Third Party Claim but only to the extent of such use. In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all records and other materials in the Indemnifying Party's possession or under the Indemnifying Party's control reasonably required by the Indemnified Party for its use in contesting any such Third Party Claim. Whether or not the Indemnifying Party elects to defend any such Third Party Claim, the Indemnified Party shall have no obligations to do so. In the event the Indemnifying Party elects not to defend such Third Party Claim or if the Indemnifying Party elects to defend such Third Party Claim but fails to diligently defend such Third Party Claim in good faith, the Indemnified Party shall have the right to settle or compromise such Third Party Claim without the consent of the Indemnifying Party. No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party except for any Third Party Claim the settlement of which fully and finally releases the Indemnified Party, has no adverse impact on the business(es) of the Indemnified Party or any of its Affiliates and is fully accomplished with the payment of money.

        SECTION 12.05.    Distributions from Escrow Fund.    In the event that (a) Seller shall not have objected to the amount claimed by Buyer for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) Seller shall have delivered notice of its disagreement as to the amount of any indemnification requested by Buyer and either (i) Seller and Buyer shall have, subsequent to the giving of such notice, mutually agreed that Seller is obligated to indemnify Buyer for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by Buyer for indemnification from Seller and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from Seller and Buyer or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to Buyer from the Escrow Fund any amount determined to be owed to Buyer under this Article XII in accordance with the Escrow Agreement.

ARTICLE XIII

GENERAL PROVISIONS

        SECTION 13.01.    Expenses.    Except as may be otherwise specified herein or therein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        SECTION 13.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission, if sent by facsimile, (c) one Business Day after having been dispatched via a nationally recognized overnight courier service, or (d) three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02), in each case if received prior to 5 p.m. NYC time on such date and if thereafter, on the following Business Day:

          (a)  if to Seller:

      CTN Media Group, Inc.
      3350 Peachtree Road
      Suite 1500
      Atlanta, GA 30326
      Attention: Patrick Doran
      Facsimile: (404) 843-8842
      Telephone No.: (404) 256-4444

      With a copy to:

      Lord, Bissell & Brook
      The Proscenium
      Suite 1900
      1170 Peachtree Street, N.E.
      Atlanta, GA 30309
      Attention: Neil H. Dickson
      Facsimile: (404) 872-5547
      Telephone No.: (404) 870-4617

      and

      U-C Holdings, L.L.C.
      One North Wacker Drive
      Suite 4800
      Chicago, IL 60606
      Attention: Avy H. Stein
      Daniel M. Gill

      Facsimile: (312) 422-2424

      Telephone: (312) 422-2400

          (b)  if to Buyer or Parent:

      MTV Networks on Campus Inc.
      c/o Viacom International Inc.
      1515 Broadway
      New York, NY 10036
      Attention: General Counsel
      Facsimile: (212) 258-6099
      Telephone No.: (212) 258-6070

      With a copy to:

      Shearman & Sterling
      599 Lexington Avenue
      New York, NY 10022
      Attention: Christa D'Alimonte
      Facsimile: (212) 848-7179
      Telephone No.: (212) 848-7257

        SECTION 13.03.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 13.04.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        SECTION 13.05.    Entire Agreement.    This Agreement, the Confidentiality Agreement, the Ancillary Agreements and any agreements or other documents entered into contemporaneously with this Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

        SECTION 13.06.    Successors and Assigns.    This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of any other party hereto; provided further that Parent and Buyer may, without such consent, assign any or all of their respective rights and obligations under this Agreement and/or the Ancillary Agreements to any of its Affiliates; provided further that Parent or Buyer, as the case may be, may, without such consent, assign any or all of its rights and obligations contained in Section 2.11 of this Agreement to Willis Stein & Partners II, L.P. pursuant to the Deposit Letter Agreement, and any such assignment shall release Parent and Buyer, as the case may be, of all of its respective obligations under Section 2.11 of this Agreement.

        SECTION 13.07.    No Recourse.    Notwithstanding any of the terms or provisions of this Agreement, the parties hereto agree that none of them nor any Person acting on any such party's behalf may assert any claims or cause of action against any employee, officer or director of any other party or stockholder of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

        SECTION 13.08.    No Third-Party Beneficiaries.    Except as expressly provided in Articles IX and XII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 13.09.    Amendments and Waivers.

          (a)  This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

          (b)  At any time prior to the Closing, any party may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

          (c)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 13.10.    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

        SECTION 13.11.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 13.12.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 13.13.    No Presumption.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIACOM INTERNATIONAL INC.
By:	/s/ MARK C. MORRIL
Name:	Mark C. Morril
Title:	Vice President and Deputy General Counsel and Assistant Secretary
MTV NETWORKS ON CAMPUS INC.
By:	/s/ MARK C. MORRIL
Name:	Mark C. Morril
Title:	Vice President and Assistant Secretary
CTN MEDIA GROUP, INC.
By:	/s/ PATRICK DORAN
Name:	Patrick Doran
Title:	CFO

Annex B

VOTING AGREEMENT

        THIS VOTING AGREEMENT, dated as of September 20, 2002 (this "Agreement"), among U-C Holdings, L.L.C., a Delaware limited liability company (the "Majority Stockholder"), Willis Stein & Partners, L.P., a Delaware limited partnership (the "Managing Member" and, together with the Majority Stockholder, the "Stockholder Entities"), Viacom International Inc., a Delaware corporation ("Parent") and MTV Networks on Campus Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer").

        WHEREAS, simultaneously with the execution of this Agreement, CTN Media Group, Inc., a Delaware corporation ("Seller"), Parent and Buyer are entering into an Asset Purchase Agreement dated as of the date hereof (the "Purchase Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement), which provides, among other things, that Buyer shall purchase from Seller and Seller shall sell to Buyer substantially all of the property and assets of the Business and, in connection therewith, Buyer shall assume certain specified liabilities of Seller related to the Business;

        WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation of Seller, the affirmative vote or consent of a majority of (i) the outstanding shares of each of the Series A Preferred Stock, par value $0.001 per share, of Seller (the "Seller Series A Preferred Stock") and the Series B Preferred Stock, par value $0.001 per share, of Seller (the "Seller Series B Preferred Stock", and together with the Seller Series A Preferred Stock, the "Seller Preferred Stock") and (ii) the voting power of the outstanding shares of common stock, par value $0.03 per share, of Seller ("Seller Common Stock") and shares of Seller Preferred Stock (voting together as a single class), is required for Seller to consummate the transactions contemplated by the Purchase Agreement;

        WHEREAS, as of the date hereof, the Majority Stockholder is the record and beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the number of shares of Seller Common Stock, Seller Series A Preferred Stock and Seller Series B Preferred Stock, set forth on Appendix I hereto (all such Seller Common Stock and Seller Preferred Stock and any shares of Seller Common Stock or Seller Preferred Stock that may be acquired after the date hereof by the Majority Stockholder or any of its Affiliates and prior to the termination of this Agreement, whether upon the exercise or conversion of options, warrants, convertible securities or otherwise, being referred to herein as the "Owned Shares");

        WHEREAS, the Owned Shares as of the date hereof constitute approximately 90.8% of the outstanding capital stock of Seller entitled to vote on the adoption of the Purchase Agreement and the approval of the transactions contemplated thereby, and the Majority Stockholder as of the date hereof owns a majority of the outstanding shares of each of the Seller Common Stock, Seller Series A Preferred Stock and the Seller Series B Preferred Stock;

        WHEREAS, the Managing Member owns certain of the outstanding limited liability company interests in the Majority Stockholder (the "LLC Interests") and the Managing Member has the power to direct the voting and disposition of all of the Owned Shares; and

        WHEREAS, on the record date fixed by the Board of Directors of Seller, the Majority Stockholder shall execute and deliver to Seller an irrevocable written consent in accordance with Section 228 of the Delaware Law (the "Majority Stockholder Consent") with respect to all of the Owned Shares, in the form of Exhibit A hereto, in favor of the adoption of the Purchase Agreement and approval of the transactions contemplated thereby; and

        WHEREAS, as an inducement and a condition to entering into the Purchase Agreement and incurring the obligations set forth therein, Parent and Buyer have requested that the Stockholder Entities agree, and the Stockholder Entities hereby agree, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Purchase Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

VOTING AGREEMENT

        SECTION 1.01.    Voting Agreement.    Until the termination of this Agreement in accordance with the terms hereof, the Stockholder Entities hereby agree that in any corporate action of the Stockholders taken at any meeting of the Stockholders or by written consent in lieu of a meeting of the Stockholders in accordance with the Delaware Law (including the Majority Stockholder Consent), the Stockholder Entities will vote, or cause to be voted (as applicable), all of the Owned Shares entitled to vote at such meeting or, with respect to actions by written consent in lieu of a meeting, will express (and execute and deliver any necessary document or instrument with respect thereto) consent or dissent (as applicable) with respect to all of the Owned Shares: (i) in favor of the adoption of the Purchase Agreement and otherwise in such manner as may be necessary to consummate the transactions contemplated by the Purchase Agreement (including the Majority Stockholder Consent), (ii) against any action, proposal, agreement or transaction that would or could reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of Seller contained in the Purchase Agreement or of the Stockholder Entities contained in this Agreement, and (iii) against any action, proposal, agreement or transaction that would or could reasonably be expected to result in any condition to Seller's obligations under the Purchase Agreement not being fulfilled. For clarification purposes, this Section 1.01 is not intended to limit or affect in any way the actions of members of the Board of Directors of Seller in their capacities as directors.

        SECTION 1.02.    Written Consent.    After execution of the Majority Stockholder Consent, the Stockholder Entities shall not revoke, withdraw, modify or amend the Majority Stockholder Consent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE MAJORITY STOCKHOLDER

        The Majority Stockholder hereby represents and warrants to Parent and Buyer as follows:

        SECTION 2.01.    Organization.    The Majority Stockholder is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

        SECTION 2.02.    Authority Relative to this Agreement.    The Majority Stockholder has all necessary limited liability company power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Majority Stockholder and the performance by the Majority Stockholder of its obligations hereunder have been duly and validly authorized by all necessary corporate or other requisite action, and no other proceedings on the part of the Majority Stockholder are necessary to authorize this Agreement or its ability to perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Majority Stockholder and, assuming due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Majority Stockholder, enforceable against the Majority Stockholder in accordance with its terms.

        SECTION 2.03.    No Conflict; Required Filings and Consents.    (a) The execution and delivery of this Agreement by the Majority Stockholder do not, and the performance of this Agreement by the Majority Stockholder will not, (i) conflict with or violate the organizational documents of the Majority Stockholder, (ii) conflict with or violate any Law applicable to the Majority Stockholder or by which

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any property or asset of the Majority Stockholder is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of the Majority Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the Majority Stockholder from performing its obligations under this Agreement.

        (b)  Except for (i) the filing of an amended Schedule 13D pursuant to the Exchange Act by the Majority Stockholder, (ii) the filing and clearance of the Seller Information Statement pursuant to the Exchange Act by Seller and (iii) any other consents or approvals required under Section 3.03 of the Purchase Agreement, the execution and delivery of this Agreement by the Majority Stockholder do not, and the performance of this Agreement by the Majority Stockholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the Majority Stockholder from performing its obligations under this Agreement.

        SECTION 2.04.    Title to the Owned Shares.    As of the date hereof, the Majority Stockholder is the record or beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the number of shares of Seller Common Stock and Seller Preferred Stock set forth opposite the Majority Stockholder's name in Appendix I hereto and such shares are all the securities of Seller that are owned, either of record or beneficially, by the Majority Stockholder and are owned by the Majority Stockholder free and clear of all Liens. The Majority Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Owned Shares. The Majority Stockholder owns a majority of the issued and outstanding shares of each class and series of capital stock of Seller.

        SECTION 2.05.    Absence of Litigation.    There is no Action pending or, to the knowledge of the Majority Stockholder, threatened against the Majority Stockholder or any of its properties or any of its officers or directors (in their capacities as such), before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent, alter, delay or impair the Majority Stockholder's ability to perform its obligations under this Agreement, or otherwise prevent the Majority Stockholder from performing its obligations under this Agreement. There is no Governmental Order or any continuing order of, consent, decree, settlement agreement or other similar agreement with, or, to the knowledge of the Majority Stockholder, continuing investigation by, any Governmental Authority against the Majority Stockholder, or, to the knowledge of the Majority Stockholder, any of its directors or officers (in their capacities as such) that would prevent, enjoin, alter or delay the Majority Stockholder from performing its obligations under this Agreement, or that would reasonably be expected to have a material adverse effect on the Majority Stockholder's ability to perform its obligations under this Agreement.

        SECTION 2.06.    Review of the Purchase Agreement.    The Majority Stockholder understands and acknowledges that Parent and Buyer are entering into the Purchase Agreement in reliance upon the Majority Stockholder's execution and delivery of the Majority Stockholder Consent and this Agreement. The Majority Stockholder has read the Purchase Agreement carefully and fully understands the terms and provisions thereof.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MANAGING MEMBER

        The Managing Member hereby represents and warrants to Parent and Buyer as follows:

        SECTION 3.01.    Organization.    The Managing Member is a limited partnership validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is now being conducted.

        SECTION 3.02.    Authority Relative to this Agreement.    The Managing Member has all necessary limited partnership power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Managing Member and the performance by the Managing Member of its obligations hereunder have been duly and validly authorized by all requisite limited partnership action, and no other proceedings on the part of the Managing Member are necessary to authorize this Agreement or its ability to perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Managing Member and, assuming due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Managing Member, enforceable against the Managing Member in accordance with its terms.

        SECTION 3.03.    No Conflict.    (a) The execution and delivery of this Agreement by the Managing Member do not, and the performance of this Agreement by the Managing Member will not, (i) conflict with or violate the organizational documents of the Managing Member, (ii) conflict with or violate any Law applicable to the Managing Member or by which any property or asset of the Managing Member is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of the Managing Member pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the Managing Member from performing its obligations under this Agreement.

        (b)  Except for (i) the filing of an amended Schedule 13D pursuant to the Exchange Act by the Majority Stockholder and (ii) the filing and clearance of the Seller Information Statement pursuant to the Exchange Act by Seller, the execution and delivery of this Agreement by the Managing Member do not, and the performance of this Agreement by the Managing Member will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the Managing Member from performing its obligations under this Agreement.

        SECTION 3.04.    Control of Majority Stockholder.    As of the date hereof, the LLC Interests held by the Managing Member are free and clear of all Liens and the Managing Member has the sole power of disposition and sole voting power, in each case, with respect to such LLC Interests. The Managing Member has the sole power to direct all limited liability company action taken by the Majority Stockholder in connection with this Agreement and the Managing Member has taken all necessary limited partnership action to cause the Majority Stockholder to enter into this Agreement and to execute and deliver to Seller the Majority Stockholder Consent.

        SECTION 3.05.    Review of the Purchase Agreement.    The Managing Member understands and acknowledges that Parent and Buyer are entering into the Purchase Agreement in reliance upon the Majority Stockholder's execution and delivery of the Majority Stockholder Consent and this Agreement.

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The Managing Member has read the Purchase Agreement carefully and fully understands the terms and provisions thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

        Parent and Buyer, jointly and severally, hereby represent and warrant to the Stockholder Entities as follows:

        SECTION 4.01.    Corporate Organization.    Each of Parent and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power or authority would not prevent or delay either Parent or Buyer from performing their respective obligations under this Agreement, the Purchase Agreement or any of the Ancillary Agreements.

        SECTION 4.02.    Authority Relative to This Agreement.    Each of Parent and Buyer has all necessary power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either Parent or Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Buyer and, assuming due authorization, execution and delivery by the Stockholder Entities, constitutes a legal, valid and binding obligation of Parent and Buyer, enforceable against such party in accordance with its terms.

ARTICLE V

COVENANTS

        SECTION 5.01.    No Disposition or Encumbrance of Owned Shares.    The Stockholder Entities hereby agree that, except as contemplated by this Agreement and the Purchase Agreement, the Stockholder Entities shall not (a)(i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, (ii) grant a proxy or power of attorney with respect to, (iii) deposit into any trust or, except as would not be inconsistent with the terms and conditions of this Agreement, enter into a voting agreement or arrangement, or (iv) create or permit to exist any Liens of any nature whatsoever with respect to, any of the Owned Shares or any interest therein (or agree or consent to, or offer to do, any of the foregoing) (collectively, "Transfer"), (b) take any action that would make any representation or warranty of the Stockholder Entities herein materially untrue or incorrect or have the effect of preventing or disabling either Stockholder Entity from performing its respective obligations hereunder or delaying the performance of such obligations hereunder, or (c) directly or indirectly initiate, solicit or encourage any Person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing; provided, however, that the Stockholder Entities may, directly or indirectly, Transfer the Owned Shares if the proposed transferee executes and delivers to Parent and Buyer a voting agreement in form and substance substantially similar to this Agreement and delivers to Seller an irrevocable written consent in form substantially similar and in substance identical to the Majority Stockholder Consent.

        SECTION 5.02.    Consent; Further Action.    The Managing Member consents to and approves the entering into of this Agreement by the Majority Stockholder and the execution and delivery to Seller of the Majority Stockholder Consent. Each Stockholder Entity hereby gives any consents or waivers that

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are reasonably required for its performance of its respective obligations under this Agreement. Each Stockholder Entity shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or Buyer may reasonably request for the purpose of ensuring the performance by each Stockholder Entity of its respective obligations under this Agreement.

ARTICLE VI

TERMINATION

        SECTION 6.01.    Termination.    This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier of (i) the Closing of the transactions contemplated by the Purchase Agreement or (ii) the termination of the Purchase Agreement in accordance with its terms. Any termination of this Agreement pursuant to this Section 6.01 shall not relieve any party of liability for any breach of this Agreement prior to such termination.

ARTICLE VII

MISCELLANEOUS

        SECTION 7.01.    Expenses.    Except as otherwise expressly provided in this Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and all other matters related to the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by the Purchase Agreement or any transaction contemplated by this Agreement are consummated.

        SECTION 7.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission, if sent by facsimile, (c) one Business Day after having been dispatched via a nationally recognized overnight courier service, or (d) three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02), in each case if received prior to 5 p.m. NYC time on such date and if thereafter, on the following Business Day:

          (a)  if to the Stockholder Entities:

      c/o U-C Holdings, L.L.C.
      One North Wacker Drive
      Suite 4800
      Chicago, IL 60606
      Telecopy: (312) 422-2424
      Attention: Avy H. Stein
      Daniel M. Gill

      with a copy to:

      Kirkland & Ellis
      200 E. Randolph Drive
      Chicago, IL 60601
      Telecopy: (312) 861-2200
      Attention: Margaret A. Gibson, P.C.

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          (b)  if to Parent or Buyer:

      Viacom International Inc.
      1515 Broadway
      New York, NY 10036
      Telecopy: (212) 258-6099
      Attention: General Counsel

      with a copy to:

      Shearman & Sterling
      599 Lexington Avenue
      New York, NY 10022
      Telecopy: (212) 848-7179
      Attention: Christa A. D'Alimonte, Esq.

        SECTION 7.03.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 7.04.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        SECTION 7.05.    Successors and Assigns.    This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of any other party hereto; provided further that Buyer may, without such consent, assign any or all of its rights and obligations under this Agreement to any of its Affiliates.

        SECTION 7.06.    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 7.07.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        SECTION 7.08.    Amendments and Waivers.

        (a)  This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

        (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 7.09.    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising

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out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

        SECTION 7.10.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 7.11.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 7.12.    No Presumption.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to the drafted.

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        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

U-C HOLDINGS, L.L.C.
By:	Willis Stein & Partners, L.P.
Its:	Managing Member
By:	Willis Stein & Partners, L.L.C.
Its:	General Partner
By:	/s/ DANIEL M. GILL
	Name:	Daniel M. Gill
	Title:	Managing Director
WILLIS STEIN & PARTNERS, L.P.
By:	Willis Stein & Partners, L.L.C.
Its:	General Partner
By:	/s/ DANIEL M. GILL
	Name:	Daniel M. Gill
	Title:	Managing Director
VIACOM INTERNATIONAL INC.
By:	/s/ MARK C. MORRIL
	Name:	Mark C. Morril
	Title:	Vice President and Deputy General Counsel and Assistant Secretary
MTV NETWORKS ON CAMPUS INC.
By:	/s/ MARK C. MORRIL
	Name:	Mark C. Morril
	Title:	Vice President and Assistant Secretary

APPENDIX I

Majority Stockholder	Seller Common Stock	Seller Series A Preferred Stock	Seller Series B Preferred Stock
U-C HOLDINGS, L.L.C.	1,929,435	2,176,664	266,666

EXHIBIT A

WRITTEN CONSENT OF THE MAJORITY STOCKHOLDER

        The undersigned (the "Majority Stockholder"), being the holder of 1,929,435 shares of common stock, $0.03 per share ("Seller Common Stock"), of CTN Media Group, Inc., a Delaware corporation ("Seller"), 2,176,664 shares of Series A Preferred Stock, par value $0.001 per share, of Seller ("Seller Series A Preferred Stock") and 266,666 shares of Series B Preferred Stock, par value $0.001 per share, of Seller ("Seller Series B Preferred Stock"), which constitute (1) a majority of the voting power of the outstanding shares of Seller Common Stock, Seller Series A Preferred Stock and Seller Series B Preferred Stock, (2) a majority of the outstanding shares of Seller Series A Preferred Stock and (3) a majority of the outstanding shares of Seller Series B Preferred Stock, in accordance with Section 228 of the General Corporation Law of the State of Delaware, hereby irrevocably consents to the adoption of the following resolutions as if such resolutions had been adopted at a duly convened meeting of the stockholders of Seller:

        NOW, THEREFORE, BE IT

        RESOLVED, that the Asset Purchase Agreement, dated as of September [19], 2002 (the "Purchase Agreement"), by and among Seller, Viacom International Inc., a Delaware corporation ("Parent") and MTV Networks on Campus Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer"), pursuant to which, among other things, Buyer shall purchase from Seller and Seller shall sell to Buyer substantially all of the property and assets of the Business (as defined in the Purchase Agreement) and, in connection therewith, Buyer shall assume certain specified liabilities of Seller related to the Business, be, and it hereby is adopted, and the transactions contemplated by the Purchase Agreement be, and they hereby are, approved;

        RESOLVED, that the proper officers of Seller be, and each of them acting alone hereby is directed, in the name and on behalf of Seller, to execute and deliver, or to cause to be executed and delivered, all such other agreements, instruments, certificates and documents, and to do or cause to be done all such further acts and things as they deem necessary or advisable in connection with the transactions contemplated by the Purchase Agreement and any other agreements referred to in or contemplated by the Purchase Agreement and in order to effectuate the purpose and intent of the foregoing resolutions; and that any and all such actions heretofore taken on behalf of Seller in such respects in connection with the documents referred to in these resolutions and the transactions contemplated thereby are hereby ratified, approved and confirmed as the act and deed of Seller; and

        RESOLVED FURTHER, that any and all actions of any officer or director of Seller heretofore taken in any connection whatsoever with the transactions contemplated by the Purchase Agreement be, and they hereby are, ratified, approved and confirmed in all respects.

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SCHEDULE 14C (Rule 14c-101)
INFORMATION STATEMENT
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE COMPANY
APPROVAL OF THE SALE
THE ASSET SALE
THE PURCHASE AGREEMENT
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2002
AVAILABLE INFORMATION
MATERIAL INCORPORATED BY REFERENCE
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
ARTICLE V COVENANTS OF SELLER
ARTICLE VI COVENANTS OF PARENT AND BUYER
ARTICLE VII COVENANTS OF PARENT, BUYER AND SELLER
ARTICLE VIII PENSION, EMPLOYEE AND UNION MATTERS
ARTICLE IX TAX MATTERS
ARTICLE X CONDITIONS TO CLOSING
ARTICLE XI TERMINATION
ARTICLE XII SURVIVAL; INDEMNIFICATION
ARTICLE XIII GENERAL PROVISIONS
VOTING AGREEMENT
ARTICLE I VOTING AGREEMENT
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE MAJORITY STOCKHOLDER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MANAGING MEMBER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
ARTICLE V COVENANTS
ARTICLE VI TERMINATION
ARTICLE VII MISCELLANEOUS
WRITTEN CONSENT OF THE MAJORITY STOCKHOLDER